Exhibit 10.29

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT

BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE

COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

SECOND AMENDED AND RESTATED MULTICURRENCY REVOLVING CREDIT

AGREEMENT

AMONG

AMERICAN TOWER CORPORATION

AND CERTAIN OF ITS SUBSIDIARIES,

AS THE BORROWERS;

TORONTO DOMINION (TEXAS) LLC

AS ADMINISTRATIVE AGENT FOR THE LENDERS;

THE FINANCIAL INSTITUTIONS PARTIES HERETO;

AND WITH

BOFA SECURITIES, INC.,

TD SECURITIES (USA), LLC,

MIZUHO BANK, LTD.,

BARCLAYS BANK PLC,

CITIBANK, N.A.,

JPMORGAN CHASE BANK, N.A.

RBC CAPITAL MARKETS1

and

MORGAN STANLEY MUFG LOAN PARTNERS, LLC

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS;

MIZUHO BANK, LTD.

AS SYNDICATION AGENT;

AND

BOFA SECURITIES, INC.,

BARCLAYS BANK PLC,

CITIBANK, N.A.,

JPMORGAN CHASE BANK, N.A.,

ROYAL BANK OF CANADA

and

MORGAN STANLEY MUFG LOAN PARTNERS, LLC

AS CO-DOCUMENTATION AGENTS.

Dated as of February 10, 2021

[1]	A brand name for the capital markets businesses of ROYAL BANK OF CANADA and its affiliates.

(i)

Table of Contents (continued)

Table of Contents (continued)

SCHEDULES

Schedule 1	Commitments; Commitment Ratios
Schedule 2	Existing Letters of Credit
Schedule 3	Existing ABS Facilities
Schedule 4	Subsidiaries on the Effective Date
Schedule 5	Administrative Agent’s Office, Certain Notice Addresses

EXHIBITS

Exhibit A	Form of Request for Advance
Exhibit B	Form of Solvency Certificate
Exhibit C	Form of Revolving Loan Note
Exhibit D	Form of Loan Certificate
Exhibit E	Form of Performance Certificate
Exhibit F	Form of Assignment and Assumption
Exhibit G	Form of Swingline Loan Notice
Exhibit H	Form of Designation Agreement

(iv)

SECOND AMENDED AND RESTATED MULTICURRENCY REVOLVING CREDIT

AGREEMENT

This Second Amended and Restated Multicurrency Revolving Credit Agreement is made as of February 10, 2021, by and among AMERICAN TOWER CORPORATION, a Delaware corporation (the “Company”), as a Borrower, the Subsidiary Borrowers (as defined herein), TORONTO DOMINION (TEXAS) LLC, as Administrative Agent, and the financial institutions parties hereto (together with any permitted successors and assigns of the foregoing).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

ARTICLE 1 - DEFINITIONS

Section 1.1        Definitions. For the purposes of this Agreement:

“ABS Facility” shall mean one or more secured loans, borrowings or facilities that may be included in a commercial real estate securitization transaction.

“Acquisition” shall mean (whether by purchase, lease, exchange, issuance of stock or other equity or debt securities, merger, reorganization or any other method) (i) any acquisition by the Company or any of its Subsidiaries of any Person that is not a Subsidiary of the Company, which Person shall then become consolidated with the Company or such Subsidiary in accordance with GAAP; (ii) any acquisition by the Company or any of its Subsidiaries of all or any substantial part of the assets of any Person that is not a Subsidiary of the Company; (iii) any acquisition by the Company or any of its Subsidiaries of any business (or related contracts) primarily engaged in the tower, tower management or related businesses; or (iv) any acquisition by the Company or any of its Subsidiaries of any communications towers or communications tower sites.

“Act” have the meaning ascribed thereto in Section 12.25 hereof.

“Adjusted EBITDA” shall mean, for the twelve (12) month period preceding the calculation date, for any Person, the sum of (a) Net Income, plus (b) to the extent deducted in determining Net Income, the sum, without duplication, of such Person’s (i) Interest Expense, (ii) income tax expense, including, without limitation, taxes paid or accrued based on income, profits or capital, including state, franchise and similar taxes and foreign withholding taxes, (iii) depreciation and amortization (including, without limitation, amortization of goodwill and other intangible assets), (iv) extraordinary losses and non-recurring non-cash charges and expenses, (v) all other non-cash charges, expenses and interest (including, without limitation, any non-cash losses in respect of Hedge Agreements, non-cash impairment charges, non-cash valuation charges for stock option grants or vesting of restricted stock awards or any other non-cash compensation charges, and losses from the early extinguishment of Indebtedness), (vi) non-recurring integration costs and expenses resulting from operational changes and improvements (including, without limitation, severance costs and business optimization expenses) and (vii) non-recurring charges and expenses, restructuring charges, transaction expenses (including, without limitation, transaction expenses incurred in connection with any merger or acquisition) and underwriters’ fees, and severance and retention payments in connection with any merger or acquisition, in each case for such period, less extraordinary gains and cash payments (not otherwise deducted in determining Net Income) made during such period with respect to non-cash charges that were added back in a prior period; provided, however, (A) with respect to any Person that became a Subsidiary of the Company, or was merged with or consolidated into the Company or any of its Subsidiaries, during such period, or any acquisition by the

Company or any of its Subsidiaries of the assets of any Person during such period, “Adjusted EBITDA” shall, at the option of the Company in respect of any or all of the foregoing, also include the Adjusted EBITDA of such Person or attributable to such assets, as applicable, during such period as if such acquisition, merger or consolidation, including any concurrent transaction entered into by such Person or with respect to such assets as part of such acquisition, merger or consolidation, had occurred on the first day of such period and (B) with respect to any Person that has ceased to be a Subsidiary of the Company during such period, or any material assets of the Company or any of its Subsidiaries sold or otherwise disposed of by the Company or any of its Subsidiaries during such period, “Adjusted EBITDA” shall exclude the Adjusted EBITDA of such Person or attributable to such assets, as applicable, during such period as if such sale or disposition of such Subsidiary or such assets had occurred on the first day of such period.

“Administrative Agent” shall mean Toronto Dominion (Texas) LLC, in its capacity as Administrative Agent for the Lenders and the Issuing Banks, or any successor Administrative Agent appointed pursuant to Section 9.5 hereof.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 5, or such other address or account as may be designated pursuant to the provisions of Section 12.1 hereof.

“Advance” shall mean the aggregate amounts advanced by the Lenders to the Company or any Subsidiary Borrower pursuant to Article 2 hereof on the occasion of any borrowing and having the same Interest Rate Basis and Interest Period; and “Advances” shall mean more than one Advance.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affected Lender” shall have the meaning ascribed thereto in Section 10.5 hereof.

“Affiliate” shall mean, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person. For purposes of this definition, “control,” when used with respect to any Person, shall mean the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreed Currency” shall mean Dollars and each Alternative Currency.

“Agreement” shall mean this Second Amended and Restated Multicurrency Revolving Credit Agreement, as amended, supplemented, restated or otherwise modified in writing from time to time.

“Alternative Currency” shall mean each of Euro, Sterling, Yen, Canadian Dollars, Australian Dollars and each other currency (other than Dollars) that is approved in accordance with Section 1.7.

“Alternative Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the relevant Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” shall mean an amount equal to the lesser of (a) $3,000,000,000 and (b) the Revolving Loan Commitments. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Loan Commitments.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to money laundering, bribery or corruption.

“Applicable Debt Rating” shall mean the highest Debt Rating received from any of S&P, Moody’s and Fitch; provided that if the lowest Debt Rating received from any such rating agency is two or more rating levels below the highest Debt Rating received from any such rating agency, the Applicable Debt Rating shall be the level that is one level below the highest of such Debt Ratings; provided, however, that if two ratings are at the same highest level, the Applicable Debt Rating shall be the highest level.

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, treaties, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, including, without limiting the foregoing, the Licenses, the Communications Act, zoning ordinances and all environmental laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” shall mean the interest rate margin applicable to Base Rate Advances and LIBOR Advances, as the case may be, in each case determined in accordance with Section 2.3(f) hereof.

“Attributable Debt” in respect of any Sale and Leaseback Transaction shall mean, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Australian Dollars” or “AUD” shall mean the lawful currency of Australia.

“Authorized Signatory” shall mean such senior personnel of a Person as may be duly authorized and designated in writing by such Person to execute documents, agreements and instruments on behalf of such Person.

“Auto-Extension Letter of Credit” shall have the meaning ascribed thereto in Section 2.13(b)(iii) hereof.

“Available Revolving Loan Commitment” shall mean, as of any date, the difference between (i) the Revolving Loan Commitments in effect on such date minus (ii) the sum of (A) the Dollar Equivalent of the Revolving Loans then outstanding plus (B) the Dollar Equivalent of the L/C Obligations then outstanding plus (C) the Swingline Loans then outstanding.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 10.1(f).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” shall mean for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Toronto Dominion as its “prime rate.” The “prime rate” is a rate set by Toronto Dominion based upon various factors including Toronto Dominion costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Toronto Dominion shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” shall mean an Advance denominated in Dollars which the Company or any Subsidiary Borrower requests to be made as a Base Rate Advance or is Converted to a Base Rate Advance, in accordance with the provisions of Section 2.2 hereof, and which shall be in a principal amount of at least $1,000,000.00 and in an integral multiple of $500,000.00.

“Base Rate Basis” shall mean a simple interest rate equal to the sum of (i) the Base Rate and (ii) the Applicable Margin applicable to Base Rate Advances for the applicable Loans. The Base Rate Basis shall be adjusted automatically as of the opening of business on the effective date of each change in the Base Rate to account for such change, and shall also be adjusted to reflect changes of the Applicable Margin applicable to Base Rate Advances.

“Benchmark” shall mean, initially, the Relevant Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and its related Benchmark Replacement Date have occurred with respect to the Eurocurrency Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to paragraph (b) or (c) of Section 10.1.

“Benchmark Replacement” shall mean for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in clause (3) below:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; and

(3) the sum of (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time and (b) the related Benchmark Replacement Adjustment; provided that, in the case of clause (1), such Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, solely with respect to a Loan denominated in Dollars, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the Benchmark Replacement shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement”, the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; and

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement”, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time; provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of look-back periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” shall mean, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3) in the case of a Term SOFR Transition Event, the date that is thirty days after the date a Term SOFR Notice is provided to the Lenders and the Company pursuant to Section 10.1(c); or

(4) in the case of an Early Opt-in Election, the sixth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Majority Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the Benchmark Replacement Date will be deemed to have occurred in the case of clause (1) or (2) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), in each case which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a Benchmark Transition Event will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of the definition thereof has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 10.1 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 10.1.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Board” shall mean the Board of Governors of the Federal Reserve System.

“Borrower” shall mean the Company or any Subsidiary Borrower designated from time to time by the Company until (in the case of any Subsidiary Borrower) such time as such Subsidiary Borrower is removed as a party hereto pursuant to Section 12.6(b) hereto.

“Borrower Materials” shall have the meaning ascribed thereto in Section 6.6 hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and

(a)        if such day relates to any Revolving Loan made as a LIBOR Advance and denominated in a currency other than Euro, shall mean any such day that is also a London Banking Day;

(b)        if such day relates to any Revolving Loan made as a LIBOR Advance and denominated in Euro, shall mean any such day that is also a TARGET Day; and

(c)        if such day relates to any Revolving Loan made as a LIBOR Advance and denominated in a currency other than Dollars or Euro, shall also mean any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency.

“Buyer” shall mean American Tower International, Inc., a Delaware corporation and a wholly-owned Subsidiary of the Company.

“Canadian Dollars”, “CAD” or “Cdn. $” shall mean the lawful currency of Canada.

“Capitalized Lease Obligation” shall mean that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or Issuing Banks (as applicable) and the Lenders, as collateral for L/C Obligations, or obligations of Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Issuing Bank benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean ‘cash equivalents’ as defined under and determined in accordance with generally accepted accounting principles.

“CDOR Rate” shall mean the rate per annum, equal to the average of the annual yield rates applicable to Canadian banker’s acceptances at or about 10:00 a.m. (Toronto, Canada time) on the first day of such Interest Period on the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service (or such other page or commercially available source displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances as may be designated by the Administrative Agent from time to time) for a term equivalent to such Interest Period (or if such Interest Period is not equal to a number of months, for a term equivalent to the number of months closest to such Interest Period.

“Certain Funds Advance” shall mean up to three Revolving Loans denominated in Dollars or (subject to availability under the Alternative Currency Sublimit) an Alternative Currency to the Company

made or to be made during the Certain Funds Period where such Revolving Loans are to be made solely to the Company and to finance a Certain Funds Purpose.

“Certain Funds Commitment” shall mean, with respect to any Lender, its Commitment hereunder to make Certain Funds Advances hereunder in an amount equal to its pro rata share of the Certain Funds Sublimit.

“Certain Funds Period” shall mean the period from and including the Effective Date until the first to occur of (i) the consummation of the Specified Acquisitions, (ii) the termination in accordance with the terms of the Specified Acquisition Agreements or the public announcement by the Company of the abandonment of the Specified Acquisitions; provided that this clause (ii) shall not apply to a partial termination of the Latam Acquisition Agreement in accordance with its terms with respect to the Brazilian Companies (as defined in the Latam Acquisition Agreement) or the partial termination of the Europe Acquisition Agreement in accordance with its terms with respect to Towers Zweite (as defined in the Europe Acquisition Agreement) if the German Condition Precedent (as defined in the Europe Acquisition Agreement) has not been satisfied, (iii) the Long Stop Date (as defined in the Latam Acquisition Agreement as in effect on January 13, 2021) or, if the Long Stop Date (as defined in the Latam Acquisition Agreement) is extended pursuant to Section 4.1.6 of the Latam Acquisition Agreement as in effect on January 13, 2021, the Extended Long Stop Date (as such dates may be extended pursuant to the terms of the agreements entered into between the Buyer and Telxius Telecom, S.A., dated on or prior to January 13, 2021 and as in effect on January 13, 2021) (which later date in any event shall not be later than the date that is 26 months after January 13, 2021) and (iv) solely if the Latam Acquisition has been consummated, July 13, 2021 (or, if the Long Stop Date (as defined in the Europe Acquisition Agreement as in effect on January 13, 2021) is extended pursuant to Section 4.3 of the Europe Acquisition Agreement as in effect on January 13, 2021, April 13, 2022).

“Certain Funds Purpose” shall mean one or more of the purposes set out in Section 5.8(b).

“Certain Funds Sublimit” shall mean the Dollar Equivalent of €1,300,000,000, which shall (i) automatically be reduced by the amount of each Certain Funds Advance that occurs on a Closing Date and (ii) be reduced to $0 on the first to occur of (x) the date of any Certain Funds Advance occurring on the third Closing Date and (y) the last day of the Certain Funds Period. The Certain Funds Sublimit is part of, and not in addition to, the Revolving Loan Commitments, and shall expire at the end of the Certain Funds Period.

“Change of Control” shall mean (a) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of more than fifty percent (50%) of the voting power of the voting stock of either the Company (if the Company is not a Subsidiary of any Person) or of the ultimate parent entity of which the Company is a Subsidiary (if the Company is a Subsidiary of any Person), as the case may be, by way of merger or consolidation or otherwise, or (b) a change shall occur in a majority of the members of the Company’s board of directors (including the Chairman and President) within a year-long period such that such majority shall no longer consist of Continuing Directors.

“Closing Date” shall mean each date when all of the conditions set forth in Section 3.5 shall have been satisfied or waived. There may be up to three Closing Dates under this Agreement, occurring on (i) the Latam Closing Date, (ii) the First Europe Closing Date and (iii) the Second Europe Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Letter of Credit” shall mean a documentary letter of credit issued in respect of the purchase of goods or services by the Company or any of its Subsidiaries by an Issuing Bank in accordance with the terms of this Agreement.

“Commitment Ratio” shall mean the percentage in which a Lender is severally bound to fund its portion of Advances to the Company or any Subsidiary Borrower under the Revolving Loan Commitments, as set forth on Schedule 1 attached hereto (together with Dollar amounts) (and which may change from time to time in accordance with the terms hereof).

“Commitment Letter” shall mean the commitment letter dated January 21, 2021 among the Company, Bank of America, N.A. and BofA Securities, Inc.

“Commitments” shall mean, collectively, the Revolving Loan Commitments and, if applicable, the L/C Commitments.

“Communications Act” shall mean the Communications Act of 1934, and any similar or successor Federal statute, and the rules and regulations of the FCC or other similar or successor agency thereunder, all as the same may be in effect from time to time.

“Company” shall have the meaning ascribed thereto in the preamble hereof.

“Consolidated Total Assets” shall mean as of any date the total assets of the Company and its Subsidiaries on a consolidated basis shown on the consolidated balance sheet of the Company and its Subsidiaries as of such date and determined in accordance with GAAP.

“Continue”, “Continuation”, “Continuing” and “Continued” shall mean the continuation pursuant to Article 2 hereof of a LIBOR Advance as a LIBOR Advance from one Interest Period to a different Interest Period.

“Continuing Director” shall mean a director who either (a) was a member of the Company’s board of directors on the date of this Agreement, (b) becomes a member of the Company’s board of directors subsequent to the date of this Agreement and whose appointment, election or nomination for election by the Company’s stockholders is duly approved by a majority of the directors referred to in clause (a) above constituting at the time of such appointment, election or nomination at least a majority of that board, or (c) becomes a member of the Company’s board of directors subsequent to the date of this Agreement and whose appointment, election or nomination for election by the Company’s stockholders is duly approved by a majority of the directors referred to in clauses (a) and (b) above constituting at the time of such appointment, election or nomination at least a majority of that board.

“Convert”, “Conversion” and “Converted” shall mean a conversion pursuant to Article 2 hereof of a LIBOR Advance denominated in Dollars into a Base Rate Advance or of a Base Rate Advance into a LIBOR Advance, as applicable.

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Extension” shall mean each of the following: (a) an Advance and (b) with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining Daily Simple SOFR for business loans; provided, that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt Rating” shall mean, as of any date, the senior unsecured debt rating of the Company that has been most recently announced by S&P, Moody’s or Fitch, as the case may be.

“Default” shall mean any Event of Default, and any of the events specified in Section 8.1 hereof, regardless of whether there shall have occurred any passage of time or giving of notice, or both, that would be necessary in order to constitute such event an Event of Default.

“Default Rate” shall mean a simple per annum interest rate equal to the sum of (a) the then applicable Interest Rate Basis (including the Applicable Margin), and (b) two percent (2.0%).

“Defaulting Lender” shall mean, subject to Section 2.16(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within three (3) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Company, or the Administrative Agent, an Issuing Bank or the Swingline Lender that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations under this Agreement, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a voluntary proceeding under any bankruptcy or other debtor relief law or has become the subject of a Bail-In Action, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any voluntary or involuntary proceeding under any bankruptcy or other debtor relief law or any such appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Company, each Issuing Bank, the Swingline Lender and each Lender.

“Designated Person” shall mean a person or entity (a) listed in the annex to, or otherwise subject to the provisions of, any Executive Order (as defined in the definition of “Sanctions Laws and

Regulations”), (b) named as a “Specifically Designated National and Blocked Person” on the most current list published by the U.S. Department of the Treasury Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list (the “SDN List”), (c) any Person listed in any Sanctions-related list of designated Persons maintained by the United Nations Security Council, the European Union, the United Kingdom or any EU member state, (d) any Person located, organized or resident in a Sanctioned Country or (e) in which an entity or person on the SDN List (or any combination of such entities or persons) has 50% or greater direct or indirect ownership interest or that is otherwise controlled, directly or indirectly, by an entity or person on the SDN List (or any combination of such entities or persons).

“Designation Agreement” shall mean, with respect to any Subsidiary Borrower, an agreement in the form of Exhibit H hereto signed by such Subsidiary Borrower and the Company.

“Dollar” and “$” shall mean lawful money of the United States.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the relevant Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person that is not a Foreign Subsidiary. Unless otherwise qualified, all references to a “Domestic Subsidiary” or to “Domestic Subsidiaries” in this Agreement shall refer to a Domestic Subsidiary or Domestic Subsidiaries of the Company.

“Early Opt-in Election” shall mean:

(a) in the case of Loans denominated in Dollars, the occurrence of: (1) a notification by the Administrative Agent to (or the request by the Company to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and (2) the joint election by the Administrative Agent and the Company to trigger a fallback from LIBOR Rate and the provision by the Administrative Agent of written notice of such election to the Lenders; and

(b) in the case of Loans denominated in any Alternative Currency, the occurrence of: (1) (i) a determination by the Administrative Agent or the Company or (ii) a notification by the Majority Lenders to the Administrative Agent (with a copy to the Company) that the Majority Lenders have determined that syndicated credit facilities denominated in the applicable Alternative Currency being executed at such time, or that include language similar to that contained in Section 10.1 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate, and (2) (i) the joint election by the Administrative Agent and the Company or (ii) the election by the Majority Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Company and the Lenders or by the Majority Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date when all of the conditions set forth in Section 3.1 shall have been satisfied or waived.

“EMU” shall mean the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” shall mean the legislative measures of the EMU for the introduction of, changeover to or operation of a single or unified European currency.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Affiliate” shall mean any Person, including a Subsidiary or an Affiliate of the Company, that is a member of any group of organizations of which the Company is a member and is treated as a single employer with the Company under Section 414 of the Code.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Rate” shall mean, for any Interest Period for each Advance denominated in Euro comprising part of the same Borrowing, an interest rate per annum equal to (a) the Euro interbank offered rate administered by the Banking Federation and of the European Union (or any other person which takes over administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen at or about 11:00 A.M. (Central European time) two TARGET Days before the first day of such Interest Period or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying an average rate of the Banking Federation of the EMU as the Administrative Agent, after consultation with the Lenders and the Company, shall reasonably select or (b) if no quotation for the Euro for the relevant period is displayed and the Administrative Agent has not selected an alternative service on which a quotation is displayed, the rate per annum at which deposits in Euro for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Advance being made, Continued or Converted and with a term equivalent to such Interest Period would be offered by Toronto Dominion’s London branch (or other branch or Affiliate) to leading banks in the European interbank market at or about 11:00 A.M. (Central European time) two TARGET Days before the first day of such Interest Period.

“Euro”, “EUR” and “€” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” shall mean, for any Interest Period with respect to a LIBOR Advance, the rate per annum equal to

(a)        with respect to any Advance denominated in Dollars, Sterling or Yen (i) the ICE Benchmark Administration Settlement Rate (or the successor thereto if the ICE Benchmark Administration is no longer making such a rate available) (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Advance being made, Continued or Converted and with a term equivalent to such Interest Period would be offered by Toronto Dominion’s London branch (or other branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period;

(b)        with respect to any Advance denominated in Euro, the EURIBOR Rate;

(c)        with respect to any Advance denominated in Canadian Dollars, the rate per annum equal to (i) the CDOR Rate plus 0.10% per annum or (ii) if such rate is not available at such time for such term for any reason, the rate per annum determined by the Administrative Agent to be the discount rate (calculated on an annual basis and rounded upward, if necessary, to the nearest whole multiple of 1/100 of 1%, with 5/1,000 of 1% being rounded up) as of 10:00 a.m. (Toronto, Canada time) on such day at which the Administrative Agent is then offering to purchase bankers’ acceptances accepted by it having an aggregate face amount equal to the aggregate face amount of, and with a term equivalent to or comparable to the term of, such Interest Period (or if such Interest Period is not equal to a number of months, having a term equivalent to the number of months closest to such Interest Period); and

(d)        with respect to Australian Dollars (i) the rate of interest per annum equal to the per annum rate of interest which appears as “BID” on the page designated as “BBSY” on the Reuters Monitor System (or such other comparable page as may, in the opinion of the Administrative Agent, replace such BBSY page on such system for the purpose of displaying the bank bill swap rates) with maturities comparable to such Interest Period at approximately 10:30 am (Sydney time) on the first day of such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent as the average of the buying rates quoted to Toronto Dominion’s London branch at or around 10:30 am (Sydney time) on the first day of such Interest Period for bills of exchange accepted by leading Australian banks which have a tenor equal to such Interest Period;

provided that if the Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Eurocurrency Reserve Percentage” shall mean the percentage which is in effect from time to time under Regulation D of the Board, as such regulation may be amended from time to time, as the maximum reserve requirement applicable with respect to Eurocurrency Liabilities (as that term is defined in Regulation D), whether or not any Lender has any such Eurocurrency Liabilities subject to such reserve requirement at that time.

“Europe Acquisition” shall mean the acquisitions by the Buyer as contemplated by the Europe Acquisition Agreement in effect as of January 13, 2021.

“Europe Acquisition Agreement” shall mean the Agreement for the Sale and Purchase of the Towers Europe Division of Telxius Telecom, S.A. dated January 13, 2021 between the Seller and Buyer.

“Event of Default” shall mean any of the events specified in Section 8.1 hereof; provided, however, that any requirement stated therein for notice or lapse of time, or both, has been satisfied.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing ABS Facility” shall mean each mortgage loan facility existing on the Effective Date and listed on Schedule 3.

“Existing Credit Agreements” shall mean (i) the Third Amended and Restated Revolving Credit Agreement dated as of the Effective Date, among the Company and certain agents and lenders from time to time party thereto, (ii) the 364-Day Term Loan Agreement, dated as of the Effective Date, among the Company, Bank of America, N.A., as administrative agent, and certain agents and lenders from time to time party thereto, (iii) the 3-Year Term Loan Agreement, dated as of the Effective Date, among the Company, Bank of America, N.A., as administrative agent, and certain agents and lenders from time to time party thereto, and (iv) the Amended and Restated Term Loan Agreement, dated as of December 20, 2019, and as amended by that First Amendment to Term Loan Agreement, dated as of the Effective Date among the Company, Mizuho Bank, Ltd., as administrative agent, and certain agents and lenders from time to time party thereto.

“Existing Multicurrency Credit Agreement” shall mean the Amended and Restated Multicurrency Revolving Credit Agreement dated as of December 20, 2019 (as amended, amended and restated or otherwise supplemented from time to time immediately prior to the Effective Date).

“Extending Lender” shall have the meaning ascribed thereto in Section 2.18 hereof.

“Extension Date” shall have the meaning ascribed thereto in Section 2.18 hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.

“FCC” shall mean the Federal Communications Commission, or any other similar or successor agency of the Federal government administering the Communications Act.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the rate published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the NYFRB for overnight Federal funds transactions with members of the Federal Reserve System, or, if such rate is not so published for any day that is a Business Day, the quotation for such day on such transactions received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“First Europe Closing Date” shall mean the date on which the transactions contemplated to occur on the First Closing (as defined in the Europe Acquisition Agreement) under the Europe Acquisition Agreement are consummated.

“Fitch” shall mean Fitch, Inc. (Fitch Ratings), and its successors.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Eurocurrency Rate.

“Foreign Subsidiary” shall mean a Subsidiary whose place of registration, incorporation, organization or domicile is outside of the United States of America. Unless otherwise qualified, all references to a “Foreign Subsidiary” or to “Foreign Subsidiaries” in this Agreement shall refer to a Foreign Subsidiary or Foreign Subsidiaries of the Company.

“Foreign Subsidiary Borrower” shall mean any Subsidiary Borrower that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Commitment Ratio of the outstanding L/C Obligations in respect of Letters of Credit issued by such Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Ratio of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders in accordance with the terms hereof.

“Funds From Operations” shall mean net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and extraordinary and unusual items, plus depreciation, amortization and dividends declared on preferred stock, and after adjustments for unconsolidated minority interests, on a consolidated basis for the Company and its Subsidiaries.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied and as in effect on the date of this Agreement.

“Granting Lender” shall have the meaning ascribed thereto in Section 12.4(f) hereof.

“Guaranteed Obligations” shall have the meaning ascribed thereto in Section 11.1 hereof.

“Guaranty”, as applied to an obligation, shall mean and include (a) a guaranty, direct or indirect, in any manner, of all or any part of such obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit or capital call requirements; provided, however, that the term “Guaranty” shall only include guarantees of Indebtedness.

“Hedge Agreements” shall mean, with respect to any Person, any agreements or other arrangements to which such Person is a party relating to any rate swap transaction, basis swap, forward rate transaction, interest rate cap transaction, interest rate floor transaction, interest rate collar transaction, currency swap transaction, cross-currency rate swap transaction, or any other similar transaction, including an option to enter into any of the foregoing or any combination of the foregoing.

“Honor Date” shall have the meaning ascribed thereto in Section 2.13(c)(i) hereof.

“Incremental Commitment” shall have the meaning ascribed thereto in Section 2.14 hereof.

“Indebtedness” shall mean, with respect to any Person and without duplication:

(a)        indebtedness for money borrowed of such Person and indebtedness of such Person evidenced by notes payable, bonds, debentures or other similar instruments or drafts accepted representing extensions of credit;

(b)        all indebtedness of such Person upon which interest charges are customarily paid (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms);

(c)        all Capitalized Lease Obligations of such Person;

(d)        all reimbursement obligations of such Person with respect to outstanding letters of credit;

(e)        all indebtedness of such Person issued or assumed as full or partial payment for property or services (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms);

(f)        all net obligations of such Person under Hedge Agreements valued on a marked to market basis on the date of determination;

(g)        all direct or indirect obligations of any other Person secured by any Lien to which any property or asset owned by such Person is subject, but only to the extent of the higher of the fair market value or the book value of the property or asset subject to such Lien (if less than the amount of such obligation), if the obligation secured thereby shall not have been assumed; and

(h)        Guaranties by such Person of any of the foregoing of any other Person.

“Indemnitee” shall have the meaning ascribed thereto in Section 12.5 hereof.

“Initial Issuing Banks” shall mean the banks listed on the signature pages hereof as the Initial Issuing Banks.

“Interest Expense” shall mean, for any Person and for any period, all cash interest expense (including imputed interest with respect to Capitalized Lease Obligations and commitment fees) with respect to any Indebtedness (including, without limitation, the Obligations) and Attributable Debt of such Person during such period pursuant to the terms of such Indebtedness.

“Interest Period” shall mean (a) in connection with any Base Rate Advance, the period beginning on the date such Advance is made as or Converted to a Base Rate Advance and ending on the last day of the fiscal quarter in which such Advance is made as or Converted to a Base Rate Advance; provided, however, that if a Base Rate Advance is made or Converted on the last day of any fiscal quarter, it shall have an Interest Period ending on, and its Payment Date shall be, the last day of the following fiscal quarter, and (b) in connection with any LIBOR Advance, the term of such LIBOR Advance selected by the Company or the relevant Subsidiary Borrower or otherwise determined in accordance with this Agreement. Notwithstanding the foregoing, however, (i) any applicable Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next Business Day unless, with respect to LIBOR Advances only, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any applicable Interest Period, with respect to LIBOR Advances only, which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (i) above) end on the last day of such calendar month, and (iii) neither the Company nor any Subsidiary Borrower shall select an Interest Period which extends beyond the Maturity Date or such earlier date as would interfere with any Borrower’s repayment obligations under Section 2.6 hereof. Interest shall be due and payable with respect to any Advance as provided in Section 2.3 hereof.

“Interest Rate Basis” shall mean the Base Rate Basis or the LIBOR Basis, as appropriate.

“Investment” shall mean any investment or loan by the Company or any of its Subsidiaries in or to any Person which Person, after giving effect to such investment or loan, is not consolidated with the Company and its Subsidiaries in accordance with GAAP.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Company (or any Subsidiary) or in favor of the applicable Issuing Bank and relating to such Letter of Credit.

“Issuing Banks” shall mean each Initial Issuing Bank, each Lender with an outstanding Letter of Credit listed on Schedule 2, and any other Lender approved as a Issuing Bank by the Administrative Agent and the Company and any assignee to which a L/C Commitment hereunder has been assigned pursuant to Section 12.4 so long as each such Lender or such assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its applicable lending office and the amount of its L/C Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Issuing Bank, Lender or assignee, as the case may be, shall have a L/C Commitment.

“Joint Lead Arrangers” shall mean BofA Securities, Inc., TD Securities (USA) LLC, Mizuho Bank, Ltd., Barclays Bank PLC, Citibank, N.A., JPMorgan Chase Bank, N.A., RBC Capital Markets and Morgan Stanley MUFG Loan Partners, LLC (acting through Morgan Stanley Senior Funding, Inc. and MUFG Bank, Ltd.).

“known to the Company”, “to the knowledge of the Company” or any similar phrase, shall mean known by, or reasonably should have been known by, the executive officers of the Company (which shall include, without limitation, the chief executive officer, the chief operating officer, if any, the chief financial officer and the general counsel of the Company).

“Latam Acquisition” shall mean the acquisitions by the Buyer as contemplated by the Latam Acquisition Agreement in effect as of January 13, 2021.

“Latam Acquisition Agreement” shall mean the Agreement for the Sale and Purchase of the Towers Latam Division of Telxius Telecom, S.A. dated January 13, 2021 between the Seller and Buyer.

“Latam Closing Date” shall mean the date on which the transactions contemplated under the Latam Acquisition Agreement are consummated.

“L/C Advance” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as Revolving Loans.

“L/C Commitment” shall mean, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule 1 hereto under the caption “L/C Commitment” or set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 12.4(c) as such Issuing Bank’s “L/C Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.5, or such other amount as may be approved by the Administrative Agent and the Company.

“L/C Loan” shall mean, with respect to each Lender, such Lender’s funding of its participation in any L/C Advance in accordance with its Commitment Ratio.

“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Advances. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” shall mean the Persons whose names appear as “Lenders” on Schedule 1, any other Person which becomes a “Lender” hereunder after the Effective Date by executing an Assignment and Assumption substantially in the form of Exhibit F attached hereto in accordance with the provisions hereof, any New Lender and, unless the context requires otherwise, the Swingline Lender; and “Lender” shall mean any one of the foregoing Lenders.

“Letter of Credit Application” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank.

“Letter of Credit Expiration Date” shall mean the day that is seven (7) days prior to the scheduled Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” shall have the meaning specified in Section 2.4(b)(ii).

“Letter of Credit Sublimit” shall mean, at any time, an amount equal to the lesser of (a) $200,000,000 and (b) the Revolving Loan Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Loan Commitments.

“Letters of Credit” shall mean, collectively, each Standby Letter of Credit or Commercial Letter of Credit issued by the Issuing Banks on behalf of the Company or any of its Subsidiaries in accordance with the terms hereof; provided that any Commercial Letter of Credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft.

“LIBOR” shall have the meaning ascribed thereto in the definition of “Eurocurrency Rate”.

“LIBOR Advance” shall mean an Advance which the Company or any Subsidiary Borrower requests to be made as, Converted to or Continued as a LIBOR Advance in accordance with the provisions of Section 2.2 hereof, and which shall be in a principal amount of at least the Dollar Equivalent of $5,000,000.00 and in an integral multiple of the Dollar Equivalent of $1,000,000.00. Revolving Loans made as a LIBOR Advances may be denominated in Dollars or an Alternative Currency. All Loans denominated in an Alternative Currency must be made as LIBOR Advances.

“LIBOR Basis” shall mean a simple per annum interest rate (rounded upward, if necessary, to the nearest one-hundredth (1/100th) of one percent (1%)) equal to the sum of (a) the quotient of (i) the Eurocurrency Rate divided by (ii) one (1) minus the Eurocurrency Reserve Percentage, if any, stated as a decimal, plus (b) the Applicable Margin. The LIBOR Basis shall apply to Interest Periods of one (1), three (3), or six (6) months, and, once determined, shall remain unchanged during the applicable Interest Period, except for changes to reflect adjustments in the Eurocurrency Reserve Percentage and the Applicable Margin as adjusted pursuant to Section 2.3(f) hereof. The LIBOR Basis for any LIBOR Advance shall be adjusted as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Licenses” shall mean, collectively, any telephone, microwave, radio transmissions, personal communications or other license, authorization, certificate of compliance, franchise, approval or permit, whether for the construction, the ownership or the operation of any communications tower facilities, granted or issued by the FCC and held by the Company or any of its Subsidiaries.

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, charge, security interest, title retention agreement or other encumbrance of any kind in respect of such property.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, all fee letters, all Designation Agreements, Requests for Advance, all Requests for Issuance of Letters of Credit, all Letters of Credit and all other certificates, documents, instruments and agreements executed or delivered by the Company or any Subsidiary Borrower in connection with or contemplated by this Agreement.

“Loans” shall mean, collectively, the Revolving Loans, the L/C Loans and the Swingline Loans.

“London Banking Day” shall mean any day on which dealings are conducted by and between banks in the London interbank Eurocurrency market.

“Majority Lenders” shall mean Lenders the total of whose Revolving Loan Commitments at such time (or, after the termination thereof, the Dollar Equivalent of the Revolving Loans of such Lenders then outstanding and such Lenders’ Commitment Ratios of the Swingline Loans then outstanding and the

Dollar Equivalent of the L/C Obligations then outstanding) exceeds fifty percent (50%) of the Revolving Loan Commitments of all Lenders in effect at such time (or, after the termination thereof, the Dollar Equivalent of the Revolving Loans of all Lenders then outstanding, the Swingline Loans then outstanding and the L/C Obligations then outstanding), in each case, held by all Lenders entitled to vote hereunder; provided that the Revolving Loan Commitment of, and the portion of the Dollar Equivalent of the Revolving Loans then outstanding held or deemed held by any Defaulting Lender, and any Defaulting Lender’s Commitment Ratio of the Swingline Loans then outstanding and the Dollar Equivalent of the L/C Obligations then outstanding shall be excluded for purposes of making a determination of Majority Lenders.

“Margin stock” shall have the meaning ascribed thereto in Section 4.1(k) hereof.

“Material Subsidiary” shall mean any Subsidiary of the Company whose Adjusted EBITDA, as of the last day of any fiscal year, is greater than ten percent (10%) of the Adjusted EBITDA of the Company and its subsidiaries on a consolidated basis as of such date.

“Material Subsidiary Group” shall mean one or more Subsidiaries of the Company when taken as a whole whose Adjusted EBITDA, as of the last day of any fiscal year, is greater than ten percent (10%) of the Adjusted EBITDA of the Company and its subsidiaries on a consolidated basis as of such date.

“Materially Adverse Effect” shall mean (a) any material adverse effect upon the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) a material adverse effect upon any material rights or benefits of the Lenders, the Issuing Banks or the Administrative Agent under the Loan Documents.

“Maturity Date” shall mean June 28, 2024, or such earlier date as payment of the Loans shall be due (whether by acceleration, reduction of the Commitments to zero or otherwise).

“Moody’s” shall mean Moody’s Investor’s Service, Inc., and its successors.

“Necessary Authorizations” shall mean all approvals and licenses from, and all filings and registrations with, any governmental or other regulatory authority, including, without limiting the foregoing, the Licenses and all approvals, licenses, filings and registrations under the Communications Act, necessary in order to enable the Company and its Subsidiaries to own, construct, maintain, and operate communications tower facilities and to invest in other Persons who own, construct, maintain, manage and operate communications tower facilities.

“Net Income” shall mean, for any Person and for any period of determination, net income of such Person determined in accordance with GAAP.

“New Lender” shall have the meaning ascribed thereto in Section 2.14 hereof.

“Non-Consenting Lender” shall have the meaning ascribed thereto in Section 12.12(c) hereof.

“Non-Extending Lender” shall have the meaning ascribed thereto in Section 2.18 hereof.

“Non-Extension Notice” shall have the meaning ascribed thereto in Section 2.13(b)(iii) hereof.

“Non-U.S. Person” shall mean a Person who is not a U.S. Person.

“Notes” shall mean, collectively, the Revolving Loan Notes.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“Obligations” shall mean all payment and performance obligations of every kind, nature and description of the Company or any Subsidiary Borrower to the Lenders, the Issuing Banks or the Administrative Agent, or any of them, under this Agreement and the other Loan Documents (including, without limitation, any interest, fees and other charges on the Loans or otherwise under the Loan Documents that would accrue but for the filing of a bankruptcy action with respect to any Borrower, whether or not such claim is allowed in such bankruptcy action and the L/C Obligations), as they may be amended from time to time, or as a result of making the Loans or issuing Letters of Credit, whether such obligations are direct or indirect, absolute or contingent, due or not due, contractual or based in tort, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Outstanding Amount” shall mean (i) with respect to Revolving Loans and Swingline Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swingline Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Ownership Interests” shall mean, as applied to any Person, corporate stock and any and all securities, shares, partnership interests (whether general, limited, special or other), limited liability company interests, membership interests, equity interests, participations, rights or other equivalents (however designated and of any character) of corporate stock of such Person or any of the foregoing issued by such Person (whether a corporation, a partnership, a limited liability company or another type of entity) and includes, without limitation, securities convertible into Ownership Interests and rights, warrants or options to acquire Ownership Interests.

“Participating Member State” shall mean each state so described in any EMU Legislation.

“Payment Date” shall mean the last day of any Interest Period.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Liens” shall mean, collectively, as applied to any Person:

(a)        (i) Liens on real estate or other property for taxes, assessments, governmental charges or levies not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies or claims the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books in accordance with GAAP;

(b)        Liens incurred in the ordinary course of the Company’s business (i) for sums not yet due or being diligently contested in good faith, or (ii) incidental to the ownership of its assets that, in each case, were not incurred in connection with the borrowing of money, such as Liens of carriers, warehousemen, mechanics, vendors (solely to the extent arising by operation of law), laborers and materialmen, in each case, if reserves in accordance with GAAP or appropriate provisions shall have been made therefor;

(c)        Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance, social security obligations, assessments or government charges which are not overdue for more than sixty (60) days;

(d)        restrictions on the transfer of the Licenses or assets of the Company or any of its Subsidiaries imposed by any of the Licenses by the Communications Act and any regulations thereunder;

(e)        easements, rights-of-way, zoning restrictions, licenses, reservations or restrictions on use and other similar encumbrances on the use of real property which do not materially interfere with the ordinary conduct of the business of such Person or the use of such property in the operation of the business by such Person;

(f)        Liens arising by operation of law in favor of purchasers in connection with any asset sale permitted hereunder; provided, however, that such Lien only encumbers the property being sold;

(g)        Liens in respect of Capitalized Lease Obligations, so long as such Liens only attach to the assets leased thereunder, and Liens reflected by Uniform Commercial Code financing statements filed in respect of true leases or subleases of the Company or any of its Subsidiaries;

(h)        Liens to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids or tenders;

(i)        judgment Liens which do not result in an Event of Default under Section 8.1(h) hereof;

(j)        Liens in connection with escrow or security deposits made in connection with Acquisitions permitted hereunder;

(k)        Liens created on any Ownership Interests of Subsidiaries of the Company that are not Material Subsidiaries held by the Company or any of its Subsidiaries; provided, however, that such Lien is not securing Indebtedness of the Company or any of its Domestic Subsidiaries;

(l)        Liens in favor of the Company or any of its Subsidiaries;

(m)        banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that such deposit account is not (i) a dedicated cash collateral account and is not subject to restrictions against access in excess of those set forth by regulations promulgated by the Federal Reserve Board or other Applicable Law; and (ii) intended to provide collateral to the depositary institution;

(n)        licenses, sublicenses, leases or subleases granted by the Company or any of its Subsidiaries to any other Person in the ordinary course of business;

(o)        Liens in the nature of trustees’ Liens granted pursuant to any indenture governing any Indebtedness permitted hereunder, in each case in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof;

(p)        Liens on property of the Company or any of its Subsidiaries at the time the Company or such Subsidiary acquired the property, including acquisition by means of a merger or consolidation with or into the Company or such Subsidiary, or an acquisition of assets; provided that such Liens (i) are not created, incurred or assumed in connection with or in contemplation of such acquisition and (ii) may not extend to any other property owned by the Company or such Subsidiary;

(q)        Liens on property or assets of any Foreign Subsidiary securing the Indebtedness of such Foreign Subsidiary; and

(r)        Liens securing obligations under Hedge Agreements in an aggregate amount of such obligations not to exceed $100,000,000 at any time outstanding.

“Person” shall mean an individual, corporation, limited liability company, association, partnership, joint venture, trust or estate, an unincorporated organization, a government or any agency or political subdivision thereof, or any other entity.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA or any other employee benefit plan maintained for employees of the Company or any of its Subsidiaries or ERISA Affiliates.

“Platform” shall have the meaning ascribed thereto in Section 6.6 hereof.

“Post-Petition Interest” shall have the meaning ascribed thereto in Section 11.5(c) hereof.

“Primary Currency” shall have the meaning ascribed thereto in Section 12.21(c) hereof.

“Proposed Change” shall have the meaning ascribed thereto in Section 12.12(c) hereof.

“Reference Time” with respect to any setting of the then-current Benchmark shall mean (1) if such Benchmark is the Eurocurrency Rate for Dollars, 11:00 a.m. (London time) on the day that is two London Banking Days preceding the date of such setting and (2) if such Benchmark is not the Eurocurrency Rate for Dollars, the time determined by the Administrative Agent in its reasonable discretion.

“Register” shall have the meaning ascribed thereto in Section 12.4(c) hereof.

“REIT” shall mean a “real estate investment trust” as defined and taxed under Section 856-860 of the Code.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” shall mean (a) with respect to a Benchmark Replacement in respect of Loan denominated in Dollars, the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto and (b) with respect to a Benchmark Replacement in respect of Loans denominated in any Alternative Currency, (i) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relevant Rate” shall mean (a) with respect to any LIBOR Advance denominated in an Agreed Currency (other than Canadian Dollars, Euros or Australian Dollars), LIBOR (as determined in accordance with clause (a) of the definition of “Eurocurrency Rate”), (b) with respect to any LIBOR Advance denominated in Canadian Dollars, the CDOR Rate (as determined in accordance with clause (c) of “Eurocurrency Rate”), (c) with respect to any LIBOR Advance denominated in Euros, the EURIBOR Rate (as determined in accordance with the definition thereof) and (d) with respect to any LIBOR Advance denominated in Australian Dollars, the rate determined in accordance with clause (d) of the definition of “Eurocurrency Rate”.

“Replacement Lender” shall have the meaning ascribed thereto in Section 10.5 hereof.

“Request for Advance” shall mean a certificate designated as a “Request for Advance,” signed by an Authorized Signatory of the applicable Borrower requesting an Advance, Continuation or Conversion hereunder, which shall be in substantially the form of Exhibit A attached hereto.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” shall mean any direct or indirect distribution, dividend or other payment to any Person (other than to the Company or any of its Subsidiaries) on account of any Ownership Interests of the Company or any of its Subsidiaries (other than dividends payable solely in Ownership Interests of such Person or in warrants or other rights or options to acquire such Ownership Interests).

“Restrictive Change” shall have the meaning ascribed thereto in Section 5.10 hereof.

“Revaluation Date” shall mean (a) with respect to any Revolving Loan made as a LIBOR Advance, each of the following: (i) each date of a LIBOR Advance of such Revolving Loan denominated in an Alternative Currency, (ii) each date of a continuation of such LIBOR Advance of such Revolving Loan denominated in an Alternative Currency and (iii) such additional dates as the Administrative Agent shall determine or the Majority Lenders shall reasonably require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the relevant Issuing Bank under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Majority Lenders shall reasonably require.

“Revolving Loan Commitments” shall mean, as to each Lender its obligation to (a) make Revolving Loans to the Company or any Subsidiary Borrower pursuant to Section 2.1, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth (i) opposite such Lender’s name on Schedule 1, (ii) in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, or (iii) opposite such New Lender’s name on the signature page executed by such New Lender, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Loan Commitments on the Effective Date is $4,100,000,000.

“Revolving Loan Notes” shall mean, collectively, those certain revolving promissory notes in an aggregate original principal amount of up to the Revolving Loan Commitments, issued by the applicable Borrower to the Lenders having a Revolving Loan Commitment, each one substantially in the form of Exhibit C attached hereto, and any extensions, renewals or amendments to, or replacements of, the foregoing.

“Revolving Loan” and “Revolving Loans” shall have the meanings ascribed to such terms in Section 2.1 hereof.

“S&P” shall mean S&P Global Ratings, and its successors.

“Sale and Leaseback Transaction” shall mean any arrangement, directly or indirectly, with any third party whereby the Company or any of its Subsidiaries shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and whereby the Company or any of its Subsidiaries shall then or thereafter rent or lease as lessee such property or any part thereof or other property which the Company or any of its Subsidiaries intend to use for substantially the same purpose or purposes as the property sold or transferred, except for such arrangements for fair market value.

“Sanctioned Country” shall mean a country or territory that is itself the target or subject of a country-wide or region-wide sanctions program administered by (a) OFAC or (b) the United Nations Security Council, European Union, any European Union member state or the United Kingdom (currently, Cuba, the Crimea region, Iran, North Korean and Syria).

“Sanctions Laws and Regulations” shall mean (i) any sanctions, prohibitions or requirements imposed by any U.S. executive order (an “Executive Order”) or by any sanctions program administered by OFAC; and (ii) any sanctions measures imposed by the United Nations Security Council, European Union, any European Union member state or the United Kingdom.

“Second Europe Closing Date” shall mean the date on which the transactions contemplated to occur on the Second Closing (as defined in the Europe Acquisition Agreement) under the Europe Acquisition Agreement are consummated.

“Seller” shall mean Telxius Telecom, S.A., a company incorporated under the laws of Spain, with registered office at Ronda de la Comunicación, s/n – Distrito Telefónica, Madrid, 28050, incorporated on 10 October 2012 (as Telefónica América, S.A.), by means of a public deed executed on that date before the notary public of Madrid Mr. Jesús Roa Martínez, under number 861 of his files, registered with the Commercial Register of Madrid, under volume 30377, sheet 55, page number M-546694, and with Tax Identification Number A-86565926.

“Senior Secured Debt” shall mean, for the Company and its Subsidiaries on a consolidated basis as of any date, the aggregate amount of secured Indebtedness plus Attributable Debt of such Persons as of such date (including, without limitation, Indebtedness under any Existing ABS Facility and Indebtedness under any additional ABS Facilities entered into in accordance with Section 7.1(h) hereof).

“SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR

Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SPC” shall have the meaning ascribed thereto in Section 12.4(f) hereof.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Acquisition Agreement Representations” shall mean the representations and warranties made by the Seller in the Specified Acquisition Agreement(s) with respect to the Specified Acquisition(s) being consummated on the applicable Closing Date that are material to the interests of the Joint Lead Arrangers or the Lenders, but only to the extent that the Borrower has the right under such Specified Acquisition Agreement(s) not to consummate the applicable Specified Acquisition(s), or to terminate its obligations under the relevant Specified Acquisition Agreement(s), as a result of such representations and warranties in such Specified Acquisition Agreement(s) not being true and correct.

“Specified Acquisition Agreements” shall mean the Europe Acquisition Agreement and the Latam Acquisition Agreement. “Specified Acquisition Agreement” shall mean the Europe Acquisition Agreement or the Latam Acquisition Agreement.

“Specified Acquisitions” shall mean the Europe Acquisition and the Latam Acquisition. “Specified Acquisition” shall mean the Europe Acquisition or the Latam Acquisition.

“Specified Representations” shall mean the representations and warranties contained in (a) the first sentence of Section 4.1(a), (b) Section 4.1(b), (c) Section 4.1(c)(iii) or (iv) (in the case of indentures, agreements, or other instruments, solely to the extent such indentures, agreements or other instruments evidence Indebtedness in an aggregate amount in excess of $400,000,000 (including, without limitation, the Existing Credit Agreements)), without giving effect to any materiality qualification therein, (d) Section 4.1(k), (e) Section 4.1(l), (f) Section 4.1(m), (g) Section 4.1(n) (in the case of Anti-Corruption Laws, solely with respect to the use of proceeds of the Loans).

“Specified Transactions” shall mean (i) the Specified Acquisitions, (ii) the entering into this Agreement and the Existing Credit Agreements and the funding hereunder and thereunder in connection with the consummation of the Specified Acquisitions and (iii) the payment of costs and expenses in connection with the foregoing.

“Spot Rate” for a currency shall mean the rate determined by the Administrative Agent or the relevant Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the relevant Issuing Bank may obtain such spot rate from another financial institution designated by the

Administrative Agent or the Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided, further, that the relevant Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Standby Letter of Credit” shall mean a letter of credit issued by an Issuing Bank in accordance with the terms hereof to support obligations of the Company or any of its Subsidiaries incurred in the ordinary course of business, and which is not a Commercial Letter of Credit.

“Sterling”, “GBP” and “£” shall mean the lawful currency of the United Kingdom.

“Subordinated Obligations” shall have the meaning ascribed thereto in Section 11.5 hereof.

“Subsidiary” shall mean, as applied to any Person, (a) any corporation, partnership or other entity of which no less than a majority of the Ownership Interests having ordinary voting power to elect a majority of its board of directors or other persons performing similar functions or such corporation, partnership or other entity, whether or not at the time any Ownership Interests of any other class or classes of such corporation, partnership or other entity shall or might have voting power by reason of the happening of any contingency, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person; provided, however, that if such Person and/or such Person’s Subsidiaries directly or indirectly own less than a majority of such Subsidiary’s Ownership Interests, then such Subsidiary’s operating or governing documents must require (i) such Subsidiary’s net cash after the establishment of reserves be distributed to its equity holders no less frequently than quarterly and (ii) the consent of such Person and/or such Person’s Subsidiaries to amend or otherwise modify the provisions of such operating or governing documents requiring such distributions, or (b) any other entity which is directly or indirectly controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person. Notwithstanding the foregoing, no Unrestricted Subsidiary shall be deemed to be a Subsidiary of the Company or any of its Subsidiaries for the purposes of this Agreement or any other Loan Document.

“Subsidiary Borrower” shall mean any Subsidiary that becomes a party hereto pursuant to Section 12.6(a) until such time as such Subsidiary Borrower is removed as a party hereto pursuant to Section 12.6(b).

“Swingline Advance” shall mean an Advance of a Swingline Loan pursuant to Section 2.17.

“Swingline Lender” shall mean The Toronto-Dominion Bank, New York Branch in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

“Swingline Loan” shall have the meaning specified in Section 2.17(a).

“Swingline Loan Notice” shall mean a notice of a Swingline Advance pursuant to Section 2.17(b), which, if in writing, shall be substantially in the form of Exhibit G.

“Swingline Sublimit” shall mean an amount equal to the lesser of (a) $50,000,000 and (b) the Revolving Loan Commitments. The Swingline Sublimit is part of, and not in addition to, the Revolving Loan Commitments.

“Syndication Agent” shall mean Mizuho Bank, Ltd.

“TARGET Day” shall mean any day on which TARGET2 is open for business.

“TARGET2” shall mean the Trans-European Automated Real Time Gross Settlement Express transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.

“Taxes” shall have the meaning assigned thereto in Section 10.3(b).

“Term SOFR” shall mean, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” shall mean a notification by the Administrative Agent to the Lenders and the Company of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” shall mean the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 10.1 that is not Term SOFR.

“Toronto Dominion” shall mean Toronto Dominion (Texas) LLC or any of its affiliates that is a bank.

“Total Debt” shall mean, for the Company and its Subsidiaries on a consolidated basis as of any date, (a) the sum (without duplication) of (i) the outstanding principal amount of the Loans as of such date, (ii) the aggregate amount of Indebtedness plus Attributable Debt of such Persons as of such date, (iii) the aggregate amount of all Guaranties by such Persons of Indebtedness as of such date, and (iv) to the extent payable by the Company, an amount equal to the aggregate exposure of the Company under any Hedge Agreements permitted pursuant to Section 7.1 hereof, as calculated on a marked to market basis as of the last day of the fiscal quarter being tested or the last day of the most recently completed fiscal quarter, as applicable less (b) the sum of all unrestricted domestic cash and Cash Equivalents of the Company and its Subsidiaries as of such date.

“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“U.S. Person” shall mean a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under any laws of the United States of America, or any estate or trust that is subject to Federal income taxation regardless of the source of its income.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unreimbursed Amount” shall have the meaning specified in Section 2.13(c)(i).

“Unrestricted Subsidiary” shall mean any Subsidiary of the Company that is hereafter designated by the Company as an Unrestricted Subsidiary by notice to the Administrative Agent and the Lenders; provided that (a) no Material Subsidiary shall be designated as an Unrestricted Subsidiary without the prior written consent of the Majority Lenders, (b) the aggregate Adjusted EBITDA of the Unrestricted Subsidiaries (without duplication) shall not exceed 20% of consolidated Adjusted EBITDA of the Company and its subsidiaries, and (c) no Subsidiary of the Company may be designated as an Unrestricted Subsidiary after the occurrence and during the continuance of a Default or an Event of Default; provided, further, that the designation by the Company of a Subsidiary as an Unrestricted Subsidiary may be revoked by the Company at any time by notice to the Administrative Agent and the Lenders so long as no Default would be caused thereby, from and after which time such Subsidiary will no longer be an Unrestricted Subsidiary.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” and “¥” shall mean the lawful currency of Japan.

Section 1.2        Interpretation. Except where otherwise specifically restricted, reference to a party to this Agreement or any other Loan Document includes that party and its successors and assigns. All capitalized terms used herein which are defined in Article 9 of the Uniform Commercial Code in effect in the State of New York or other applicable jurisdiction on the date hereof and which are not otherwise defined herein shall have the same meanings herein as set forth therein. Whenever any agreement, promissory note or other instrument or document is defined in this Agreement, such definition shall be deemed to mean and include, from and after the date of any amendment, restatement, supplement, confirmation or modification thereof, such agreement, promissory note or other instrument or document as so amended, restated, supplemented, confirmed or modified, unless stated to be as in effect on a particular date. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural and vice versa. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 1.3        Cross References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause in such Article, Section or definition.

Section 1.4        Accounting Provisions. Unless otherwise expressly provided herein, all references in this Agreement to GAAP shall mean GAAP as in effect on the date of this Agreement as published by the Financial Accounting Standards Board. All accounting terms used in this Agreement and not defined expressly, completely or specifically herein shall have the respective meanings given to them, and shall be construed, in accordance with GAAP. All financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this

Agreement shall be prepared in accordance with GAAP applied in a manner consistent with that used to prepare the most recent audited consolidated financial statements of the Company and its Subsidiaries. All financial or accounting calculations or determinations required pursuant to this Agreement shall be made, and all references to the financial statements of the Company, Adjusted EBITDA, Senior Secured Debt, Total Debt, Interest Expense, Consolidated Total Assets and other such financial terms shall be deemed to refer to such items, unless otherwise expressly provided herein, on a consolidated basis for the Company and its Subsidiaries. Notwithstanding the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements of the Company for the fiscal year ended December 31, 2018 for all purposes, notwithstanding any change in GAAP relating thereto, including with respect to Accounting Standards Codification 842.

Section 1.5        Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.6        Exchange Rates; Currency Equivalents.

(a)        The Administrative Agent or the relevant Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies and shall promptly provide notice thereof to the Company. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the relevant Issuing Bank, as applicable.

(b)        Wherever in this Agreement in connection with an LIBOR Advance, conversion, continuation or prepayment of Revolving Loan made as a LIBOR Advance or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Loan made as a LIBOR Advance or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the relevant Issuing Bank, as the case may be.

Section 1.7        Additional Alternative Currencies.

(a)        The Company or the relevant Subsidiary Borrower, as the case may be, may from time to time request that LIBOR Advances of Revolving Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of

LIBOR Advances, such request shall be subject to the approval of the Administrative Agent and each of the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the relevant Issuing Bank.

(b)        Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten (10) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the relevant Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to LIBOR Advances of Revolving Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the relevant Issuing Bank thereof. Each Lender (in the case of any such request pertaining to LIBOR Advances of Revolving Loans) or the relevant Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of LIBOR Advances of Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)        Any failure by a Lender or any Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such Issuing Bank, as the case may be, to permit LIBOR Advances of Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making LIBOR Advances of Revolving Loans in such requested currency, the Administrative Agent shall so notify the relevant Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any LIBOR Advances of Revolving Loans; and if the Administrative Agent and the relevant Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Bank. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.7, the Administrative Agent shall promptly so notify the relevant Borrower.

Section 1.8        Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

ARTICLE 2 - LOANS

Section 2.1        The Revolving Loans. The Lenders agree severally, and not jointly, upon the terms and subject to the conditions of this Agreement, to make Loans (each such Loan, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Company or any Subsidiary Borrower in Dollars or in one or more Alternative Currencies from time to time prior to the Maturity Date in an aggregate Dollar Equivalent amount not to exceed, (i) in the aggregate at any one time outstanding, the Revolving Loan Commitments of all Lenders, (ii) individually, such Lender’s Revolving Loan Commitment as in effect from time to time minus such Lender’s

Commitment Ratio of the Swingline Loans and the Dollar Equivalent of the L/C Obligations then outstanding and (iii) in the case of a Certain Funds Advance, the Certain Funds Sublimit; provided, however, that neither the Company nor any Subsidiary Borrower may request (and the Lenders shall have no obligation to make) (x) an Advance under this Section 2.1 in excess of the Available Revolving Loan Commitment on such date or (y) an Advance denominated in any Alternative Currency to the extent that, after giving effect thereto, the Dollar Equivalent of the aggregate outstanding principal amount of Advances and the outstanding amount of Letters of Credit, in each case denominated in any Alternative Currency, exceeds the Alternative Currency Sublimit.

Section 2.2        Manner of Advance and Disbursement.

(a)        Choice of Interest Rate, Certain Funds Advance, Etc. Any Advance hereunder denominated in Dollars shall, at the option of the relevant Borrower, be made as a Base Rate Advance or a LIBOR Advance and any Advance hereunder denominated in an Alternative Currency shall be made as a LIBOR Advance; provided, however, that, in each case, at such time as there shall have occurred and be continuing a Default hereunder, no Borrower shall have the right to (i) in the case of Advances of Revolving Loans denominated in Dollars, receive or Continue a LIBOR Advance or to Convert a Base Rate Advance to a LIBOR Advance or (ii) in the case of Advances of Revolving Loans denominated in Alternative Currencies, receive or Continue a LIBOR Advance, if the Majority Lenders so notify the relevant Borrower, and the Majority Lenders may demand that any or all of the then outstanding LIBOR Advances of Revolving Loans denominated in an Alternate Currency be prepaid, or redenominated into Dollars in the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto. In addition, the Company (but not any other Borrower) may request that an Advance that is in the form of a Revolving Loan be made as a Certain Funds Advance. If the Company requests a Revolving Loan but fails to specify whether it is a Certain Funds Advance, such Advance will be deemed not to be a Certain Funds Advance. Any notice given to the Administrative Agent in connection with a requested LIBOR Advance hereunder shall be given to the Administrative Agent prior to 11:00 a.m. (New York, New York time) in order for such Business Day to count toward the minimum number of Business Days required. Notwithstanding anything to the contrary herein, (i) a Swingline Loan may not be converted to a LIBOR Advance and (ii) the borrowing procedures with respect to Swingline Loans shall be governed by Section 2.17.

(b)        Base Rate Advances.

(i)        Advances. The relevant Borrower shall give the Administrative Agent in the case of Base Rate Advances irrevocable prior telephonic notice followed immediately by a Request for Advance by 9:00 A.M. (New York, New York time) on the date of such proposed Base Rate Advance; provided, however, that the relevant Borrower’s failure to confirm any telephonic notice with a Request for Advance shall not invalidate any notice so given if acted upon by the Administrative Agent. Upon receipt of such notice from the relevant Borrower, the Administrative Agent shall promptly notify each Lender by telephone, followed promptly by email or telecopy of the contents thereof.

(ii)        Conversions. The relevant Borrower may, without regard to the applicable Payment Date and upon at least three (3) Business Days’ irrevocable prior telephonic notice followed by a Request for Advance, Convert all or a portion of the principal of a Base Rate Advance to a LIBOR Advance. On the date indicated by the relevant Borrower, such Base Rate Advance shall be so Converted. The failure to give timely notice hereunder with respect to the

Payment Date of any Base Rate Advance shall be considered a request to Continue such a Base Rate Advance as a Base Rate Advance for a subsequent Interest Period.

(c)        LIBOR Advances. Upon request, the Administrative Agent, whose determination in absence of manifest error shall be conclusive, shall determine the available LIBOR Basis and shall notify the relevant Borrower of such LIBOR Basis to apply for the applicable LIBOR Advance.

(i)        Advances. The relevant Borrower shall give the Administrative Agent (A) in the case of LIBOR Advances of Revolving Loans denominated in Dollars at least three (3) Business Days’ irrevocable prior telephonic notice followed immediately by a Request for Advance, (B) in the case of LIBOR Advances of Revolving Loans denominated in an Alternative Currency at least four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) irrevocable prior telephonic notice followed immediately by a Request for Advance or (C) in the case of LIBOR Advances of Revolving Loans denominated in Canadian Dollars or Australian Dollars at least five (5) Business Days’ irrevocable prior telephonic notice followed immediately by a Request for Advance; provided, however, that, in each case, the relevant Borrower’s failure to confirm any telephonic notice with a Request for Advance shall not invalidate any notice so given if acted upon by the Administrative Agent. Upon receipt of such notice from the relevant Borrower, the Administrative Agent shall promptly notify each Lender by telephone, email or telecopy of the contents thereof.

(ii)        Conversions and Continuations. At least three (3) Business Days prior to the Payment Date for each LIBOR Advance of Revolving Loans denominated in Dollars and at least four (4) Business Days prior to the Payment Date for each LIBOR Advance of Revolving Loans denominated in an Alternative Currency, the relevant Borrower shall give the Administrative Agent telephonic notice followed by written notice specifying whether all or a portion of such LIBOR Advance (A) is to be Continued in whole or in part as one or more LIBOR Advances, (B) is to be Converted in whole or in part to a Base Rate Advance, or (C) is to be repaid. If the relevant Borrower fails to give such notice, such Advance shall automatically be Continued on its Payment Date as a LIBOR Advance with an Interest Period of one month. Upon such Payment Date such LIBOR Advance will, subject to the provisions hereof, be so Continued, Converted or repaid, as applicable. No LIBOR Advance of Revolving Loans may be Continued as or Converted into a LIBOR Advance of Revolving Loans denominated in a different currency, but instead must be prepaid or repaid in the original currency of such LIBOR Advance of Revolving Loans and may thereafter be reborrowed in the other currency.

(d)        Notification of Lenders. Upon receipt of irrevocable prior telephonic notice in accordance with Section 2.2(b) or (c) hereof or a Request for Advance, or a notice of Conversion or Continuation from the relevant Borrower with respect to any outstanding Advance prior to the Payment Date for such Advance, the Administrative Agent shall promptly notify each Lender having the applicable Commitment by telephone, followed promptly by written notice or telecopy, of the contents thereof and the amount (and currency) of such Lender’s portion of the Advance. Each Lender having the applicable Commitment shall, not later than 12:00 noon (New York, New York time) on the date of borrowing specified in such notice, make available to the Administrative Agent at the Administrative Agent’s Office, or at such account as the Administrative Agent shall designate, the amount of its portion of any Advance that represents an additional borrowing hereunder in immediately available funds in the applicable currency. Each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Advance in accordance with the terms of this Agreement.

(e)        Disbursement.

(i)        Prior to 2:00 p.m. (New York, New York time) on the date of an Advance hereunder, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Article 3 hereof, disburse the amounts made available to the Administrative Agent by the Lenders in like funds by (A) transferring the amounts so made available by wire transfer pursuant to the relevant Borrower’s instructions, or (B) in the absence of such instructions, crediting the amounts so made available to the account of the relevant Borrower maintained with the Administrative Agent.

(ii)        Unless the Administrative Agent shall have received notice from a Lender having an applicable Commitment prior to 12:00 noon (New York, New York time) on the date of any Advance that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Advance, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Advance and the Administrative Agent may in its sole discretion and in reliance upon such assumption, make available to the requesting Borrower on such date a corresponding amount. If and to the extent an applicable Lender does not make such ratable portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the requesting Borrower until the date such amount is repaid to the Administrative Agent, at the greater of the Federal Funds Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

(iii)        If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Advance for purposes of this Agreement. If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor and the Administrative Agent has made such corresponding amount available to the relevant Borrower, the Administrative Agent shall notify the relevant Borrower, and the relevant Borrower shall immediately pay such corresponding amount to the Administrative Agent, with interest at (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Administrative Agent in respect of such amount in the case of Advances denominated in Alternative Currencies, in each case from the date the Administrative Agent made such amount available to the relevant Borrower. The relevant Borrower shall not be obligated to pay, and such amount shall not accrue, any interest or fees on such amount other than as provided in the immediately preceding sentence. The failure of any Lender to fund its portion of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender.

Section 2.3        Interest.

(a)        On Base Rate Advances. Interest on each Base Rate Advance, including Swingline Loans, computed pursuant to clause (b) of the definition of Base Rate, shall be computed on the basis of a year of 365/366 days and interest on each Base Rate Advance, including Swingline Loans, computed pursuant to clause (a) of the definition of Base Rate shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed and shall be payable at the Base Rate Basis for such Advance, in arrears on the applicable Payment Date. Interest on Base Rate Advances then outstanding shall also be due and payable on the Maturity Date.

(b)        On LIBOR Advances. Interest on each LIBOR Advance shall be computed on the basis of a 360-day year (or, in each case of Advances denominated in Alternative Currencies where market practice differs, in accordance with market practice) for the actual number of days elapsed and shall be payable at the LIBOR Basis for such Advance, in arrears on the applicable Payment Date, and, in addition, if the Interest Period for a LIBOR Advance exceeds three (3) months, interest on such LIBOR Advance shall also be due and payable in arrears on every three (3) month anniversary of the beginning of such Interest Period. Interest on LIBOR Advances then outstanding shall also be due and payable on the Maturity Date.

(c)        [Reserved].

(d)        Interest Upon Event of Default. Immediately upon the occurrence of an Event of Default under Section 8.1(b), (f) or (g) hereunder and following a request from the Majority Lenders upon the occurrence of any other Event of Default hereunder, the outstanding principal balance of the Loans shall bear interest at the Default Rate. Such interest shall be payable on demand by the Majority Lenders and shall accrue until the earlier of (i) waiver or cure of the applicable Event of Default, (ii) agreement by the Majority Lenders (or, if applicable to the underlying Event of Default, the Lenders) to rescind the charging of interest at the Default Rate or (iii) payment in full of the Obligations.

(e)        LIBOR Contracts. At no time may the number of outstanding LIBOR Advances hereunder exceed ten (10).

(f)        Applicable Margin.

(i)        With respect to any Loans, the Applicable Margin shall be a percentage per annum determined by reference to the Applicable Debt Rating (as such Applicable Debt Rating is determined pursuant to Section 2.3(f)(ii)) in effect on such date as set forth below:

	Applicable Debt Rating	LIBOR Advance Applicable Margin	Base Rate Advance Applicable Margin
A.	> A- / A3 / A-	0.875%	0.000%
B.	BBB+ / Baa1/ BBB+	1.000%	0.000%
C.	BBB / Baa2 / BBB	1.125%	0.125%
D.	BBB- / Baa3 / BBB-	1.250%	0.250%
E.	BB+ / Ba1 / BB+	1.500%	0.500%
F.	< BB/ Ba2 / BB	1.750%	0.750%

(ii)        Changes in Applicable Margin; Determination of Debt Rating. Changes to the Applicable Margin shall be effective as of the next Business Day after the day on which the Debt Rating changes. Any change to any Debt Rating established by S&P, Moody’s or

Fitch shall be effective as of the date on which such change is first announced publicly by the applicable rating agency making such change and on and after that day the changed Debt Rating shall be the Debt Rating of such rating agency for purposes of this Agreement. If none of S&P, Moody’s or Fitch shall have in effect a Debt Rating, the Applicable Margin shall be set in accordance with part E of the table set forth in Section 2.3(f)(i). If S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be.

Section 2.4        Commitment and Letter of Credit Fees.

(a)        Commitment Fees.

(i)        Subject to Section 2.16(a)(iii), the Company agrees to pay to the Administrative Agent for the account of each of the Lenders having a Revolving Loan Commitment in accordance with such Lender’s applicable Commitment Ratio, a commitment fee, in Dollars, on the unused portion of the Revolving Loan Commitment of such Lender (and any portion of the Revolving Loan Commitment of a Lender corresponding to the Dollar Equivalent amount of an outstanding Letter of Credit (whether drawn or not) shall be deemed used) for each day from the Effective Date through and including the Maturity Date at the applicable rate set forth below, based upon the Applicable Debt Rating (as such Applicable Debt Rating is determined pursuant to Section 2.4(a)(ii)) in effect on such date as set forth below:

	Applicable Debt Rating	Rate per Annum
A.	> A- / A3 / A-	0.0800%
B.	BBB+ / Baa1/ BBB+	0.1000%
C.	BBB / Baa2 / BBB	0.1100%
D.	BBB- / Baa3 / BBB-	0.1500%
E.	BB+ / Ba1 / BB+	0.2000%
F.	< BB/ Ba2 / BB	0.3000%

Such commitment fee shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed, shall be payable quarterly in arrears on the third Business Day after the end of each fiscal quarter commencing March 31, 2021, and shall be fully earned when due and non-refundable when paid. A final payment of any commitment fee then payable with respect to the Revolving Loan Commitments shall be due and payable on the Maturity Date. For the avoidance of doubt, the Outstanding Amount of Swingline Loans shall not be counted towards or considered usage of the Revolving Loan Commitment for purposes of calculating the commitment fee.

(ii)        Changes in Commitment Fee; Determination of Debt Rating. Changes to the commitment fee shall be effective as of the next Business Day after the day on which the Debt Rating changes. Any change to any Debt Rating established by S&P, Moody’s or Fitch shall be effective as of the date on which such change is first announced publicly by the applicable rating agency making such change and on and after that day the changed Debt Rating for such rating agency shall be the Debt Rating of such rating agency for purposes of this

Agreement. If none of S&P, Moody’s or Fitch shall have in effect a Debt Rating, the Commitment Fee shall be set in accordance with part E of the table set forth in Section 2.4(a)(i). If S&P, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Debt Rating announced by S&P, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody’s or Fitch, as the case may be.

(b)        Letter of Credit Fees.

(i)        The Company agrees to pay directly to the applicable Issuing Bank for its own account a fronting fee, in Dollars, with respect to each Letter of Credit issued by such Issuing Bank from the date of issuance through and including the expiration date of each such Letter of Credit at a rate agreed in writing between the Company and such Issuing Bank, which fee shall be computed on the daily amount available to be drawn under such Letter of Credit on the basis of a year of 365/366 days for the actual number of days elapsed, shall be payable quarterly in arrears on the third Business Day after the end of each fiscal quarter commencing March 31, 2021, on the Letter of Credit Expiration Date and thereafter on demand (provided, that if such day is not a Business Day, such Letter of Credit fee shall be payable on the next Business Day), and shall be fully earned when due and non-refundable when paid. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. In addition, the Company shall pay directly to the applicable Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(ii)        The Company agrees to pay to the Administrative Agent on behalf of the Lenders having a Revolving Loan Commitment in accordance with their respective Commitment Ratios for the Revolving Loans (and the Administrative Agent shall promptly pay to the Lenders having a Revolving Loan Commitment), a fee (the “Letter of Credit Fee”), in Dollars, on the stated amount (reduced by the amount of any draws) of any outstanding Letters of Credit for each day from the date of issuance thereof through the expiration date for each such Letter of Credit at a rate equal to the Applicable Margin for LIBOR Advances under the Revolving Loan Commitments; provided, however, that (x) any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender or the Company has not provided Cash Collateral reasonably satisfactory to the Issuing Bank pursuant to Section 2.15(a) shall be payable, to the maximum extent permitted by Applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Commitment Ratios allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the applicable Issuing Bank for its own account and (y) no Letter of Credit Fees shall accrue or be payable under an outstanding Letter of Credit to the extent that the Company has provided Cash Collateral sufficient to eliminate the applicable Fronting Exposure of a Defaulting Lender. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5. Such Letter of Credit Fee shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed, shall be payable quarterly in arrears for each quarter on the third Business Day after the end of each fiscal quarter commencing March 31, 2021, on the Letter of Credit Expiration Date and thereafter on demand, and shall be fully earned when due and non-refundable when paid. The Letter of Credit

Fee set forth in this Section 2.4(b)(ii) shall be subject to increase and decrease on the dates and in the amounts set forth in Section 2.3(f)(i) hereof in the same manner as the adjustment of the Applicable Margin with respect to LIBOR Advances. Notwithstanding anything to the contrary contained herein, upon the request of the Majority Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

Section 2.5        Voluntary Commitment Reductions. The Company shall have the right, at any time and from time to time after the Effective Date and prior to the Maturity Date, upon at least three (3) Business Days’ prior written notice to the Administrative Agent, without premium or penalty, to cancel or reduce permanently all or a portion of the Revolving Loan Commitments; provided, however, that any such partial reduction shall be made in an amount not less than $5,000,000.00 and in an integral multiple of $1,000,000.00. As of the date of cancellation or reduction set forth in such notice, the Revolving Loan Commitments shall be permanently reduced to the amount stated in such notice for all purposes herein, and the Company and any relevant Subsidiary Borrower shall pay to the Administrative Agent for the applicable Lenders the amount necessary to reduce the Dollar Equivalent of the aggregate principal amount of all Revolving Loans, all Swingline Loans and all L/C Obligations then outstanding under the Revolving Loan Commitments to not more than the amount of Revolving Loan Commitments as so reduced, together with accrued interest on the amount so prepaid and any commitment fees accrued through the date of the reduction with respect to the amount reduced.

Section 2.6        Prepayments and Repayments.

(a)        Prepayment. (i) Optional. The principal amount of any Base Rate Advance, including any Swingline Loan, may be prepaid in full or ratably in part at any time, without premium or penalty and without regard to the Payment Date for such Advance. The principal amount of any LIBOR Advance may be prepaid in full or ratably in part, upon three (3) Business Days’ prior written notice (in the case of any LIBOR Advance denominated in Dollars) or upon four (4) Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior written notice (in the case of any LIBOR Advance denominated in an Alternative Currency), or telephonic notice followed immediately by written notice, to the Administrative Agent, without premium or penalty; provided, however, that, to the extent prepaid prior to the applicable Payment Date for such LIBOR Advance, the Company or the relevant Subsidiary Borrower shall reimburse the applicable Lenders, on the earlier of demand by the applicable Lender or the Maturity Date, for any loss or out-of-pocket expense incurred by any such Lender in connection with such prepayment, as set forth in Section 2.9 hereof; and provided further, however, that (i) the Company’s or any relevant Subsidiary Borrower’s failure to confirm any telephonic notice with a written notice shall not invalidate any notice so given if acted upon by the Administrative Agent and (ii) any notice of prepayment given hereunder may be revoked by the relevant Borrower at any time. Any prepayment hereunder shall be in amounts of not less than $2,000,000.00 and in an integral multiple of $1,000,000.00. Amounts prepaid pursuant to this Section 2.6(a), with respect to the Revolving Loans or Swingline Loans, shall be fully revolving and accordingly may be reborrowed, subject to the terms and conditions hereof. Amounts prepaid shall be paid together with accrued interest on the amount so prepaid.

(ii)        Mandatory. (x) If, on any date, the Administrative Agent notifies the Company that, on any interest payment date, the sum of (A) the aggregate principal amount of all Advances denominated in Dollars plus the aggregate amount of all Letters of Credit then outstanding denominated in Dollars plus (B) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Alternative

Currencies plus the aggregate amount of all Letters of Credit then outstanding denominated in Alternative Currencies then outstanding exceeds 105% of the aggregate Revolving Loan Commitments of the Lenders on such date, the Borrowers shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Advances owing by the Borrowers in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Revolving Loan Commitments of the Lenders on such date, together with any accrued interest and fees with respect thereto; provided that if the Borrowers have Cash Collateralized Letters of Credit in accordance with Section 2.15(a), the amount of the outstanding Letters of Credit shall be deemed to have been reduced by the amount of such Cash Collateral. (y) If, on any date, the Administrative Agent notifies the Company that, on any interest payment date, the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in Alternative Currencies plus the aggregate amount of all Letters of Credit then outstanding denominated in Alternative Currencies then outstanding exceeds the Alternative Currency Sublimit, the Borrowers shall, as soon as practicable and in any event within two Business Days after receipt of such notice, prepay the outstanding principal amount of any such Advances owing by the Borrowers in an aggregate amount sufficient to reduce such sum to an amount not to exceed the Alternative Currency Sublimit, together with any accrued interest and fees with respect thereto; provided that if the Borrowers have Cash Collateralized Letters of Credit in accordance with Section 2.15(a), the amount of the outstanding Letters of Credit shall be deemed to have been reduced by the amount of such Cash Collateral.

The Administrative Agent shall give prompt notice of any prepayment required under this Section 2.6(b)(ii) to the Company and the Lenders, and shall provide prompt notice to the Company of any such notice of required prepayment received by it from any Lender.

(b)        Repayments. The Borrowers shall repay the Loans as follows:

(i)        Swingline Loans. The relevant Borrower shall repay each Swingline Loan on the earlier to occur of (i) the date ten (10) Business Days after such Swingline Loan is made and (ii) the Maturity Date.

(ii)        Maturity Date. In addition to the foregoing, a final payment of all Loans, together with accrued interest and fees with respect thereto, shall be due and payable on the Maturity Date.

Section 2.7        Notes; Loan Accounts.

(a)        The Loans shall be repayable in accordance with the terms and provisions set forth herein. If requested by a Lender, one (1) Revolving Loan Note duly executed and delivered by one or more Authorized Signatories of the relevant Borrower, shall be issued by the relevant Borrower and payable to such Lender in accordance with such Lender’s applicable Commitment Ratio for Revolving Loans.

(b)        Each Lender may open and maintain on its books in the name of the relevant Borrower a loan account with respect to its portion of the Loans and interest thereon. Each Lender which opens such a loan account shall debit such loan account for the principal amount of its portion of each Advance made by it and accrued interest thereon, and shall credit such loan account for each payment on account of principal of or interest on its Loans. The records of a Lender with respect to the loan account maintained by it shall be prima facie evidence of its portion of the Loans and accrued interest thereon absent manifest error, but the failure of any Lender to make any such notations or any error or mistake in such notations shall not affect the relevant Borrower’s repayment obligations with respect to such Loans.

Section 2.8        Manner of Payment.

(a)        Each payment (including, without limitation, any prepayment) by any Borrower (except with respect to principal of and interest on, Advances denominated in an Alternative Currency) shall be made not later than 1:00 p.m. (New York, New York time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office, for the account of the Lenders or the Administrative Agent, as the case may be, in lawful money of the United States of America in immediately available funds. Each payment (including, without limitation, any prepayment) by any Borrower with respect to principal of and interest on, Advances denominated in an Alternative Currency shall be made not later than 1:00 p.m. (New York, New York time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office, for the account of the Lenders or the Administrative Agent, as the case may be, in such Alternative Currency in same day funds. Any payment received by the Administrative Agent after 1:00 p.m. (New York, New York time) shall be deemed received on the next Business Day. Receipt by the Administrative Agent of any payment intended for any Lender or Lenders hereunder prior to 1:00 p.m. (New York, New York time) on any Business Day shall be deemed to constitute receipt by such Lender or Lenders on such Business Day. In the case of a payment for the account of a Lender, the Administrative Agent will promptly, but no later than the close of business on the date such payment is deemed received, thereafter distribute the amount so received in like funds to such Lender. If the Administrative Agent shall not have received any payment from the relevant Borrower as and when due, the Administrative Agent will promptly notify the applicable Lenders accordingly. In the event that the Administrative Agent shall fail to make distribution to any Lender as required under this Section 2.8, the Administrative Agent agrees to pay such Lender interest from the date such payment was due until paid at the Federal Funds Rate.

(b)        Each Borrower agrees to pay principal, interest, fees and all other amounts due hereunder or under the Notes without set-off or counterclaim or any deduction whatsoever, except as provided in Section 10.3 hereof.

(c)        Prior to the acceleration of the Loans under Section 8.2 hereof, if some but less than all amounts due from any Borrower are received by the Administrative Agent with respect to the Obligations, the Administrative Agent shall distribute such amounts in the following order of priority, all on a pro rata basis to the Lenders: (i) to the payment on a pro rata basis of any fees or expenses then due and payable to the Administrative Agent and the Issuing Banks, or any of them or expenses then due and payable to the Lenders; (ii) to the payment of interest then due and payable on the Loans on a pro rata basis and of fees then due and payable to the Lenders on a pro rata basis; (iii) to the payment of all other amounts not otherwise referred to in this Section 2.8(c) then due and payable to the Administrative Agent, the Issuing Banks and the Lenders, or any of them, hereunder or under the Notes or any other Loan Document; and (iv) to the payment of principal then due and payable on the Loans on a pro rata basis.

(d)        Subject to any contrary provisions in the definition of Interest Period, if any payment under this Agreement or any of the other Loan Documents is specified to be made on a day which is not a Business Day, it shall be made on the next Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

Section 2.9        Reimbursement.

(a)        Whenever any Lender shall sustain or incur any losses or reasonable out-of-pocket expenses in connection with (i) the failure by any Borrower to borrow, Continue, Convert or prepay any LIBOR Advance after having given notice of its intention to borrow, Continue, Convert or prepay such Advance in accordance with Section 2.2 or 2.6 hereof (whether by reason of the relevant Borrower’s election not to proceed or the non-fulfillment of any of the conditions set forth in Article 3 hereof, but not as a result of a failure of such Lender to make a Loan in accordance with the terms of this Agreement), or (ii) the prepayment other than on the applicable Payment Date (or failure to prepay after giving notice thereof) of any LIBOR Advance in whole or in part for any reason, the relevant Borrower agrees to pay to such Lender, upon such Lender’s demand, an amount sufficient to compensate such Lender for all such losses and out-of-pocket expenses. Such Lender’s good faith determination of the amount of such losses or out-of-pocket expenses, as set forth in writing and accompanied by calculations in reasonable detail demonstrating the basis for its demand, shall be presumptively correct absent manifest error.

(b)        Losses subject to reimbursement hereunder shall include, without limiting the generality of the foregoing, reasonable out-of-pocket expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the re-employment of funds prepaid, paid, repaid, not borrowed, or not paid, as the case may be, but not losses resulting from lost Applicable Margin or other margin. Losses subject to reimbursement will be payable whether the Maturity Date is changed by virtue of an amendment hereto (unless such amendment expressly waives such payment) or as a result of acceleration of the Loans.

(c)        Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.9 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the relevant Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any losses or expenses incurred more than six (6) months prior to the date that such Lender notifies the relevant Borrower of the circumstances giving rise to such losses or expenses and of such Lender’s intention to claim compensation therefor.

Section 2.10        Pro Rata Treatment.

(a)        Advances. Each Advance under the Revolving Loan Commitments from the Lenders hereunder (other than Swingline Advances) shall be made pro rata on the basis of the applicable Commitment Ratios of the Lenders having a Revolving Loan Commitment.

(b)        Payments. Except as provided in Section 2.16 hereof and Article 10 hereof, each payment and prepayment of principal of, and interest on, the Loans shall be made to the Lenders pro rata on the basis of their respective unpaid principal amounts outstanding under the applicable Loans immediately prior to such payment or prepayment.

(c)        Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it or the participations in Swingline Loans and L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in the Swingline Loans and L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their respective Commitment Ratios, provided that:

(i)        if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)        the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in the Swingline Loans or L/C Obligations to any assignee or participant.

Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including, without limitation, the right of set-off) with respect to such participation as fully as if such purchasing Lender were the direct creditor of such Borrower in the amount of such participation.

(d)        Commitment Reductions. Any reduction of the Revolving Loan Commitments required or permitted hereunder shall reduce the Revolving Loan Commitment of each Lender having a Revolving Loan Commitment on a pro rata basis based on the Commitment Ratio of such Lender for the Revolving Loan Commitment.

Section 2.11        Capital Adequacy. If after the date hereof, the adoption of any Applicable Law regarding the capital adequacy or liquidity of banks or bank holding companies, or any change in Applicable Law (whether adopted before or after the Effective Date) or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, including any such change resulting from the enactment or issuance of any regulation or regulatory interpretation affecting existing Applicable Law, or compliance by such Lender (or the bank holding company of such Lender) with any directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder with respect to the Loans and the Commitments to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy or liquidity immediately before such adoption, change or compliance and assuming that such Lender’s (or the bank holding company of such Lender) capital was fully utilized prior to such adoption, change or compliance) by an amount reasonably deemed by such Lender to be material, then, upon demand by such Lender, the relevant Borrower shall promptly pay to such Lender such additional amounts as shall be sufficient to compensate such Lender (on an after-tax basis and without duplication of amounts paid by the relevant Borrower pursuant to Section 10.3) for such reduced return which is reasonably allocable to this Agreement, together with interest on such amount from the fourth (4th) Business Day after the date of demand or the Maturity Date, as applicable, until payment in full thereof at the Default Rate; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be enacted, adopted or issued after the date hereof, regardless of the date enacted, adopted or issued. A certificate of such Lender setting forth the amount to be paid to such Lender by the relevant Borrower as a result of any event referred to in this paragraph and supporting calculations in reasonable detail shall be presumptively correct absent manifest error. Notwithstanding any other provision of this Section 2.11, no Lender shall demand compensation for any increased cost or reduction referred to above if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the relevant Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the relevant Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the circumstances giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.12        Lender Tax Forms.

(i)        Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (ii)(a) and (ii)(b) of this Section) shall not be required if in the Lenders’ reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)        Without limiting the generality of the foregoing:

(a)        On or prior to the Effective Date and on or prior to the first Business Day of each calendar year thereafter, to the extent it may lawfully do so at such time, each Lender which is a Non-U.S. Person shall provide each of the Administrative Agent, the Company and any relevant Subsidiary Borrower (other than a Foreign Subsidiary Borrower) (A) if such Lender is a “bank” under Section 881(c)(3)(A) of the Code, with a properly executed original of Internal Revenue Service Form W-8BEN (or W-8BEN-E, as applicable) or W-8ECI (or any successor form) prescribed by the Internal Revenue Service or other documents satisfactory to the Borrower and the Administrative Agent, as the case may be, certifying (i) as to such Lender’s status as exempt from United States Federal withholding taxes with respect to all payments to be made to such Lender hereunder and under the Notes or (ii) that all payments to be made to such Lender hereunder and under the Notes are subject to such taxes at a rate reduced to zero by an applicable tax treaty, or (B) if such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and intends to claim exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN (or W-8BEN-E, as applicable), or any subsequent versions thereof or successors thereto (and, if such Lender delivers a Form W-8BEN (or W-8BEN-E, as applicable), a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a ten-percent (10%) shareholder (within the meaning of Section 871(h)(3)(B) of the Code and is not a controlled foreign corporation related to the Company or any relevant Subsidiary Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Lender, indicating that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States Federal income taxes as permitted by the Code. If a payment made to a Lender under this Agreement would be subject to withholding Tax imposed under FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent, the Company and any relevant Subsidiary Borrower (other than a Foreign Subsidiary Borrower), at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent, the Company or any relevant Subsidiary Borrower, such documentation prescribed by Applicable Law (included as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent, the Company or any relevant Subsidiary Borrower as may be necessary for the Administrative Agent, the Company or any relevant Subsidiary Borrower to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment.

(b)        On or prior to the Effective Date, and to the extent permitted by applicable U.S. Federal law, on or prior to the first (1st) Business Day of each calendar year thereafter, each Lender which is a U.S. Person shall provide the Administrative Agent, the Company and any relevant Subsidiary Borrower a duly completed and executed copy of the Internal Revenue Service Form W-9 or successor form to the effect that it is a U.S. Person.

Section 2.13        Letters of Credit.

(a)        The Letter of Credit Commitments.

(i)        Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.13 and within the limits of its L/C Commitment, (1) from time to time on any Business Day until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or one or more Alternative Currencies for the account of the Company or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (1) the Dollar Equivalent of the aggregate Outstanding Amount of all Loans and L/C Obligations shall not exceed the aggregate Revolving Loan Commitments, (2) the Dollar Equivalent of the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Commitment Ratio of the Dollar Equivalent of the Outstanding Amount of all L/C Obligations plus such Lender’s Commitment Ratio of the Swingline Loans then outstanding shall not exceed such Lender’s Commitment, (3) the Dollar Equivalent of the Outstanding Amount of

the L/C Obligations in respect of Letters of Credit issued by such Issuing Bank shall not exceed the Dollar Equivalent of such Issuing Bank’s L/C Commitment, (4) the Dollar Equivalent of the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (5) the Dollar Equivalent of the aggregate outstanding principal amount of Advances and the Outstanding Amount of Letters of Credit, in each case denominated in any Alternative Currency, exceeds the Alternative Currency Sublimit; and provided, further, that none of Barclays Bank PLC, Royal Bank of Canada or Morgan Stanley Bank, N.A. shall have any obligation to issue commercial letters of credit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Each letter of credit listed on Schedule 2 shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of this Section 2.13, be deemed to be an Issuing Bank for each such letter of credit, provided than any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)        No Issuing Bank shall issue any Letter of Credit, if:

(1)        subject to Section 2.13(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Majority Lenders have approved such expiry date; provided that each Auto-Extension Letter of Credit shall not be deemed to have an expiry date longer than twelve (12) months after the date of its issuance; or

(2)        the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)        No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(1)        any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it; provided, however, that any such circumstance shall not affect such Lender’s obligations pursuant to Section 2.13(c);

(2)        the issuance of the Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(3)        except as otherwise agreed by the Administrative Agent and such Issuing Bank, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a Commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(4)        except as otherwise agreed by the Administrative Agent and such Issuing Bank, the Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(5)        any Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Company or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(6)        the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(i)        No Issuing Bank shall amend any Letter of Credit if such Issuing Bank would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(ii)        No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(iii)        Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 9 with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 9 included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Banks.

(b)        Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)        Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed to the reasonable satisfaction of the applicable Issuing Bank and signed by a responsible officer of the Company. Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than 11:00 a.m. at least, in the case of Letters of Credit denominated in Dollars, two (2) Business Days (or, if the Issuing Bank is Barclays Bank PLC or any of its affiliates, three (3) Business Days) and, in the case of Letters of Credit denominated in an Alternative Currency, four (4) Business Days (or, if the Issuing Bank is Barclays Bank PLC or any of its affiliates, five (5) Business Days) (or, in each case, such later date and time as the Administrative Agent and such Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such Issuing Bank may require. Additionally, the Company shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Issuing Bank or the Administrative Agent may require.

(ii)        Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the applicable Issuing Bank has received written notice from any Lender, the Administrative Agent or the Company, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 3 shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Commitment Ratio times the amount of such Letter of Credit.

(iii)        If the Company so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Company shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.13(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Majority Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 3.4 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(iv)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)        Drawings and Reimbursements; Funding of Participations.

(i)        Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Company and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the applicable Issuing Bank under a Letter of Credit (each such date, an “Honor Date”), the Company shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing; provided, however, that in the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse such Issuing Bank in Dollars, and such Issuing Bank shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If the Company fails to so reimburse the applicable Issuing Bank by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Commitment Ratio thereof. In such event, the Company shall be deemed to have requested an Advance of Base Rate Advances to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples for the principal amount of Base Rate Advances, but subject to the amount of the Available Revolving Loan Commitments and the conditions set forth in Section 3.3 (other than the delivery of a Request for Advance). Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.13(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)        Each Lender shall upon any notice pursuant to Section 2.13(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank at the Administrative Agent’s Office in an amount equal to its Commitment Ratio of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.13(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Advances to the Company in such amount. The Administrative Agent shall remit the funds so received to the applicable Issuing Bank.

(iii)        With respect to any Unreimbursed Amount that is not fully refinanced by an Advance of Base Rate Advances because the conditions set forth in Section 3.3 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the applicable Issuing Bank an L/C Advance in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Advance shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.13(c)(ii) shall be deemed payment in respect of its participation in such L/C Advance and shall constitute an L/C Loan from such Lender in satisfaction of its participation obligation under this Section 2.13.

(iv)        Until each Lender funds its Revolving Loan or L/C Loan pursuant to this Section 2.13(c) to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit issued by it, interest in respect of such Lender’s Commitment Ratio of such amount shall be solely for the account of such Issuing Bank.

(v)        Each Lender’s obligation to make Revolving Loans or L/C Loans to reimburse an Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.13(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Bank, the Company or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.13(c) is subject to the conditions set forth in Section 3.3 (other than delivery by the Company of a Request for Advance). No such making of an L/C Loan shall relieve or otherwise impair the obligation of the Company to reimburse the applicable Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit issued by it, together with interest as provided herein.

(vi)        If any Lender fails to make available to the Administrative Agent for the account of an Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.13(c) by the time specified in Section 2.13(c)(ii), then, without limiting the other provisions of this Agreement, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Advance or L/C Loan in respect of the relevant L/C Advance, as the case may be. A certificate of the applicable Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)        Repayment of Participations.

(i)        At any time after an Issuing Bank has made a payment under any Letter of Credit issued by it and has received from any Lender such Lender’s L/C Loan in respect of such payment in accordance with Section 2.13(c), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its applicable pro rata share thereof in the same funds as those received by the Administrative Agent.

(ii)        If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.13(c)(i) is required to be returned because it is invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Issuing Bank in its discretion) to be repaid to a trustee, receiver or any other party in connection with any proceeding under any debtor relief law or otherwise, each Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Commitment Ratio thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)        Obligations Absolute. The obligation of the Company to reimburse each Issuing Bank for each drawing under each Letter of Credit issued by it and to repay each L/C Loan shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)        any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)        the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)        any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)        any payment by such Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy or other debtor relief law; or

(v)        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the applicable Issuing Bank. The Company shall be conclusively deemed to have waived any such claim against such Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f)        Role of Issuing Bank. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the Issuing Bank that issued such Letter of Credit shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.13(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against an Issuing Bank, and an Issuing Bank may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)        Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Company when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Commercial Letter of Credit.

(h)        Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(i)        Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

(j)        Company Indemnity. The Company will indemnify and hold harmless the Administrative Agent, each Issuing Bank and each Lender and each of the foregoing Person’s respective employees, representatives, officers and directors from and against any and all claims, liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees, but excluding Taxes, which shall be governed exclusively by Section 10.3) which may be imposed on, incurred by or asserted against the Administrative Agent, any Issuing Bank or any such Lender in any way relating to or arising out of the issuance of a Letter of Credit, except that the Company shall not be liable to the Administrative Agent, any such Issuing Bank or any such Lender for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of the Person seeking indemnification as determined by a non-appealable judicial order. This Section 2.13(l) shall survive termination of this Agreement.

(k)        Letter of Credit Reports. Within two (2) Business Days after the issuance of a Letter of Credit, the applicable Issuing Bank shall send a written notice to the Administrative Agent setting forth the face amount, the expiration date and the name of the beneficiary with respect to such Letter of Credit. Upon any cancellation or termination of a Letter of Credit prior to its stated expiration date, the applicable Issuing Bank shall notify the Administrative Agent of such termination or cancellation in writing. On the second (2nd) Business Day of each month, each Issuing Bank shall deliver a report to the Administrative Agent identifying (i) each Letter of Credit issued by it during the prior month, and (ii) with respect to each Letter of Credit issued by it that remains outstanding, (A) the face amount thereof as of the end of the prior month and the maximum potential face amount thereof (b) the amount thereof that was drawn in the prior month and (C) the amount thereof that remains undrawn as of the last Business Day of the prior month.

Section 2.14        Incremental Commitments. The Company may, upon five (5) Business Days’ notice to the Administrative Agent, increase the Revolving Loan Commitment amount by adding one or more lenders or increasing the Revolving Loan Commitment of a Lender, determined by the Company in its sole discretion, subject to the consent of the Administrative Agent, Swingline Lender and Issuing Banks (such consent not to be unreasonably withheld), which lender or lenders are willing to commit to such increase (each such lender, a “New Lender,” and such commitment, the “Incremental Commitment”); provided, however, that (i) the Company may not elect any Incremental Commitment after the occurrence and during the continuance of an Event of Default, including, without limitation, any Event of Default that would result after giving effect to any Incremental Commitment, (ii) each Incremental Commitment shall be in an amount not less than $10,000,000 or an integral multiple of $5,000,000 in excess thereof, (iii) after giving effect to all Incremental Commitments the aggregate Revolving Loan Commitments shall not exceed the Dollar Equivalent of $6,100,000,000 and (iv) on the effective date of the Incremental Commitment, each New Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Loan Commitments. An Incremental Commitment shall become effective upon the execution by each applicable New Lender of a counterpart of this Agreement and delivering such counterpart to the Administrative Agent. Over the term of the Agreement the Company shall increase the Revolving Loan Commitments no more than five (5) times. Notwithstanding anything to the contrary in this Agreement, any Incremental Commitment made pursuant to this Section 2.14 may be effected by adding one or more tranches of Revolving Loan Commitments that are denominated in an Alternative Currency and/or term loan commitments (which shall be deemed to be “Revolving Loan Commitments” for purposes of this Section 2.14 (other than clause (iv) above)), and the Lenders agree that any amendment required to implement an Incremental Commitment may be effected by the consent of the Company and only those Lenders that agree to participate in any such tranche, provided that the aggregate amount of the commitments do not exceed the Dollar Equivalent of $6,100,000,000 at any time. Notwithstanding anything to the contrary herein, no Lender shall be required to increase its Commitment pursuant to this Section 2.14.

Section 2.15        Cash Collateral.

(a)        Certain Credit Support Events. Upon the request of the Administrative Agent or any Issuing Bank (i) if such Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Advance, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the applicable Issuing Bank, the Company shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)        Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in demand deposit bank accounts in U.S. financial institutions that are either member banks of the Federal Reserve system or state-chartered banks regulated by the FDIC. The Company, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent reasonably determines that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Company or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)        Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.6, 2.13, 2.16 or 8.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)        Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 12.4(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Company shall not be released after acceleration of the Loans as provided in Section 8.2(a) or (b) until all amounts due in accordance with Section 8.2(a) or (b), as applicable, are paid, and (y) the Company or the applicable Defaulting Lender providing Cash Collateral, as applicable, on the one hand, and the applicable Issuing Bank, on the other hand, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.16        Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)        Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.12.

(ii)        Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Banks or Swingline Lender hereunder; third, to repay any Cash Collateral contributed by the Company; fourth, as the Company may request (so long as no Default has occurred and is continuing), to fund any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, or to reimburse the Company for any amounts paid by it in satisfaction of that Defaulting Lender’s liabilities under this Agreement in connection with a written agreement between the Company and an assignee of that Defaulting Lender’s interests, rights and obligations in accordance with Section 10.5; fifth, if so determined by the Administrative Agent or requested any Issuing Bank, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; sixth, as the Company may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; seventh, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; eighth, to the payment of any amounts owing to the Lenders, the Swingline Lender or this Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; ninth, so long as no Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and tenth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or L/C Advances in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Advances or L/C Advances were made at a time when the conditions set forth in Section 3.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Loans owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Loans owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.4(a) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.4(b)(ii).

(iv)        Reallocation of Commitment Ratios to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Sections 2.13 or Swingline Loans pursuant to Section 2.17, the “Commitment Ratio” of each non-Defaulting Lender shall be reallocated by computing such “Commitment Ratio” without giving effect to the Revolving Loan Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Loan Commitment of that non-Defaulting Lender minus (2) the Dollar Equivalent of the aggregate Outstanding Amount of the Revolving Loans of that Lender.

(b)        Defaulting Lender Cure. If the Company, the Administrative Agent, the Swingline Lender and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Ratios (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 12.24, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.17    Swingline Loans

(a)    The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the other Lenders set forth in this Section, shall make loans (each such loan, a “Swingline Loan”) from time to time on any Business Day until the Maturity Date. Each such Swingline Loan may be made, subject to the terms and conditions set forth herein, to the Company or any Subsidiary Borrower, in Dollars in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Commitment Ratio of the Outstanding Amount of Revolving Loans and L/C Obligations of the Swingline Lender, may exceed the amount of such Lender’s Revolving Loan Commitments; provided, however, that (i) after giving effect to any Swingline Loan, (A) the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and L/C Obligations shall not exceed the aggregate Revolving Loan Commitments, and (B) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Commitment Ratio of all Swingline Loans and L/C Obligations shall not exceed such Lender’s Commitment, (ii) no Borrower shall use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan, and (iii) the Swingline Lender shall not be under any obligation to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such borrowing may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, a Borrower’s ability to obtain Swingline Loans shall be fully revolving, and accordingly any Borrower may borrow under this Section, prepay under Section 2.6, and reborrow under this Section. Each Swingline Advance shall be a Base Rate Advance. Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Commitment Ratio times the amount of such Swingline Loan.

(b)        Swingline Loan Advance Procedures. Each Swingline Advance shall be made upon the relevant Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, and (ii) the requested date of the Swingline Advance (which shall be a Business Day). Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Swingline Loan Notice; provided, however, that the relevant Borrower’s failure to confirm any telephonic notice with a written Swingline Loan Notice shall not invalidate any notice so given if acted upon by the Swingline Lender. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swingline Advance (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.17(a), or (B) that one or more of the applicable conditions specified in Article 3 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the relevant Borrower.

(c)        Refinancing of Swingline Loans.

(i)        The Swingline Lender at any time in its sole discretion may request, on behalf of the relevant Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender make a Revolving Loan (in the form of a Base Rate Advance) in an amount equal to such Lender’s Commitment Ratio multiplied by the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Request for Advance for purposes hereof) and in accordance with the requirements of Section 2.02, subject to the unutilized portion of the Revolving Loan Commitment and the conditions set forth in Section 3.2. The Swingline Lender shall furnish the relevant Borrower with a copy of the applicable Request for Advance promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Commitment Ratio multiplied by the amount specified in such Request for Advance available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Request for Advance, whereupon, subject to Section 2.17(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan (in the form of a Base Rate Advance) to the relevant Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)        If for any reason any Swingline Loan cannot be refinanced by such an Advance in accordance with Section 2.17(c)(i), the request for a Revolving Loan submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loan and each Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.17(c)(i) shall be deemed payment in respect of such participation.

(iii)        If any Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.17(c) by the time specified in Section 2.17(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant funded participation in the relevant Swingline Loan. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)        Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.17(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the relevant Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.17(c) is subject to the conditions set forth in Section 3.2 (other than delivery by the relevant Borrower of a Request for Advance). No such funding of risk participations shall relieve or otherwise impair the obligation of the relevant Borrower to repay Swingline Loans, together with interest as provided herein.

(d)        Repayment of Participations.

(i)        At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Commitment Ratio thereof in the same funds as those received by the Swingline Lender.

(ii)        If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender because it is invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party in connection with any proceeding under any debtor relief law or otherwise (including pursuant to any settlement entered into by the Swingline

Lender in its discretion), each Lender shall pay to the Swingline Lender its Commitment Ratio thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)        Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the relevant Borrower for interest on the Swingline Loans. Until each Lender funds its Revolving Loan (in the form of a Base Rate Advance) or risk participation pursuant to this Section to refinance such Lender’s Commitment Ratio of any Swingline Loan, interest in respect of such Commitment Ratio shall be solely for the account of the Swingline Lender.

(f)        Payments Directly to Swingline Lender. The relevant Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

Section 2.18        Maturity Date Extension.

The Company may request that the Lenders’ Revolving Loan Commitments be renewed for up to two additional one year periods by providing notice of such request to the Administrative Agent (which shall give prompt notice to the Lenders) no later than the third anniversary of the Effective Date and no more than once per year, and shall specify the date upon which such extension will become effective (the “Extension Date”). If a Lender agrees, in its individual and sole discretion, to renew its Revolving Loan Commitment (an “Extending Lender”), it will notify the Administrative Agent, in writing, of its decision to do so no later than 20 days after receipt of such extension notice. The Administrative Agent shall notify the Company, in writing, of the Lenders’ decisions no later than five days after the date the Lenders are required to respond to such extension notice. As of the Extension Date, the Extending Lenders’ Revolving Loan Commitment will be renewed for an additional one year from the Maturity Date at that time, provided that more than 50% of the Revolving Loan Commitments are extended or otherwise committed to by Extending Lenders and any new Lenders. Any Lender that declines the Company’s request, or does not respond to the Company’s request for a commitment renewal (a “Non-Extending Lender”) will have its Revolving Loan Commitment terminated on the Maturity Date then in effect (without regard to any extensions by other Lenders). The Company will have the right to accept commitments from third party financial institutions acceptable to the Administrative Agent, the Issuing Banks and the Swingline Lender in an amount equal to the amount of the Revolving Loan Commitment of any Non-Extending Lender. Notwithstanding anything to the contrary, the Maturity Date shall not extend beyond the fifth anniversary of the Extension Date.

ARTICLE 3 - CONDITIONS PRECEDENT

Section 3.1        Conditions Precedent to Effectiveness of this Agreement. The effectiveness of this Agreement on the Effective Date is subject to the prior or contemporaneous fulfillment (in the reasonable opinion of the Administrative Agent) or, if applicable, receipt by the Administrative Agent (in each case in form and substance reasonably satisfactory to the Administrative Agent and the Lenders) of each of the following:

(a)        this Agreement duly executed by all relevant parties;

(b)        a loan certificate of the Company dated as of the Effective Date, in substantially the form attached hereto as Exhibit D, including a certificate of incumbency with respect to each Authorized Signatory of the Company, together with the following items: (i) a true, complete and correct copy of the articles of incorporation and by-laws of the Company as in effect on the Effective Date, (ii) a certificate of good standing for the Company issued by the Secretary of State of Delaware, and (iii) a true, complete and correct copy of the resolutions of the Company authorizing it to execute, deliver and perform each of the Loan Documents to which it is a party;

(c)        legal opinions of (i) Cleary Gottlieb Steen & Hamilton LLP, special counsel to the Company and (ii) Edmund DiSanto, Esq., General Counsel of the Company, addressed to each Lender and the Administrative Agent and dated as of the Effective Date;

(d)        receipt by the Company of all Necessary Authorizations, other than Necessary Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Materially Adverse Effect, including all necessary consents to the closing of this Agreement, that have been obtained or made, are in full force and effect and are not subject to any pending or, to the knowledge of the Company, threatened reversal or cancellation;

(e)        each of the representations and warranties in Article 4 hereof are true and correct in all material respects, except for those representations and warranties that are qualified by materiality or Materially Adverse Effect, which shall be true and correct, as of the Effective Date, and no Default then exists;

(f)        at least three (3) Business Days prior to the Effective Date, to the extent reasonably requested in writing at least ten (10) Business Days prior to the Effective Date, the documentation that the Administrative Agent and the Lenders are required to obtain from the Company under Section 326 of the USA PATRIOT ACT (P.L. 107-56, 115 Stat. 272 (2001)) and under any other provision of the Patriot Act, the Bank Secrecy Act (P.L. 91-508, 84 Stat. 1118 (1970)) or any regulations under such Act or the Patriot Act that contain document collection requirements that apply to the Administrative Agent and the Lenders and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Beneficial Ownership Certification to each Lender that so requests;

(g)        all fees and expenses required to be paid in connection with this Agreement to the Administrative Agent, the Joint Lead Arrangers, the Issuing Banks and the Lenders shall have been (or shall be simultaneously) paid in full;

(h)        audited consolidated financial statements for the three years ended December 31, 2019, and unaudited consolidated financial statements for each of the three quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, in each case of the Company and its Subsidiaries; provided that financial statements required to be delivered pursuant to this clause (h) shall be deemed to have been delivered on the date on which reports containing such financial statements are made publicly available on the Securities and Exchange Commission’s EDGAR database;

(i)        a certificate of the president, chief financial officer or treasurer of the Company as to the financial performance of the Company and its Subsidiaries, substantially in the form of Exhibit E attached hereto, and, to the extent applicable, using information contained in the financial statements delivered pursuant to clause (h) of this Section 3.1 in respect of the quarter ended September 30, 2020;

(j)        a certificate of a Responsible Officer of the Borrower confirming that the commitments under the Commitment Letter, dated as of January 13, 2021 among the Company, Bank of America, N.A., BofA Securities, Inc. and other Commitment Parties (as defined therein) from time to time party thereto, of the Commitment Parties party thereto have been (or concurrently with the occurrence of the Effective Date will be) reduced by €1,300,000,000; and

(k)        the administrative agent and the lenders under the Existing Multicurrency Credit Agreement shall have received (i) all fees and other amounts due and payable by the Company and the other obligors under the Existing Multicurrency Credit Agreement and (ii) all loans and other outstanding obligations thereunder shall have been paid in full or be deemed to be Obligations under this Agreement on or prior to the Effective Date.

Section 3.2        Conditions Precedent to Initial Advance to Each Subsidiary Borrower. The obligation of each Lender to make an initial Loan to each Subsidiary Borrower is subject to the prior or contemporaneous fulfillment (in the reasonable opinion of the Administrative Agent) or, if applicable, receipt by the Administrative Agent (in each case in form and substance reasonably satisfactory to the Administrative Agent and the Lenders) of each of the following:

(a)        Certified copies of the resolutions of the Board of Directors of such Subsidiary Borrower (with a certified English translation if the original thereof is not in English) approving this Agreement and the Notes to be delivered by it, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(b)        A certificate of a proper officer of such Subsidiary Borrower certifying the names and true signatures of the officers of such Subsidiary Borrower authorized to sign its Designation Agreement and the other documents to be delivered by it hereunder.

(c)        A certificate signed by a duly authorized officer of the Company, certifying that such Subsidiary Borrower has obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Subsidiary Borrower to execute and deliver its Designation Agreement and to perform its obligations hereunder other than governmental and third party authorizations, consents, approvals and licenses the absence of which would not reasonably be expected to have, individually or in the aggregate, a Materially Adverse Effect.

(d)        A Designation Agreement duly executed by such Subsidiary Borrower and the Company.

(e)        Favorable opinions of counsel (which may be in-house counsel) to such Subsidiary Borrower as to such matters as any Lender through the Administrative Agent may reasonably request.

(f)        (i) The Administrative Agent shall have received all documentation and other information regarding such Subsidiary Borrower reasonably requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent reasonably requested in writing of such Subsidiary Borrower and (ii) to the extent such Subsidiary Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has requested, in a written notice to such Subsidiary Borrower, a Beneficial Ownership Certification in relation to such Subsidiary Borrower shall have received such Beneficial Ownership Certification.

(g)        Such other approvals, opinions or documents as any Lender, through the Administrative Agent may reasonably request.

Section 3.3        Conditions Precedent to Each Advance (Other than a Certain Funds Advance). The obligation of the Lenders to make each Advance (other than a Certain Funds Advance) on or after the Effective Date is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Advance:

(a)        (i) all of the representations and warranties of the Company under this Agreement and the other Loan Documents (other than those set forth in Section 4.1(f)(ii) and Section 4.1(i) hereof), which, pursuant to Section 4.2 hereof, are made at and as of the time of such Advance, and additionally, if such Advance shall have been requested by a Subsidiary Borrower, the representations and warranties of such Subsidiary Borrower contained in its Designation Agreement, in each case shall be true and correct at such time in all material respects, except for those representations and warranties that are qualified by materiality or Materially Adverse Effect, which shall be true and correct, both before and after giving effect to the application of the proceeds of such Advance, and after giving effect to any updates to information provided to the Lenders in accordance with the terms of this Agreement except to the extent stated to have been made as of the Effective Date, and (ii) no Default hereunder shall then exist or be caused thereby;

(b)        the Administrative Agent shall have received a duly executed Request for Advance for Revolving Loans or, in the case of an Advance of Swingline Loans, the Swingline Lender shall have received a duly executed Swingline Loan Notice for Swingline Loans;

(c)        the incumbency of the Authorized Signatories shall be as stated in the applicable certificate of incumbency contained in the certificate of the Company delivered to the Administrative Agent prior to or on the Effective Date or as subsequently modified and reflected in a certificate of incumbency delivered to the Administrative Agent and the Lenders having a Revolving Loan Commitment;

(d)        if such Advance shall have been requested by a Subsidiary Borrower, such Subsidiary Borrower shall not be the subject of any proceeding or action described in Section 8.1(f) or (g); and

(e)        if such Advance consists of an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls that would make it impracticable for such Advance to be denominated in such Alternative Currency.

Section 3.4        Conditions Precedent to Issuance of Letters of Credit. The obligation of the Issuing Banks to issue any Letter of Credit hereunder is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such issuance:

(a)        all of the representations and warranties of the Company under this Agreement (other than those set forth in Section 4.1(i) hereof), which, in accordance with Section 4.2 hereof, are made at and as of the time of an Advance, and additionally, if such Letter of Credit shall have been requested by a Subsidiary Borrower, the representations and warranties of such Subsidiary Borrower contained in its Designation Agreement, in each case shall be true and correct at such time in all material respects, except for those representations and warranties that are qualified by materiality or Materially Adverse Effect, which shall be true and correct, both before and after giving effect to the issuance of such

Letter of Credit and after giving effect to any updates to information provided to the Lenders in accordance with the terms of this Agreement except to the extent stated to have been made as of the Effective Date;

(b)        the Administrative Agent and the applicable Issuing Bank shall have received a duly executed Letter of Credit Application;

(c)        the incumbency of the Authorized Signatories shall be as stated in the applicable certificate of incumbency contained in the certificate of the Company delivered to the Administrative Agent prior to or on the Effective Date or as subsequently modified and reflected in a certificate of incumbency delivered to the Administrative Agent and the Lenders having a Revolving Loan Commitment;

(d)        there shall not exist, on the date of the issuance of such Letter of Credit and after giving effect thereto, a Default or an Event of Default hereunder; and

(e)        if such Letter of Credit shall have been requested by a Subsidiary Borrower, such Subsidiary Borrower shall not be the subject of any proceeding or action described in Section 8.1(f) or (g).

Section 3.5        Conditions Precedent to Certain Funds Advance. The obligation of the Lenders to make a Certain Funds Advance on each Closing Date during the Certain Funds Period is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Certain Funds Advance:

(a)        The Effective Date shall have occurred.

(b)        The Specified Acquisition(s) in respect of which the funding hereunder is being made shall have been consummated, or substantially concurrently with the funding hereunder shall be consummated, in each case pursuant to and on the terms and conditions set forth in the Specified Acquisition Agreement(s) in respect of such Specified Acquisition(s) and without giving effect to amendments, supplements, waivers or other modifications to or consents under such Specified Acquisition Agreement(s) that are adverse in any material respect to the Lenders and that have not been approved by the Joint Lead Arrangers, such approval not to be unreasonably withheld or delayed (it being understood and agreed that (a) any decrease in the purchase price shall be deemed to be materially adverse to the Lenders unless the aggregate decrease does not exceed 10% and is allocated as agreed with the Joint Lead Arrangers and (b) any increase in the purchase price shall be deemed not to be materially adverse so long as not financed with the incurrence of Indebtedness).

(c)        The Joint Lead Arrangers shall have received in the case of the Company (i) audited consolidated balance sheets and related audited statements of operations, stockholders’ equity and cash flows of the Company for each of the three fiscal years most recently ended at least 60 days prior to each Closing Date (and audit reports for such financial statements shall not be subject to any qualification or “going concern” disclosures) and (ii) unaudited consolidated balance sheets and related unaudited statements of operations, stockholders’ equity and cash flows of the Company for each subsequent fiscal quarter ended at least 40 days prior to such Closing Date. Reports and financial statements required to be delivered pursuant to clauses (i) and (ii) above shall be deemed to have been delivered on the date on which such reports, or reports containing such financial statements, are made publicly available on the SEC’s EDGAR database.

(d)        All costs, fees, expenses and other compensation required by the Commitment Letter and the Fee Letter (as defined in the Commitment Letter) to be payable to the Joint Lead Arrangers, the Administrative Agent or the Lenders at or prior to each Closing Date (in the case of expenses, to the extent invoiced at least two business days prior to such Closing Date) shall have been paid to the extent due.

(e)        The Administrative Agent shall have received a solvency certificate in substantially the form of Exhibit B.

(f)        After giving effect to the Specified Transactions, no Event of Default shall have occurred and be continuing under Section 8.1(b), (f) or (g).

(g)        The Specified Representations and Specified Acquisition Agreement Representations shall be true and correct in all material respects.

(h)        The Administrative Agent shall have received in accordance with the provisions of Section 2.2 a duly executed Request for Advance for Revolving Loans.

Each submission by the Company to the Administrative Agent of a Request for Advance for Revolving Loans with respect to a Certain Funds Advance and the acceptance by the Company of the proceeds of each such Certain Funds Advance made hereunder shall constitute a representation and warranty by the Company as of the applicable Closing Date in respect of such Certain Funds Advance that all the conditions contained in this Section 3.5 have been satisfied.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

Section 4.1        Representations and Warranties. The Company hereby represents and warrants in favor of the Administrative Agent and each Lender on the Effective Date, each Closing Date (after giving effect to the Specified Transactions) and each other date as set forth in Article 3 that:

(a)        Organization; Ownership; Power; Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has the power and authority to own its properties and to carry on its business as now being and as proposed hereafter to be conducted. The Subsidiaries of the Company and the direct and indirect ownership thereof as of the Effective Date are as set forth on Schedule 4 attached hereto. As of the Effective Date and except as would not reasonably be expected to have a Materially Adverse Effect, each Subsidiary of the Company is a corporation, limited liability company, limited partnership or other legal entity duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the power and authority to own its properties and to carry on its business as now being and as proposed hereafter to be conducted.

(b)        Authorization; Enforceability. The Company has the corporate power, and has taken all necessary action, to authorize it to borrow hereunder, to execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and is, and each of the other Loan Documents to which the Company is party is, a legal, valid and binding obligation of the Company and enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.

(c)        Compliance with Other Loan Documents and Contemplated Transactions. The execution, delivery and performance, in accordance with their respective terms, by the Company of this Agreement, the Notes, and each of the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not (i) require any consent or approval, governmental or otherwise, not already obtained, (ii) violate any Applicable Law respecting the Company, (iii) conflict with, result in a breach of, or constitute a default under the articles of incorporation or by-laws, as amended, of the Company, or under any indenture, agreement, or other instrument, including without limitation the Licenses, to which the Company is a party or by which the Company or its respective properties is bound that is material to the Company and its Subsidiaries on a consolidated basis or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Company or any of the Material Subsidiaries, except for Liens permitted pursuant to Section 7.2 hereof.

(d)            Compliance with Law. The Company and its Subsidiaries are in compliance with all Applicable Law, except where the failure to be in compliance therewith would not individually or in the aggregate have a Materially Adverse Effect.

(e)        Title to Assets. As of the Effective Date, the Company and its Subsidiaries have good title to, or a valid leasehold interest in, all of their respective assets, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Materially Adverse Effect. None of the properties or assets of the Company or any Material Subsidiary is subject to any Liens, except for Liens permitted pursuant to Section 7.2 hereof.

(f)        Litigation. There is no action, suit, proceeding or investigation pending against, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties, including without limitation the Licenses, in any court or before any arbitrator of any kind or before or by any governmental body (including, without limitation, the FCC) that (i) calls into question the validity of this Agreement or any other Loan Document or (ii) as of the Effective Date, would reasonably be expected to have a Materially Adverse Effect, other than as may be disclosed in the public filings of the Company with the Securities and Exchange Commission prior to the Effective Date.

(g)        Taxes. All Federal income, other material Federal and material state and other tax returns of the Company and its Material Subsidiaries required by law to be filed have been duly filed and all Federal income, other material Federal and material state and other taxes, including, without limitation, withholding taxes, assessments and other governmental charges or levies required to be paid by the Company or any of its Subsidiaries or imposed upon the Company or any of its Subsidiaries or any of their respective properties, income, profits or assets, which are due and payable, have been paid, except any such taxes (i) (x) the payment of which the Company or any of its Subsidiaries is diligently contesting in good faith by appropriate proceedings, (y) for which adequate reserves in accordance with GAAP have been provided on the books of such Person, and (z) as to which no Lien other than a Lien permitted pursuant to Section 7.2 hereof has attached, or (ii) which may result from audits not yet conducted, or (iii) as to which the failure to pay would not reasonably be expected to have a Materially Adverse Effect.

(h)        Financial Statements. As of the Effective Date, the Company has furnished or caused to be furnished to the Administrative Agent the audited financial statements for the Company and its Subsidiaries on a consolidated basis for the fiscal year ended December 31, 2019, and the consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2020, and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for the nine months then ended, duly certified by the chief financial officer of the Company, all of which have been prepared in accordance with GAAP and present fairly, subject, in the case of said balance sheet as at September 30, 2020, and said statements of income and cash flows for the nine months then ended, to year-end audit adjustments and the absence of footnotes, in all material respects the financial position of the Company and its Subsidiaries on a consolidated basis, on and as at such dates and the results of operations for the periods then ended. As of the Effective Date, none of the Company or its Subsidiaries has any liabilities, contingent or otherwise, that are material to the Company and its Subsidiaries on a consolidated basis other than as disclosed in the financial statements referred to in the preceding sentence or in the reports filed by the Company with the Securities and Exchange Commission prior to the Effective Date or the Obligations.

(i)        No Material Adverse Change. Other than as may be disclosed in the public filings of the Company with the Securities and Exchange Commission prior to the Effective Date, there has occurred no event since December 31, 2019 which has had or which would reasonably be expected to have a Materially Adverse Effect.

(j)        ERISA. The Company and its Subsidiaries and, to the best of their knowledge, their ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the currently applicable provisions of ERISA and the Code except where any failure or non-compliance would not reasonably be expected to result in a Materially Adverse Effect.

(k)        Compliance with Regulations U and X. The Company does not own or presently intend to own an amount of “margin stock” as defined in Regulations U and X (12 C.F.R. Parts 221 and 224) of the Board (“margin stock”) representing twenty-five percent (25%) or more of the total assets of the Company, as measured on both a consolidated and unconsolidated basis. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of any of the above-mentioned regulations.

(l)        Investment Company Act. The Company is not required to register under the provisions of the Investment Company Act of 1940, as amended.

(m)        Solvency. As of the Effective Date and each Closing Date, and after giving effect to the transactions contemplated by the Loan Documents, (i) the assets and property of the Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the total amount of liabilities, including contingent liabilities of the Company and its Subsidiaries on a consolidated basis; (ii) the capital of the Company and its Subsidiaries on a consolidated basis will not be unreasonably small to conduct its business as such business is now conducted and expected to be conducted following the Effective Date; (iii) the Company and its Subsidiaries on a consolidated basis will not have incurred debts, or have intended to incur debts, beyond their ability to pay such debts as they mature; and (iv) the present fair salable value of the assets and property of the Company and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay their probable liabilities (including debts) as they become absolute and matured. For purposes of this Section, the amount of contingent liabilities at any time will be computed as the amount that, in light of all the facts and circumstances existing as such time, can reasonably be expected to become an actual or matured liability.

(n)        Designated Persons; Sanctions Laws and Regulations. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors or officers is a Designated Person. The Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company, its directors, are in compliance with Anti-Corruption Laws and applicable Sanctions Laws and Regulations, in each case, in all material respects.

(o)        Beneficial Ownership Certifications. As of the date so delivered, to the best knowledge of the applicable Borrower, the information included in the Beneficial Ownership Certification, if any, provided by such Borrower to any Lender in connection with this Agreement is true and correct in all respects.

Section 4.2        Survival of Representations and Warranties, Etc. All representations and warranties made under this Agreement and any other Loan Document (other than those set forth in Section 4.1(f)(ii) hereof and Section 4.1(i) hereof) shall be deemed to be made, and shall be true and correct in all material respects, except for those representations and warranties that are qualified by materiality or Materially Adverse Effect, which shall be true and correct, at and as of the Effective Date, each Closing Date and on the date the making of each Advance or the issuance of a Letter of Credit, except to the extent stated to have been made as of the Effective Date or a Closing Date. All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Lenders and the Administrative Agent, any investigation or inquiry by any Lender or the Administrative Agent, or the making of any Advance under this Agreement.

ARTICLE 5 - GENERAL COVENANTS

So long as any of the Obligations are outstanding and unpaid or the Lenders have an obligation to fund Advances hereunder or any Issuing Bank has an obligation to issue Letters of Credit hereunder (in each case, whether or not the conditions to borrowing or issuing a Letter of Credit, as applicable, have been or can be fulfilled):

Section 5.1        Preservation of Existence and Similar Matters. Except as permitted under Section 7.3 hereof or to the extent required for the Company or any of its Subsidiaries to maintain its status as a REIT, the Company will, and will cause each of its Subsidiaries to, preserve and maintain its existence, and its material rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation, including, without limitation, the Licenses and all other Necessary Authorizations, except where the failure to do so would not reasonably be expected to have a Materially Adverse Effect.

Section 5.2        Compliance with Applicable Law. The Company will, and will cause each of its Subsidiaries to comply in all respects with the requirements of all Applicable Law, except when the failure to comply therewith would not reasonably be expected to have a Materially Adverse Effect.

Section 5.3        Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition (reasonable wear and tear excepted) all properties then used or useful in their respective businesses (whether owned or held under lease) that, individually or in the aggregate, are material to the conduct of the business of the Company and its Subsidiaries on a consolidated basis, except where the failure to maintain would not reasonably be expected to have a Materially Adverse Effect.

Section 5.4        Accounting Methods and Financial Records. The Company will, and will cause each of its Subsidiaries on a consolidated and consolidating basis to, maintain a system of accounting established and administered in accordance with generally accepted accounting principles, keep adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles and reflecting all transactions required to be reflected by generally accepted accounting principles, and keep accurate and complete records of their respective properties and assets.

Section 5.5        Insurance. The Company will, and will cause each Material Subsidiary to, maintain insurance (including self-insurance) with respect to its properties and business that are material to the conduct of the business of the Company and its Subsidiaries on a consolidated basis from responsible companies in such amounts and against such risks as are customary for companies engaged in the same or similar business, with all premiums thereon to be paid by the Company and the Material Subsidiaries.

Section 5.6        Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, pay and discharge all Federal income, other material Federal and material state and other material taxes required to be paid by them or imposed upon them or their income or profits or upon any properties belonging to them, prior to the date on which penalties attach thereto, which, if unpaid, might become a Lien or charge upon any of their properties (other than Liens permitted pursuant to Section 7.2 hereof); provided, however, that no such tax, assessment, charge, levy or claim need be paid which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the appropriate books or where the failure to pay would not reasonably be expected to have a Materially Adverse Effect.

Section 5.7        Visits and Inspections. The Company will, and will cause each Material Subsidiary to, permit representatives of the Administrative Agent and any of the Lenders, upon reasonable notice, to (a) visit and inspect the properties of the Company or any Material Subsidiary during business hours, (b) inspect and make extracts from and copies of their respective books and records, and (c) discuss with their respective principal officers and accountants (with representatives of the Company participating in such discussions with their accountants) their respective businesses, assets, liabilities, financial positions, results of operations and business prospects, all at such reasonable times and as often as reasonably requested.

Section 5.8        Use of Proceeds. (a) Each Borrower will use the aggregate proceeds of all Advances (other than Certain Funds Advances) made on or after the Effective Date for working capital needs, to finance acquisitions and other general corporate purposes of such Borrower and its Subsidiaries (including, without limitation, to refinance or repurchase Indebtedness and to purchase issued and outstanding Ownership Interests of such Borrower).

(b) The Company will use the aggregate proceeds of all Certain Funds Advances made during the Certain Funds Period to finance all or a portion of the Specified Transactions.

Section 5.9        Maintenance of REIT Status. The Company will, at all times, conduct its affairs in a manner so as to continue to qualify as a REIT and elect to be treated as a REIT under all Applicable Laws, rules and regulations until such time as the board of directors of the Company deems it in the best interests of the Company and its stockholders not to remain qualified as a REIT.

Section 5.10        Senior Credit Facility(a) . If the provisions of Articles 7 (Negative Covenants) and/or 8 (Default) (and the definitions of defined terms used therein) of any of the Existing Credit Agreements are proposed to be amended or otherwise modified in a manner that is more restrictive from the Company’s perspective (a “Restrictive Change”), the Company covenants and agrees that it shall (a) provide the Lenders with written notice describing such proposed Restrictive Change promptly and in any event prior to the effectiveness of such Restrictive Change, and (b) upon fifteen (15) Business Days prior written notice from the Majority Lenders requesting that such Restrictive Change be effected with respect to this Agreement, take such steps as are necessary to effect a Restrictive Change with respect to this Agreement that is acceptable to the Majority Lenders and the Company; provided, that, in the event the Company fails to effect such equivalent Restrictive Change within such fifteen (15) Business Day period, then, such Restrictive Change to such Existing Credit Agreement shall automatically be applied to this Agreement; provided, further that (i) no default or event of default would occur solely by reason of such amendment to this Agreement or any other debt agreement of the Company, and (ii) such Restrictive Change shall not be made if doing so would cause the Company to fail to maintain, or prevent it from being able to elect, REIT status. Notwithstanding the foregoing, any such Restrictive Change made to this Agreement hereunder shall remain in effect until such time as such Existing Credit Agreement has matured or otherwise been terminated, at which point, unless the Company’s Debt Ratings (or their related outlooks) have declined since the date this Agreement was executed, the Administrative Agent, Lenders and the Company will take such steps as are necessary to amend this Agreement to remove entirely any such amendments made under this Section 5.10 to this Agreement; provided, however, that in the event that (A) the applicable Existing Credit Agreement has matured or otherwise been terminated, and (B) the Company’s Debt Ratings (or their related outlooks) have declined since the date this Agreement was executed, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to modify such Restrictive Change with respect to its application for the remainder of this Agreement.

ARTICLE 6 - INFORMATION COVENANTS

So long as any of the Obligations are outstanding and unpaid or the Lenders have an obligation to fund Advances hereunder or any Issuing Bank has an obligation to issue Letters of Credit hereunder (in each case, whether or not the conditions to borrowing or to issuing a Letter of Credit, as applicable, have been or can be fulfilled), the Company will furnish or cause to be furnished to the Administrative Agent (with the Administrative Agent to make the same available to the Lenders) at its office:

Section 6.1        Quarterly Financial Statements and Information. Within forty-five (45) days after the last day of each of the first three (3) quarters of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries at the end of such quarter and as of the end of the preceding fiscal year, and the related consolidated statement of operations and the related consolidated statement of cash flows of the Company and its Subsidiaries for such quarter and for the elapsed portion of the year ended with the last day of such quarter, which shall set forth in comparative form such figures as at the end of and for such quarter and appropriate prior period and shall be certified by the chief financial officer of the Company to have been prepared in accordance with generally accepted accounting principles and to present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end and audit adjustments; provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 7.5 and 7.6, a statement of reconciliation conforming such financial statements to GAAP; provided, further, that notwithstanding anything to the contrary in this Section 6.1, no financial statements delivered pursuant to this Section 6.1 shall be required to include footnotes.

Section 6.2        Annual Financial Statements and Information. As soon as available, but in any event not later than the earlier of (a) the date such deliverables are required (if at all) by the Securities and Exchange Commission and (b) one hundred twenty (120) days after the end of each fiscal year of the Company, the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statement of operations for such fiscal year and for the previous fiscal year, the related audited consolidated statements of cash flow and stockholders’ equity for such fiscal year and for the previous fiscal year, which shall be accompanied by an opinion of Deloitte & Touche, LLP, or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a statement of such accountants (unless the giving of such statement is contrary to accounting practice for the continuing independence of such accountant) that in connection with their audit, nothing came to their attention that caused them to believe that the Company was not in compliance with Sections 7.5 and 7.6 hereof insofar as they relate to accounting matters; provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 7.5 and 7.6 a statement of reconciliation conforming such financial statements to GAAP.

Section 6.3        Performance Certificates. At the time the financial statements are furnished pursuant to Sections 6.1 and 6.2 hereof, a certificate of the president, chief financial officer or treasurer of the Company as to the financial performance of the Company and its Subsidiaries on a consolidated basis, in substantially the form attached hereto as Exhibit E:

(a)        setting forth as and at the end of such quarterly period or fiscal year, as the case may be, the arithmetical calculations required to establish whether or not the Company was in compliance with Sections 7.5 and 7.6 hereof; and

(b)        stating that, to the best of his or her knowledge, no Default has occurred and is continuing as at the end of such quarterly period or year, as the case may be, or, if a Default has occurred, disclosing each such Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Company with respect to such Default.

Section 6.4        Copies of Other Reports.

(a)        Promptly upon receipt thereof, copies of the management letter prepared in connection with the annual audit referred to in Section 6.2 hereof.

(b)        Promptly upon receipt thereof, copies of any adverse notice or report regarding any License that would reasonably be expected to have a Materially Adverse Effect.

(c)        From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial position, projections, results of operations or business prospects of the Company and its Subsidiaries, as the Administrative Agent or any Lender may reasonably request.

(d)        Promptly after the sending thereof, copies of all statements, reports and other information which the Company sends to public security holders of the Company generally or publicly files with the Securities and Exchange Commission, but solely in the event that any such statement, report or information has not been made publicly available by the Securities and Exchange Commission on the EDGAR or similar system or by the Company on its internet website.

Section 6.5        Notice of Litigation and Other Matters. Unless previously disclosed in the public filings of the Company with the Securities and Exchange Commission, notice specifying the nature and status of any of the following events, promptly, but in any event not later than fifteen (15) days after the occurrence of any of the following events becomes known to the Company:

(a)        the commencement of all proceedings and investigations by or before any governmental body and all actions and proceedings in any court or before any arbitrator against the Company or any of its Subsidiaries or, to the extent known to the Company, threatened in writing against the Company or any of its Subsidiaries, which would reasonably be expected to have a Materially Adverse Effect;

(b)        any material adverse change with respect to the business, assets, liabilities, financial position, results of operations or business prospects of the Company and its Subsidiaries, taken as a whole, other than changes which have not had and would not reasonably be expected to have a Materially Adverse Effect and other than changes in the industry in which the Company or any of its Subsidiaries operates or the economy or business conditions in general;

(c)        any Default, giving a description thereof and specifying the action proposed to be taken with respect thereto; and

(d)        the commencement or threatened commencement of any litigation regarding any Plan or naming it or the trustee of any such Plan with respect to such Plan or any action taken by the Company or any of its Subsidiaries or any ERISA Affiliate of the Company to withdraw or partially withdraw from any Plan or to terminate any Plan, that in each case would reasonably be expected to have a Materially Adverse Effect.

Section 6.6        Certain Electronic Delivery; Public Information. Documents required to be delivered pursuant to this Section 6 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 5; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Administrative Agent shall receive notice (by telecopier or electronic mail) of the posting of any such documents and shall be provided access (by electronic mail) to electronic versions (i.e., soft copies) of such documents.

The Company hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Company hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 12.19); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Company shall be under no obligation to mark any Borrower Materials “PUBLIC.”

Section 6.7        Know Your Customer Information. Upon a merger or consolidation pursuant to Section 7.3(b), the Company (or the relevant Subsidiary Borrower) or the surviving corporation into which the Company (or the relevant Subsidiary Borrower) is merged or consolidated shall deliver for the benefit of the Lenders, the Issuing Banks and the Administrative Agent, such other documents as may reasonably be requested in connection with such merger or consolidation, including, without limitation, information in respect of “know your customer” and similar requirements, an incumbency certificate and an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Majority Lenders, to the effect that all agreements or instruments effecting the assumption of the Obligations of the Company (or the relevant Subsidiary Borrower) under the Notes, this Agreement and the other Loan Documents pursuant to the terms of Section 7.3(b) are enforceable in accordance with their terms and comply with the terms hereof.

Section 6.8        Additional Requested Information. Promptly upon request, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

ARTICLE 7 - NEGATIVE COVENANTS

So long as any of the Obligations are outstanding and unpaid or the Lenders have an obligation to fund Advances hereunder or any Issuing Bank has an obligation to issue Letters of Credit hereunder (in each case, whether or not the conditions to borrowing or to issuing a Letter of Credit, as applicable, have been or can be fulfilled):

Section 7.1        Indebtedness; Guaranties of the Company and its Subsidiaries. The Company shall not, and shall not permit any of its Subsidiaries to, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness (including, without limitation, any Guaranty) except:

(a)        Indebtedness existing on the date hereof and disclosed in the public filings of the Company with the Securities and Exchange Commission and any refinancing, extensions, renewals and replacements (including through open market purchases and tender offers) of any such Indebtedness that do not (i) increase the outstanding principal amount and any existing commitments not utilized thereunder, or accreted value thereof (or, in the case of open market purchases and tender offers, exceed the current market value thereof) plus any accrued interest thereon, the amount of any premiums and any costs and expenses incurred to effect such refinancing, extension, renewal or replacement, (ii) result in an earlier maturity date or decrease the weighted average life thereof or (iii) change the direct or any contingent obligor with respect thereto;

(b)        Indebtedness owed to the Company or any of its Subsidiaries;

(c)        Indebtedness existing at the time a Subsidiary of the Company (not having previously been a Subsidiary) (i) becomes a Subsidiary of the Company or (ii) is merged or consolidated with or into a Subsidiary of the Company and any refinancing, extensions, renewals and replacements (including through open market purchases and tender offers) of any such Indebtedness that do not (x) increase the outstanding principal amount, including any existing commitments not utilized thereunder, or accreted value thereof (or, in the case of open market purchases and tender offers, exceed the current market value thereof) plus any accrued interest thereon, the amount of any premiums and any costs and expenses incurred to effect such refinancing, extension, renewal or replacement or (y) result in an earlier maturity date or decrease the weighted average life thereof; provided that such Indebtedness is not created in contemplation of such merger or consolidation;

(d)        Indebtedness secured by Permitted Liens;

(e)        Capitalized Lease Obligations;

(f)        obligations under Hedge Agreements; provided that such Hedge Agreements shall not be speculative in nature;

(g)        Indebtedness of Subsidiaries of the Company, so long as (i) no Default exists or would be caused thereby and (ii) the principal outstanding amount of such Indebtedness at the time of its incurrence does not exceed (when taken together with the principal outstanding amount at such time of Indebtedness incurred under Section 7.1(i) hereof (or portion thereof) that is guaranteed by any Subsidiary of the Company), in the aggregate, the greater of (x) $3,000,000,000 and (y) fifty percent (50%) of Adjusted EBITDA of the Company and its Subsidiaries on a consolidated basis as of the last day of the most recently completed fiscal quarter;

(h)        Indebtedness under (i) each Existing ABS Facility and (ii) any additional ABS Facilities entered into by the Company or any of its Subsidiaries (including any increase of any Existing ABS Facility) so long as, in each case after giving pro forma effect to such ABS Facility, the Company is in compliance with Sections 7.5 and 7.6 hereof;

(i)        (i) Indebtedness under the Loan Documents and (ii) other Indebtedness of the Company so long as, in each case after giving pro forma effect to such other Indebtedness, the Company is in compliance with Sections 7.5 and 7.6 hereof;

(j)        Guaranties by the Company of any of the foregoing except for the Indebtedness set forth under Section 7.1(h) hereof;

(k)        Guaranties by any Subsidiary of the Company of any of the foregoing except for the Indebtedness set forth under Section 7.1(h) hereof; provided that there shall be no prohibition against Guaranties by any Subsidiaries of the Company that (i) are special purposes entities directly involved in any ABS Facilities and (ii) have no material assets other than the direct or indirect Ownership Interests in special purpose entities directly involved in such ABS Facilities; provided further that the principal outstanding amount of any Indebtedness set forth in Section 7.1(i) hereof (or portion thereof) that is guaranteed by any Subsidiary of the Company shall not exceed (when taken together with the principal outstanding amount at such time of Indebtedness incurred under Section 7.1(g) hereof), in the aggregate, the greater of (x) $3,000,000,000 and (y) fifty percent (50%) of Adjusted EBITDA of the Company and its Subsidiaries on a consolidated basis as of the last day of the most recently completed fiscal quarter;

(l)        In respect of Subsidiaries of the Company that are owned by the Company and one or more joint venture partners, Indebtedness of such Subsidiaries owed to such joint venture partners; and

(m)        Unsecured Indebtedness incurred by the Company to finance all or a portion of the Latam Acquisition and/or the Europe Acquisition.

For purposes of determining compliance with this Section 7.1, (A) if an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses, although the Company may divide and classify an item of Indebtedness in one or more of the types of Indebtedness and may later re-divide or reclassify all or a portion of such item of Indebtedness in any manner that complies with this Section 7.1 and (B) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP.

Section 7.2        Limitation on Liens. The Company shall not, and shall not permit any of its Subsidiaries to, create, assume, incur or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its properties or assets, whether now owned or hereafter acquired, except for (i) Liens securing the Obligations (if any), (ii) Permitted Liens, and (iii) Liens securing Indebtedness permitted under Section 7.1(a) (but only if and to the extent such Indebtedness (or the Indebtedness which was refinanced, extended, renewed or replaced) is secured as of the date hereof), Section 7.1(c) (but only if and to the extent such Indebtedness (or the Indebtedness which was refinanced, extended, renewed or replaced) is secured as of the date the Subsidiary that incurred such Indebtedness became a Subsidiary of the Company), Section 7.1(g), Section 7.1(h) or Section 7.1(k).

Section 7.3        Liquidation, Merger or Disposition of Assets.

(a)        Disposition of Assets. The Company shall not, and shall not permit any of its Subsidiaries to, at any time sell, lease, abandon, or otherwise dispose of any assets (other than assets disposed of in the ordinary course of business), except for (i) the transfer of assets among the Company and its Subsidiaries (excluding Subsidiaries of such Persons described in clause (b) of the definition of “Subsidiary” if the requirements of clause (a) thereof are not otherwise met) or the transfer of assets between or among the Company’s Subsidiaries (excluding Subsidiaries of such Persons described in clause (b) of the definition of “Subsidiary” if the requirements of clause (a) thereof are not otherwise met), (ii) the transfer of assets by the Company or any of its Subsidiaries to Unrestricted Subsidiaries representing an amount not to exceed, in any given fiscal year, fifteen percent (15%) of Adjusted

EBITDA of the Company and its Subsidiaries on a consolidated basis as of the last day of the immediately preceding fiscal year, but in aggregate for the period commencing on the Effective Date and ending of the date of such transfer, not more than twenty-five percent (25%) of Adjusted EBITDA of the Company and its Subsidiaries on a consolidated basis as of the last day of the fiscal year immediately preceding the date of such transfer, or (iii) the disposition of assets for fair market value so long as no Default exists or will be caused to occur as a result of such disposition; provided that, in respect of this clause (iii), the fair market value of all such assets disposed of by the Company and its Subsidiaries during any fiscal year shall not exceed fifteen percent (15%) of Consolidated Total Assets as of the last day of the immediately preceding fiscal year. For the avoidance of doubt, cash and cash equivalents shall not be considered assets subject to the provisions of this Section 7.3(a).

(b)        Liquidation or Merger. Neither Company nor any Subsidiary Borrower shall, at any time, liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, or enter into any merger or consolidation, other than (i) a merger or consolidation among the Company or any Subsidiary Borrower and one or more of its Subsidiaries; provided, however, that the Company or the relevant Subsidiary Borrower is the surviving Person, (ii) in connection with an Acquisition permitted hereunder effected by a merger in which the Company or any Subsidiary Borrower is the surviving Person, or (iii) a merger or consolidation (including, without limitation, in connection with an Acquisition permitted hereunder) among the Company or any Subsidiary Borrower, on the one hand, and any other Person (including, without limitation, an Affiliate), on the other hand, where the surviving Person (if other than the Company or a Subsidiary Borrower) (A) is a corporation, partnership, or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (B) on the effective date of such merger or consolidation expressly assumes, by supplemental agreement, executed and delivered to the Administrative Agent, for itself and on behalf of the Lenders and the Issuing Banks, in form and substance reasonably satisfactory to the Majority Lenders, all the Obligations of the Company or the relevant Subsidiary Borrower under the Notes, this Agreement and the other Loan Documents; provided, however, that, in each case, no Default exists or would be caused thereby.

Section 7.4        Restricted Payments. The Company shall not, and shall not permit any of its Subsidiaries to, make any Restricted Payments; provided, however that the Company and its Subsidiaries may make any Restricted Payments so long as no Default exists or would be caused thereby, and, provided, further that, (a) for so long as the Company is a REIT, during the continuation of a Default, the Company and its Subsidiaries may make any Restricted Payments provided they do not exceed in the aggregate for any four consecutive fiscal quarters of the Company occurring from and after March 31, 2013, (i) 95% of Funds From Operations for such four fiscal quarter period, or (ii) such greater amount as may be required to comply with Section 5.9 or to avoid the imposition of income or excise taxes on the Company, and (b) the Company may make any Restricted Payment required to comply with Section 5.9, including, for the avoidance of doubt, any Restricted Payment necessary to satisfy the requirements of section 857(a)(2)(B) of the Code, or any successor provision, or to avoid the imposition of any income or excise taxes.

Section 7.5        Senior Secured Leverage Ratio. As of the end of each fiscal quarter, the Company shall not permit the ratio of (i) Senior Secured Debt on such calculation date to (ii) Adjusted EBITDA, as of the last day of such fiscal quarter, to be greater than 3.00 to 1.00.

Section 7.6        Total Company Leverage Ratio. As of the end of each fiscal quarter, the Company shall not permit the ratio of (a) Total Debt on such calculation date to (b) Adjusted EBITDA, as of the last day of such fiscal quarter to be greater than 6.00 to 1.00; provided that in lieu of the foregoing, for any such date occurring after a Qualified Acquisition (as defined below) and on or prior to the last day of the fourth full fiscal quarter of the Company after the consummation of such Qualified Acquisition, the Company will not permit such ratio as of such date to exceed (i) if such Qualified Acquisition is the first Specified Acquisition that is consummated, 7.50 to 1.00 or (ii) otherwise, 7.00 to 1.00.

“Qualified Acquisition” shall mean an Acquisition by the Company or any Subsidiary which has been designated to the Lenders by an authorized officer of the Company as a “Qualified Acquisition” so long as, on a pro forma basis after giving effect to such Acquisition, the ratio of Total Debt to Adjusted EBITDA as of the last day of the most recently ended fiscal quarter of the Company (for which financial statements have been delivered pursuant to Section 6.1 or 6.2) prior to such acquisition would be no less than 5.00 to 1.00; provided that (i) no such designation may be made with respect to any Acquisition prior to the end of the fourth full fiscal quarter following the completion of the most recently consummated Qualified Acquisition unless the ratio of Total Debt to Adjusted EBITDA as of the last day of the most recently ended fiscal quarter of the Company (for which financial statements have been delivered pursuant to Section 6.1 or 6.2) prior to the consummation of such Acquisition was no greater than 5.50 to 1.00, (ii) the aggregate consideration for such Acquisition (including the aggregate principal amount of any Indebtedness assumed thereby) is equal to or greater than $850,000,000 and (iii) the Company may designate no more than three (3) such Acquisitions (which shall be deemed to include the first Specified Acquisition that is consummated) as a “Qualified Acquisition” after the Effective Date.

Section 7.7        [Reserved].

Section 7.8        Affiliate Transactions. Except (i) as specifically provided herein (including, without limitation, Sections 7.1, 7.3 and 7.4 hereof), (ii) investments of cash and cash equivalents in Unrestricted Subsidiaries, and (iii) as may be disclosed in the public filings of the Company with the Securities and Exchange Commission prior to the Effective Date, the Company shall not, and shall not permit any of its Subsidiaries to, at any time engage in any transaction with an Affiliate, other than between or among the Company and/or any Subsidiaries of the Company or in the ordinary course of business, or make an assignment or other transfer of any of its properties or assets to any Affiliate, in each case on terms less advantageous in any material respect to the Company or such Subsidiary than would be the case if such transaction had been effected with a non-Affiliate.

Section 7.9        Restrictive Agreements. The Company shall not, nor shall the Company permit any of its Material Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Material Subsidiary of the Company to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Material Subsidiary of the Company; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions contained in agreements relating to the sale of a Material Subsidiary of the Company pending such sale; provided that such restrictions and conditions apply only to the Material Subsidiary that is to be sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to restrictions and conditions contained in any instrument governing Indebtedness or Ownership Interests of a Person acquired by the Company or any of its Material Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred, or such Ownership Interests were issued, in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets of the Person so acquired, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those instruments; provided that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as whole, are not materially more restrictive than the encumbrances or restrictions contained in instruments as in effect on the date of acquisition, (iv) the foregoing shall not apply to restrictions and conditions on cash or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business, (v) the foregoing shall not apply to restrictions and conditions imposed on the transfer of copyrighted or patented materials or other intellectual property and customary provisions in agreements that restrict the assignment of such agreements or any rights thereunder, (vi) the foregoing shall not apply to restrictions and conditions imposed by contracts or leases entered into in the ordinary course of business by the Company or any of its Material Subsidiaries with such Person’s customers, lessors or suppliers and (vii) the foregoing shall not apply to restrictions and conditions imposed upon the “borrower”, “issuer”, “guarantor”, “pledgor” or “lender” entities under ABS Facilities permitted under Section 7.1(h) hereof or which arise in connection with any payment default regarding Indebtedness otherwise permitted under Section 7.1 hereof.

Section 7.10        Use of Proceeds. The Company shall not, nor shall the Company permit any of its Subsidiaries to, use the proceeds of any Loan or Letter of Credit directly, or to the Company’s knowledge indirectly, to fund any operations in, finance any investments or activities in, or make any payments to a Designated Person or a Sanctioned Country, in material violation of Anti-Corruption Laws or in any manner that would result in the violation by any party hereto of any Sanctions Laws and Regulations.

ARTICLE 8 - DEFAULT

Section 8.1        Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or non-governmental body:

(a)        any representation or warranty made under this Agreement shall prove to be incorrect in any material respect when made or deemed to be made pursuant to Section 4.2 hereof;

(b)        the Company or any Subsidiary Borrower shall default in the payment of (i) any interest hereunder or under any of the Notes or fees or other amounts payable to the Lenders and the Administrative Agent under any of the Loan Documents, or any of them, when due, and such Default shall not be cured by payment in full within five (5) Business Days from the due date or (ii) any principal hereunder or under any of the Notes when due;

(c)        the Company or any Material Subsidiary, as applicable, shall default in the performance or observance of any agreement or covenant contained in Sections 5.1 (as to the existence of the Company), 5.8, 5.10, 7.1, 7.2, 7.3, 7.4, 7.5, 7.6 and 7.9 hereof;

(d)        the Company or any of its Subsidiaries, as applicable, shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 8.1, and such default shall not be cured within a period of thirty (30) days (or with respect to Sections 5.3, 5.4, 5.5, 5.6, 6.4, 6.5 and 7.8 hereof, such longer period not to exceed sixty (60) days if such default is curable within such period and the Company is proceeding in good faith with all diligent efforts to cure such default) from the later of (i) occurrence of such Default and (ii) the date on which such Default became known to the Company;

(e)        there shall occur any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Loan Documents (other than this Agreement or as otherwise provided in this Section 8.1) by the Company, which shall not be cured within a period of thirty (30) days (or such longer period not to exceed sixty (60) days if such default is curable within such period and the Company is proceeding in good faith with all diligent efforts to cure such default) from the date on which such default became known to the Company;

(f)        there shall be entered and remain unstayed a decree or order for relief in respect of the Company or any Material Subsidiary Group under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Company or any Material Subsidiary Group, or of any substantial part of their respective properties, or ordering the winding-up or liquidation of the affairs of the Company or any Material Subsidiary Group; or an involuntary petition shall be filed against the Company or any Material Subsidiary Group, and (i) such petition shall not be diligently contested, or (ii) any such petition shall continue undismissed or unstayed for a period of ninety (90) consecutive days;

(g)        the Company or any Material Subsidiary Group shall file a petition, answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy law or other similar law, or the Company or any Material Subsidiary Group shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any Material Subsidiary Group or of any substantial part of their respective properties, or the Company or any Material Subsidiary Group shall fail generally to pay their respective debts as they become due or shall be adjudicated insolvent; or the Company or any Material Subsidiary Group shall take any action in furtherance of any such action;

(h)        a judgment not covered by insurance or indemnification, where the indemnifying party has agreed to indemnify and is financially able to do so, shall be entered by any court against the Company or any Material Subsidiary Group for the payment of money which exceeds singly, or in the aggregate with other such judgments, $500,000,000, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Company or any Material Subsidiary Group which, together with all other such property of the Company or any Material Subsidiary Group subject to other such process, exceeds in value $500,000,000 in the aggregate, and if, within thirty (30) days after the entry, issue or levy thereof, such judgment, warrant or process shall not have been paid or discharged or stayed pending appeal or removed to bond, or if, after the expiration of any such stay, such judgment, warrant or process, shall not have been paid or discharged or removed to bond;

(i)        except to the extent that would not reasonably be expected to have a Materially Adverse Effect collectively or individually, (i) there shall be at any time any “accumulated funding deficiency,” as defined in ERISA or in Section 412 of the Code, with respect to any Plan maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, or to which the Company, any of its Subsidiaries or any ERISA Affiliate has any liabilities, or any trust created thereunder; (ii) a trustee shall be appointed by a United States District Court to administer any such Plan; (iii) PBGC shall institute proceedings to terminate any such Plan; (iv) the Company, any of its Subsidiaries or any ERISA Affiliate shall incur any liability to PBGC in connection with the termination of any such Plan; or (v) any

Plan or trust created under any Plan of the Company, any of its Subsidiaries or any ERISA Affiliate shall engage in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to material tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code;

(j)        there shall occur (i) any acceleration of the maturity of any Indebtedness of the Company or any Material Subsidiary in an aggregate principal amount exceeding $500,000,000, or, as a result of a failure to comply with the terms thereof, such Indebtedness shall otherwise have become due and payable prior to its scheduled maturity; or (ii) any failure to make any payment when due (after any applicable grace period) with respect to any Indebtedness of the Company or any Material Subsidiary (other than the Obligations) in an aggregate principal amount exceeding $500,000,000;

(k)        any material Loan Document or any material provision thereof, shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by the Company seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Company shall deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Loan Document (other than in accordance with its terms);

(l)        there shall occur any Change of Control; or

(m)        so long as any Subsidiary of the Company is a Subsidiary Borrower, any provision of Article 11 shall for any reason cease to be valid and binding on or enforceable against the Company, or the Company shall so state in writing.

Section 8.2        Remedies.

(a)        If an Event of Default specified in Section 8.1 (other than an Event of Default under Section 8.1(f) or (g) hereof) shall have occurred and shall be continuing, the Administrative Agent, at the request of the Majority Lenders but subject to Section 9.3 hereof, shall (i) (A) terminate the Revolving Loan Commitments and/or (B) declare the principal of and interest on the Loans and the Notes, if any, and all other amounts owed to the Lenders, the Issuing Banks and the Administrative Agent under this Agreement, the Notes and any other Loan Documents to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement, the Notes or any other Loan Document to the contrary notwithstanding, and the Revolving Loan Commitments shall thereupon forthwith terminate, and (ii) require the Company to, and the Company shall thereupon, deposit in an interest bearing account with the Administrative Agent, as Cash Collateral for the Obligations, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit in accordance with Section 2.15.

(b)        Upon the occurrence and continuance of an Event of Default specified in Section 8.1(f) or (g) hereof, all principal, interest and other amounts due hereunder and under the Notes, and all other Obligations, shall thereupon and concurrently therewith become due and payable and the Revolving Loan Commitments shall forthwith terminate and the principal amount of the Loans outstanding hereunder shall bear interest at the Default Rate, and the Company shall thereupon forthwith deposit in an interest bearing account with the Administrative Agent, as Cash Collateral for the Obligations, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit in accordance with Section 2.15, all without any action by the Administrative Agent, the Lenders, the Majority Lenders, the Issuing Banks, or any of them, and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in the other Loan Documents to the contrary notwithstanding; provided, that in the case of an actual or deemed entry of an order for relief under the Federal Bankruptcy Code with respect to any Subsidiary Borrower, all principal, interest and other amounts due hereunder and under the Notes, and all other Obligations of such Subsidiary Borrower, shall thereupon and concurrently therewith become due and payable and the principal amount of the Loans outstanding hereunder shall bear interest at the Default Rate.

(c)        Upon acceleration of the Loans, as provided in Section 8.2(a) or (b) hereof, the Administrative Agent, the Issuing Banks and the Lenders shall have all of the post-default rights granted to them, or any of them, as applicable under the Loan Documents and under Applicable Law.

(d)        The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder shall be cumulative, and not exclusive.

(e)        In the event that the Administrative Agent establishes a cash collateral account as contemplated by this Section 8.2, the Administrative Agent shall invest all funds in demand deposit bank accounts in U.S. financial institutions that are either member banks of the Federal Reserve system or state-chartered banks regulated by the FDIC). The Company hereby acknowledges and agrees that any interest earned on such funds shall be retained by the Administrative Agent as additional collateral for the Obligations. Upon satisfaction in full of all Obligations and the termination of the Commitments, the Administrative Agent shall pay any amounts then held in such account to the Company.

(f)        Remedies with Respect to the Certain Funds Sublimit. Notwithstanding anything to the contrary herein, with respect to the undrawn Revolving Loan Commitments in respect of the Certain Funds Sublimit, it is understood and agreed that (x) neither the Administrative Agent nor the Lenders shall be permitted to take any of the foregoing actions contained in this Section 8.2 with respect to any Default or Event of Default (except for any Default or Event of Default pursuant to Section 8.1(f) or Section 8.1(g)) occurring during the Certain Funds Period and (y) the Administrative Agent and the Lenders shall not have any right to terminate any undrawn Revolving Loan Commitments in respect of the Certain Funds Sublimit upon the occurrence of any Default or Event of Default (except for any Default or Event of Default pursuant to Section 8.1(f) or Section 8.1(g)).

Section 8.3        Payments Subsequent to Declaration of Event of Default. Subsequent to the acceleration of the Loans under Section 8.2 hereof, payments and prepayments (but, for the avoidance of doubt, not Cash Collateral) under this Agreement made to the Administrative Agent, the Issuing Banks and the Lenders or otherwise received by any of such Persons shall be paid over to the Administrative Agent (if necessary) and distributed by the Administrative Agent as follows: first, to the Administrative Agent’s, Lenders’ and Issuing Banks’ reasonable costs and expenses, if any, incurred in connection with the collection of such payment or prepayment, including, without limitation, all amounts under Section 12.2(b) hereof; second, to the Administrative Agent and the Issuing Banks for any fees hereunder or under any of the other Loan Documents then due and payable; third, to the Lenders pro rata on the basis of their respective unpaid principal amounts (except as provided in Section 2.2(e) hereof), for the payment of any unpaid interest which may have accrued on the Obligations and any fees hereunder or under any of the other Loan Documents then due and payable; fourth, to the Lenders pro rata until all Loans have been paid in full and participations in the Letters of Credit purchased by the Lenders pursuant to Section 2.13(d) hereof shall be paid on a pro rata basis with the Loans), for the payment of the Loans (including the aforementioned obligations under Hedge Agreements and participations in the Letters of Credit); fifth, to the Lenders pro rata on the basis of their respective unpaid amounts, for the payment of any other unpaid Obligations; and sixth, to the Company or as otherwise required by Applicable Law.

ARTICLE 9 - THE ADMINISTRATIVE AGENT

Section 9.1        Appointment and Authorization. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Toronto Dominion (Texas) LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and the Borrowers shall not have rights as a third party beneficiary of any of such provisions.

Section 9.2        Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3        Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)        shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)        shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law , including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(c)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.12 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender, the Swingline Lender or an Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.4        Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5        Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right to appoint a successor, which shall (i) be a bank with (A) an office in the United States, or an Affiliate of a bank with an office in the United States, and (B) combined capital and reserves in excess of $250,000,000 (clauses (A) and (B) together, the “Agent Qualifications”) and (ii) so long as no Event of Default is continuing, be reasonably acceptable to Company. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks and in consultation with the Company, appoint a successor Administrative Agent meeting the Agent Qualifications. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)        If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (v) of the definition thereof, the Majority Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and appoint a successor Administrative Agent meeting the Agent Qualifications and which, so long as no Event of Default is continuing, is reasonably acceptable to Company. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)        With effect from, as applicable, the Resignation Effective Date or the Removal Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 12.2 and 12.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(d)        Any resignation by Toronto Dominion (Texas) LLC as Administrative Agent pursuant to this Section shall also constitute the resignation of Toronto Dominion as an Issuing Bank and Swingline Lender. If Toronto Dominion resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Loans (in the form of Base Rate Advances) or fund risk participations in outstanding Swingline Loans pursuant to Section 2.17(c). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Section 9.6        Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.7        Indemnification. The Lenders severally, and not jointly, agree to indemnify the Administrative Agent (to the extent not reimbursed by the Company but without effecting the Company’s obligations with respect thereto) pro rata according to their respective Commitment Ratios, from and against any and all liabilities, obligations, losses (other than the loss of principal, interest and fees hereunder in the event of a bankruptcy or out-of-court ‘work-out’ of the Loans), damages, penalties, actions, judgments, suits, or reasonable out-of-pocket costs, expenses (including, without limitation, fees and disbursements of experts, agents, consultants and counsel), or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any other Loan Document, or any other document contemplated by this Agreement or any other Loan Document or any action taken or omitted by the Administrative Agent under this Agreement, any other Loan Document, or any other document contemplated by this Agreement, except that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, or reasonable out-of-pocket costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent as determined by a final, non-appealable judicial order of a court having jurisdiction over the subject matter.

Section 9.8        No Responsibilities of the Agents. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Syndication Agent, the Joint Lead Arrangers and the Joint Bookrunners (as set forth on the cover page hereof) shall not have any duties or responsibilities, nor shall the Syndication Agent or any of the Joint Lead Arrangers or Joint Bookrunners have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Syndication Agent or any of the Joint Lead Arrangers or Joint Bookrunners.

Section 9.9        Lender ERISA Matters. Each Lender represents and warrants as of the date hereof to the Administrative Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of the Company or any other Borrower, that such Lender is not and will not be (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Internal Revenue Code; (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Internal Revenue Code that is using “plan assets” of any such plans or accounts to fund or hold Loans or perform its obligations under this Agreement; or (iv) a “governmental plan” within the meaning of ERISA.

ARTICLE 10 - CHANGES IN CIRCUMSTANCES

AFFECTING LIBOR ADVANCES AND INCREASED COSTS

Section 10.1        LIBOR Basis Determination Inadequate or Unfair.

(a)        If with respect to any proposed LIBOR Advance for any Interest Period, (a) the Majority Lenders notify the Administrative Agent that the Eurocurrency Rate for any Interest Period for such Advance will not adequately reflect the cost to such Lenders of making, funding or maintaining their LIBOR Advances for such Interest Period, or (b) the Administrative Agent determines after consultation with the Lenders that adequate and fair means do not exist for determining the LIBOR Basis, the Administrative Agent shall forthwith give notice thereof to the Borrowers and the Lenders, whereupon until the Administrative Agent notifies the Borrowers that the circumstances giving rise to such situation no longer exist, the obligations of any affected Lender to make its portion of such LIBOR Advances shall be suspended and each affected Lender shall make its portion of such LIBOR Advance as a Base Rate Advance.

(b)        Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.

(c)         Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, solely with respect to a Loan denominated in Dollars, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this paragraph (b) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Company a Term SOFR Notice.

(d)         In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e)        The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 10.1, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 10.1.

(f)        Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the Eurocurrency Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)        Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, any Borrower may revoke any request for a borrowing of, conversion to or continuation of LIBOR Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) such Borrower will be deemed to have converted any request for a borrowing of LIBOR Advances denominated in Dollars into a request for a borrowing of or conversion to Base Rate Advances denominated in Dollars or (y) any borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate (if any) based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate. Furthermore, if any LIBOR Advance in any Agreed Currency is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such LIBOR Advance, then (i) if such LIBOR Advance is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, a Base Rate Advance denominated in Dollars on such day or (ii) if such LIBOR Advance is denominated in any Alternative Currency, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), at the applicable Borrower’s election prior to such day, (A) be prepaid by such Borrower on such day or (B) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (B)) shall constitute, a Base Rate Advance denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) on such day (it being understood and agreed that if the applicable Borrower does not so prepay such Loan on such day by 12:00 noon, New York City time, the Administrative Agent is authorized to effect such conversion of such LIBOR Advance into a Base Rate Advance denominated in Dollars), and, in the case of such subclause (B), upon any subsequent implementation of a Benchmark Replacement in respect of such

Alternative Currency pursuant to this Section 10.1, such Base Rate Advance denominated in Dollars shall then be converted by the Administrative Agent to, and shall constitute, a LIBOR Advance denominated in such original Alternative Currency (in an amount equal to the Alternative Currency Equivalent of such Alternative Currency) on the day of such implementation, giving effect to such Benchmark Replacement in respect of such Alternative Currency.

Section 10.2        Illegality. If, after the date hereof, the adoption of any Applicable Law, or any change in any Applicable Law (whether adopted before or after the Effective Date), or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for any Lender to make, maintain or fund its portion of such LIBOR Advances, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrowers. Before giving any notice to the Administrative Agent pursuant to this Section 10.2, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the sole reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender. Upon receipt of such notice, notwithstanding anything contained in Article 2 hereof, the relevant Borrowers shall repay in full the then outstanding principal amount of such Lender’s portion of each affected LIBOR Advance, together with accrued interest thereon, on either (a) the last day of the then current Interest Period applicable to such affected LIBOR Advances if such Lender may lawfully continue to maintain and fund its portion of such LIBOR Advance to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain its portion of such affected LIBOR Advances to such day. Concurrently with repaying such portion of each affected LIBOR Advance, any Borrower may borrow a Base Rate Advance from such Lender, whether or not it would have been entitled to effect such borrowing, and such Lender shall make such Advance, if so requested, in an amount such that the outstanding principal amount of the Advance shall equal the outstanding principal amount of the affected LIBOR Advance of such Lender immediately prior to such repayment.

Section 10.3        Increased Costs and Additional Amounts.

(a)        If after the date hereof, the adoption of any Applicable Law, or any change in any Applicable Law (whether adopted before or after the Effective Date), or any interpretation or change in interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Lender with any directive issued after the Effective Date (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)        shall subject any Lender to any Tax with respect to its obligation to make its portion of LIBOR Advances, or its portion of other Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its portion of LIBOR Advances or in respect of any other amounts due under this Agreement, or its obligation to make its portion of Advances (except for changes with respect to Taxes imposed on the revenues or net income of such Lender, and except for any Taxes referred to in Section 10.3(b) hereof); or

(ii)        shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board, but excluding any included in an applicable Eurocurrency Reserve Percentage), special deposit, capital adequacy or liquidity, assessment or other requirement or condition against assets of, deposits with or for the account of, or commitments or credit extended by, any Lender or shall impose on any Lender or the London interbank borrowing market any other condition affecting its obligation to make its portion of such LIBOR Advances or its portion of existing Advances;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any of its portion of such LIBOR Advances, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note, if any, with respect thereto, then, within ten (10) days after demand by such Lender, the relevant Borrowers agree to pay to such Lender such additional amount or amounts as will compensate such Lender on an after-tax basis for such increased costs; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be enacted, adopted or issued after the date hereof, regardless of the date enacted, adopted or issued.

(b)        Except as required by Applicable Law, all payments made by any Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income or other similar taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Taxes”), now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority. If any Taxes are required to be withheld or deducted from any such payment, the relevant Borrower shall pay such additional amounts as may be necessary to ensure that the net amount actually received by a Lender after such withholding or deduction is equal to the amount that the Lender would have received had no such withholding or deduction been required; provided, however, that the relevant Borrower shall not be required to increase any such amounts payable to any Lender if such Lender fails to comply with the requirements of Section 2.12 hereof; provided, further, that the relevant Borrower shall not be required to pay any additional amounts in respect of Taxes imposed under FATCA, provided, further, that the Borrowers shall not be required to pay any U.S. withholding Taxes imposed on amounts payable to or for the account of any Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office (including due to the exercise of Lender’s option pursuant to Section 2.2(d)), except, in each case, to the extent that, pursuant to this Section 10.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office , provided, further, that the Borrower shall not be required to pay any additional amounts in respect of Taxes imposed on a Lender by reason of any connection between the Lender and the taxing jurisdiction other than a connection that is solely attributable to executing, delivering, performing or enforcing this Agreement and receiving payments hereunder. Whenever any Taxes are payable by the relevant Borrower pursuant to this Section 10.3(b), as promptly as possible thereafter the relevant Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the relevant Borrower showing payment thereof. If the relevant Borrower fails to pay any Taxes as required by this Section 10.3(b) when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other documentary evidence, the relevant Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The relevant Borrower shall make any payments required pursuant to the immediately preceding sentence within thirty (30) days after receipt of written demand therefor from the Administrative Agent or any Lender, as the case may be. The agreements set forth in this Section 10.3 shall survive the termination of this Agreement and the payment of the Obligations. Each Lender will promptly notify the Borrowers and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 10.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender made in good faith, be otherwise disadvantageous to such Lender.

(c)        Any Lender claiming compensation under this Section 10.3 shall provide the relevant Borrower with a written certificate setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor in reasonable detail. Such certificate shall be presumptively correct absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 10.3 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that, other than in respect of Taxes, no Borrower shall be required to compensate a Lender pursuant to the foregoing provisions of this Section if the circumstances giving rise to such compensation occurred more than six (6) months prior to the date that such Lender notifies the Borrowers of such circumstances and of such Lender’s intention to claim compensation therefor (except that, if such circumstances are retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof). If any Lender demands compensation under this Section 10.3, the relevant Borrowers may at any time, upon at least five (5) Business Days’ prior notice to such Lender, prepay in full such Lender’s portion of the then outstanding LIBOR Advances, together with accrued interest and fees thereon to the date of prepayment, along with any reimbursement required under Section 2.9 hereof and this Section 10.3. Concurrently with prepaying such portion of LIBOR Advances the relevant Borrower may, whether or not then entitled to make such borrowing, borrow a Base Rate Advance, or a LIBOR Advance not so affected, from such Lender, and such Lender shall, if so requested, make such Advance in an amount such that the outstanding principal amount of such Advance shall equal the outstanding principal amount of the affected LIBOR Advance of such Lender immediately prior to such prepayment.

(d)        The relevant Borrowers shall pay any present or future stamp, transfer or documentary Taxes or any other excise or property Taxes that may be imposed in connection with the execution, delivery or registration of this Agreement or any other Loan Documents.

(e)        If any party receives a refund of any Taxes for which it has been indemnified pursuant to this Section 10.3, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 10.4        Effect On Other Advances. If notice has been given pursuant to Section 10.1, 10.2 or 10.3 hereof suspending the obligation of any Lender to make its portion of any LIBOR Advance, or requiring such Lender’s portion of LIBOR Advances to be repaid or prepaid, then, unless and until such Lender notifies the Borrowers that the circumstances giving rise to such repayment no longer apply, all amounts which would otherwise be made by such Lender as its portion of LIBOR Advances shall be instead as Base Rate Advances, unless otherwise notified by the relevant Borrowers.

Section 10.5        Claims for Increased Costs and Taxes; Replacement Lenders. In the event that any Lender shall (v) decline to make LIBOR Advances pursuant to Sections 10.1 and 10.2 hereof, (w) have notified the Borrowers that it is entitled to claim compensation pursuant to Section 10.3, 2.8, 2.9 or 2.11 hereof or is unable to complete the form required or is subject to withholding on account of any Tax, (x) not consent to any request for an extension of the Maturity Date pursuant to Section 2.18 hereof or (y) become a Defaulting Lender (each such lender being an “Affected Lender”), the relevant Borrower at its own cost and expense may designate a replacement lender (a “Replacement Lender”) to assume the Revolving Loan Commitments and the obligations of any such Affected Lender hereunder, and to purchase the outstanding Loans of such Affected Lender and such Affected Lender’s rights hereunder and with respect thereto, and within ten (10) Business Days of such designation the Affected Lender shall (a) sell to such Replacement Lender, without recourse upon, warranty by or expense to such Affected Lender, by way of an Assignment and Assumption substantially in the form of Exhibit F attached hereto, for a purchase price equal to (unless such Lender agrees to a lesser amount) the outstanding principal amount of the Loans of such Affected Lender, plus all interest accrued and unpaid thereon and all other amounts owing to such Affected Lender hereunder, including without limitation, payment by the relevant Borrower of any amount which would be payable to such Affected Lender pursuant to Section 2.9 hereof (provided that the administrative fee set forth in Section 12.4(b)(iv) shall not apply to an assignment described in this clause (a)), and (b) assign the Revolving Loan Commitments of such Affected Lender and upon such assumption and purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of the Revolving Loan Commitments); provided that the relevant Borrower shall not replace any Defaulting Lender during the continuance of any Default.

ARTICLE 11 - GUARANTY

Section 11.1        Unconditional Guaranty.

The Company hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Borrower now or hereafter existing under or in respect of this Agreement and the other Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all documented out-of-pocket expenses (including, without limitation, reasonable and documented fees and out-of-pocket expenses of counsel) incurred by the Administrative Agent or any Lender in enforcing any rights under this Agreement. Without limiting the generality of the foregoing, the Company’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by such Borrower to the Administrative Agent or any Lender under or in respect of this Agreement and the other Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Borrower. This is a guaranty of payment and not collection.

Section 11.2        Guaranty Absolute. (a) The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the other Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The obligations of the Company under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement and the other Loan Documents, and a separate action or actions may be brought and prosecuted against the Company to enforce this Guaranty, irrespective of whether any action is brought against any Borrower or whether any Borrower is joined in any such action or actions. The liability of the Company under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(i)        any lack of validity or enforceability of this Agreement, any other Loan Document or any agreement or instrument relating thereto;

(ii)        any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Borrower under or in respect of this Agreement and the other Loan Documents, or any other amendment or waiver of or any consent to departure from this Agreement or any other Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or any of its Subsidiaries or otherwise;

(iii)        any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(iv)        any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Borrower under this Agreement and the other Loan Documents or any other assets of any Borrower or any of its Subsidiaries;

(v)        any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries;

(vi)        any failure of the Administrative Agent or any Lender to disclose to the Company any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower now or hereafter known to the Administrative Agent or such Lender (the Company waiving any duty on the part of the Administrative Agent and the Lenders to disclose such information);

(vii)            the failure of any other Person to execute or deliver any other guaranty or agreement or the release or reduction of liability of the Company or other guarantor or surety with respect to the Guaranteed Obligations; or

(viii)        any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Borrower or any other guarantor or surety.

(b)        This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

Section 11.3        Waivers and Acknowledgments(a) . To the maximum extent permitted by Applicable Law:

(a)        The Company hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral.

(b)        The Company hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)        The Company hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Company or other rights of the Company to proceed against any Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Company hereunder.

(d)        The Company hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any Lender to disclose to the Company any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower or any of its Subsidiaries now or hereafter known by the Administrative Agent or such Lender.

(e)        The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Notes and that the waivers set forth in Section 11.2 and this Section 11.3 are knowingly made in contemplation of such benefits.

Section 11.4        Subrogation. The Company hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Company’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against any Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to the Company in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the latest Maturity Date and (c) the latest date of expiration or termination of all Letters of Credit, such amount shall be received and held in trust for the benefit of the Administrative Agent and the Lenders, shall be segregated from other property and funds of the Company and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Company shall make payment to the Administrative Agent or any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the latest Maturity Date shall have occurred and (iv) all Letters of Credit shall have expired or been terminated, the Administrative Agent and the Lenders will, at the Company’s request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Guaranteed Obligations resulting from such payment made by the Company pursuant to this Guaranty.

Section 11.5        Subordination. The Company hereby subordinates any and all debts, liabilities and other obligations owed to the Company by any Borrower (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 11.5:

(a)        Prohibited Payments, Etc. Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to such Borrower), and after notice from the Administrative Agent not to accept such payments, the Company may receive regularly scheduled payments from such Borrower on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to such Borrower), however, unless the Majority Lenders otherwise agree, the Company shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)        Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to such Borrower, the Company agrees that the Administrative Agent and the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before the Company receives payment of any Subordinated Obligations.

(c)        Turn-Over. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to such Borrower), the Company shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Administrative Agent and the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of the Company under the other provisions of this Guaranty.

(d)        Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to such Borrower), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of the Company, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and (ii) to require the Company (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest) until the payment in full of the Guaranteed Obligations.

Section 11.6        Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the latest Maturity Date and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon the Company, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, the Administrative Agent or any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Administrative Agent or such Lender herein or otherwise, in each case as and to the extent provided in Section 12.4.

ARTICLE 12 - MISCELLANEOUS

Section 12.1        Notices.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)        if to any Borrower, the Administrative Agent, the Swingline Lender or any Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 5; and

(ii)        if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified to the Administrative Agent (including, as appropriate, notices delivered solely to the Person designated by a Lender for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)        Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent and the Company, provided that the foregoing shall not apply to notices to any Lender, the Swingline Lender or the Issuing Banks pursuant to Article 2 if such Lender, Swingline Lender or such Issuing Bank, as applicable, has notified the Administrative Agent and the Company that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)        The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)        Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the Swingline Lender and each Issuing Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the Swingline Lender and the Issuing Banks. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e)        Reliance by Administrative Agent, Issuing Banks and Lenders. The Administrative Agent, the Swingline Lender, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, the Swingline Lender, each Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 12.2        Expenses. The Borrowers will promptly pay, or reimburse:

(a)        all reasonable and documented out-of-pocket expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, and the transactions contemplated hereunder and thereunder any amendments, waivers and consents associated therewith, including, without limitation, the reasonable and documented fees and disbursements of Davis Polk & Wardwell LLP, special counsel for the Administrative Agent; and

(b)        all documented out-of-pocket costs and expenses of the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Banks of enforcement under this Agreement or the other Loan Documents and all documented out-of-pocket costs and expenses of collection if an Event of Default occurs in the payment of the Notes, which in each case shall include, without limitation, reasonable fees and out-of-pocket expenses of one counsel for the Administrative Agent, the Swingline Lender and the Issuing Banks and one counsel for all of the Lenders.

Section 12.3        Waivers. The rights and remedies of the Administrative Agent, the Lenders and the Issuing Banks under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Administrative Agent, the Majority Lenders, the Lenders, the Swingline Lender and the Issuing Banks, or any of them, in exercising any right, shall operate as a waiver of such right. No waiver of any provision of this Agreement or consent to any departure by the Company or any of its Subsidiaries therefrom shall in any event be effective unless the same shall be permitted by Section 12.13, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

Section 12.4        Assignment and Participation.

(a)        Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Swingline Lender, each Issuing Bank and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Swingline Lender, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)        Minimum Amounts.

(A)        in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender, no minimum amount need be assigned; and

(B)        in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)        Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned except that this clause (ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans;

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)        the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender;

(B)        the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate of such Lender; and

(C)        the consent of each Issuing Bank and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for each assignment of Commitments.

(iv)        Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in form and substance reasonably satisfactory to the Administrative Agent.

(v)        No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)        Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of

Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities under this Agreement then due and owing by such Defaulting Lender to the Administrative Agent, any Issuing Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Commitment Ratio. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 10.3, 10.2 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the relevant Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)        Register. The Administrative Agent, acting solely for this purpose as an agent of the Company (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. This Section 12.4(c) shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or Treasury Regulations promulgated thereunder). The Register shall be available for inspection by the Company and any Lender, as to its Commitments only, at any reasonable time and from time to time upon reasonable prior notice.

(d)        Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Company or any of the Company’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the Issuing Banks

shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (ii)(A), (B) or (C) of Section 12.12(a) that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Section 10.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.

A Participant shall not be entitled to receive any greater payment under Section 10.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.12 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) except each Lender that sells a participation shall make a copy of the Participant Register available for the Borrower and the Administrative Agent to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower, the Lenders and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary.

(e)        Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)        Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) sponsored by such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the relevant Borrower, the option to provide to the relevant Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the relevant Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The Loans by an SPC hereunder shall be Revolving Loans of the Granting Lender to the same extent, and as if, such Loans were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it, solely in its capacity as a party hereto and to any other Loan Document, will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 12.4, any SPC may (i) with notice to, but without the prior written consent of, the relevant Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advances to the Granting Lender or to any financial institutions (consented to by the relevant Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Advances and (ii) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 12.4(f) may not be amended without the written consent of any SPC which has been designated in writing as provided in the first sentence hereof and holds any outstanding Loans. The designation by a Granting Lender of an SPC to fund Advances shall be deemed to be a representation, warranty, covenant and agreement by such Granting Lender to the Borrowers and all other parties hereunder that (A) the funding and maintaining of such Advances by such SPC shall not constitute a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), and (B) such designation, funding and maintenance would not result in any interest requiring registration under the Securities Act of 1933, as amended, or qualification under any state securities law. The SPC shall from time to time provide to the relevant Borrower the tax and other forms required pursuant to Section 2.12 hereof with respect to such SPC as though such SPC were a Lender hereunder. In no event shall any Borrower or any Lender other than the Granting Lender be obligated hereunder to pay any additional amounts under any provision of this Agreement (pursuant to Article 10 hereof or otherwise) by reason of a Granting Lender’s designation of an SPC or the funding or maintenance of Advances by such SPC, in excess of amounts which the relevant Borrower would have been obligated to pay if such Granting Lender had not made such designation and such Granting Lender were itself funding and maintaining such Advances. The Administrative Agent shall register the interest of any SPC in an Advance from time to time on the Register maintained pursuant to Section 12.4(c) hereof.

(g)        Resignation as Issuing Bank or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Toronto Dominion assigns all of its Revolving Loan Commitment and Loans pursuant to subsection (b) above, Toronto Dominion may, (i) upon thirty (30) days’ notice to the Company and the Lenders, resign as Issuing Bank and (ii) (i) upon thirty (30) days’ notice to the Company, resign as Swingline Lender. In the event of any such resignation as Issuing Bank or Swingline Lender, the Company shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swingline Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Toronto Dominion as Issuing Bank or Swingline Lender, as the case may be. If Toronto Dominion resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Advances or fund risk participations in Unreimbursed Amounts pursuant to Section 2.13(c)). If Toronto Dominion resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Loans (in the form of Base Rate Advances) or fund risk participations in outstanding Swingline Loans pursuant to Section 2.17(c). Upon the appointment of a successor Issuing Bank or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Toronto Dominion to effectively assume the obligations of Toronto Dominion with respect to such Letters of Credit.

Section 12.5        Indemnity. The Borrowers agree to indemnify and hold harmless each Lender, the Administrative Agent, the Issuing Banks and each of their respective Affiliates, employees, representatives, shareholders, partners, agents, officers and directors (any of the foregoing shall be an “Indemnitee”) from and against any and all claims, liabilities, obligations, losses, damages, actions, reasonable and documented external attorneys’ fees and expenses (as such fees and expenses are reasonably incurred), penalties, judgments, suits, reasonable and documented out-of-pocket costs and demands by any third party, including the costs of investigating and defending such claims, whether or not the Company or the Person seeking indemnification is the prevailing party (a) resulting from any breach or alleged breach by the Company of any representation or warranty made hereunder or under any Loan Document; or (b) otherwise arising out of (i) the Commitments or otherwise under this Agreement, any Loan Document or any transaction contemplated hereby or thereby, including, without limitation, the use of the proceeds of Loans hereunder in any fashion by any Borrower or the performance of its obligations under the Loan Documents, (ii) allegations of any participation by a Lender, the Administrative Agent, an Issuing Bank or any of them, in the affairs of the Company or any of its Subsidiaries, or allegations that any of them has any joint liability with the Company for any reason and (iii) any claims against the Lenders, the Administrative Agent, the Issuing Banks or any of them, by any shareholder or other investor in or lender to any Borrower, by any brokers or finders or investment advisers or investment bankers retained by such Borrower or by any other third party, arising out of the Commitments or otherwise under this Agreement, except to the extent that (A) the Person seeking indemnification hereunder is determined in such case to have acted with gross negligence or willful misconduct, in any case, by a final, non-appealable judicial order of a court of competent jurisdiction or (B) such claims are for lost profits, foreseeable and unforeseeable, consequential, special, incidental or indirect damages or punitive damages. Upon receipt of notice in writing of any actual or prospective claim, litigation, investigation or proceeding for which indemnification is provided pursuant to the immediately preceding sentence (a “Relevant Proceeding”), the recipient shall promptly notify the Administrative Agent (which shall promptly notify the other parties hereto) thereof, and the Company and the Lenders agree to consult, to the extent appropriate, with a view to minimizing the cost to the Company of its obligations hereunder. The Company shall be entitled, to the extent feasible, to participate in any Relevant Proceeding and shall be entitled to assume the defense thereof with counsel of the Company’s choice; provided, however, that such counsel shall be reasonably satisfactory to such of the Indemnitees as are parties thereto; provided, further, however, that, after the Company has assumed the defense of any Relevant Proceeding, it will not settle, compromise or consent to the entry of any order adjudicating or otherwise disposing of any claims against any Indemnitee (1) if such settlement, compromise or order involves the payment of money damages, except if the Company agrees, as between the Company and such Indemnitee, to pay such money damages, and, if not simultaneously paid, to furnish such Indemnitee with satisfactory evidence of its ability to pay the same, and (2) if such settlement, compromise or order involves any relief against such Indemnitee other than the payment of money damages, except with the prior written consent of such Indemnitee (which consent shall not be unreasonably withheld). Notwithstanding the Company’s election to assume the defense of such Relevant Proceeding, such of the Indemnitees as are parties thereto shall have the right to employ separate counsel and to participate in the defense of such action or proceeding at the expense of such Indemnitee. The obligations of the Company under this Section 12.5 are in addition to, and shall not otherwise limit, any liabilities which the Company might otherwise have in connection with any warranties or similar obligations of the Company in any other Loan Document. Notwithstanding the foregoing, this Section 12.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 12.6    Subsidiary Borrowers. (a) Designation. The Company may at any time, and from time to time, upon not less than 15 Business Days’ notice in the case of any Subsidiary so designated after the Effective Date, notify the Administrative Agent that the Company intends to designate a Subsidiary as a “Subsidiary Borrower” for purposes of this Agreement. On or after the date that is 15 Business Days after such notice, upon delivery to the Administrative Agent and each Lender of a Designation Letter duly executed by the Company and the respective Subsidiary and substantially in the form of Exhibit H hereto, such Subsidiary shall thereupon become a “Subsidiary Borrower” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Administrative Agent shall promptly notify each Lender of the Company’s notice of such pending designation by the Company and the identity of the respective Subsidiary. Following the giving of any notice pursuant to this Section 12.6(a), if the designation of such Subsidiary Borrower obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

As soon as practicable after receiving notice from the Company or the Administrative Agent of the Company’s intent to designate a Subsidiary as a Subsidiary Borrower, and in any event no later than five Business Days after the delivery of such notice, for a Subsidiary Borrower that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Subsidiary Borrower directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph (a “Protesting Lender”) shall so notify the Company and the Administrative Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Subsidiary Borrower shall have the right to borrow hereunder, either (A) notify the Administrative Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and/or Letter of Credit reimbursement obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Subsidiary Borrower (in the case of all other amounts), or (B) cancel its request to designate such Subsidiary as a “Subsidiary Borrower” hereunder.

(b)        Termination. Upon the payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement and the Notes of any Subsidiary Borrower then, so long as at the time no Request for Advance in respect of such Subsidiary Borrower is outstanding, such Subsidiary’s status as a “Subsidiary Borrower” shall terminate upon notice to such effect from the Administrative Agent to the Lenders (which notice the Administrative Agent shall give promptly upon its receipt of a request therefor from the Company). Thereafter, the Lenders shall be under no further obligation to make any Loan hereunder to such Subsidiary Borrower.

Section 12.7        Counterparts . This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute one and the same instrument. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Requests for Advances, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 12.8        Governing Law; Jurisdiction. (a) Governing Law. This Agreement and the Notes shall be construed in accordance with and governed by the internal laws of the State of New York applicable to agreements made and to be performed the State of New York; provided that the determination of whether the Specified Acquisition(s) have been consummated in accordance with the terms of the Specified Acquisition Agreement(s) and the determination of whether the Specified Acquisition Agreement Representations are accurate and whether as a result of any inaccuracy thereof the Buyer has the right (taking into account any applicable cure provisions) to decline to consummate the Specified Acquisition(s) or to terminate its obligations (or otherwise do not have an obligation to close) under the relevant Specified Acquisition Agreement(s) shall, in each case be governed by, and construed in accordance with, the laws of Spain applicable to agreements made and to be performed entirely within such country without regard to the conflicts of law provisions thereof.

(b) Jurisdiction. Each Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c)        Waiver of Venue. Each Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law. Each Subsidiary Borrower hereby agrees that service of process may be made upon the Company and each Subsidiary Borrower hereby irrevocably appoints the Company its authorized agent to accept such service of process, and agrees that the failure of the Company to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. To the extent that each Subsidiary Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Subsidiary Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

Section 12.9        Severability. To the extent permitted by law, any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.10        Interest.

(a)        In no event shall the amount of interest due or payable hereunder or under the Notes exceed the maximum rate of interest allowed by Applicable Law, and in the event any such payment is inadvertently made by any Borrower or inadvertently received by the Administrative Agent or any Lender, then such excess sum shall be credited as a payment of principal, unless, if no Event of Default shall have occurred and be continuing, the relevant Borrower shall notify the Administrative Agent or such Lender, in writing, that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrowers not pay and the Administrative Agent and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrowers under Applicable Law.

(b)        Notwithstanding the use by the Lenders of the Base Rate and the Eurocurrency Rate as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrowers at interest rates related to such reference rates.

Section 12.11        Table of Contents and Headings. The Table of Contents and the headings of the various subdivisions used in this Agreement are for convenience only and shall not in any way modify or amend any of the terms or provisions hereof, nor be used in connection with the interpretation of any provision hereof.

Section 12.12        Amendment and Waiver.

(a)        Neither this Agreement nor any Loan Document nor any term hereof or thereof may be amended orally, nor may any provision hereof or thereof be waived orally but only by an instrument in writing signed by or at the written direction of:

(i)        except as set forth in (ii) and (iii) below, the Majority Lenders and, in the case of any amendment, by the Company;

(ii)        with respect to (A) any increase in the amount of any Lender’s portion of the Commitments or Commitment Ratios or any extension of any Lender’s Commitments, (B) any reduction in the rate of, or postponement in the payment of any interest or fees due hereunder or the payment thereof to any Lender without a corresponding payment of such interest or fee amount by any Borrower, (C) (1) any waiver of any Default due to the failure by any Borrower to pay any sum due to any of the Lenders hereunder or (2) any reduction in the principal amount of the Loans or the L/C Obligations without a corresponding payment, (D) any release of any Borrower from this Agreement, except in connection with a merger, sale or other disposition otherwise permitted hereunder (in which case, such release shall require no further approval by the Lenders) and except, for the avoidance of doubt, in the case of any Subsidiary Borrower, pursuant to Section 12.6(b) above, (E) any amendment to the pro rata treatment of the Lenders set forth in Section 8.3 hereof, (F) any amendment of this Section 12.12, of the definition of Majority Lenders, or of any Section herein to the extent that such Section requires action by all Lenders or the Issuing Banks, (G) any subordination of the Loans in full to any other Indebtedness, (H) any extension of the Maturity Date or any other scheduled maturity of any Loan or the time for payment thereof (other than in accordance with Section 2.18), or (I) a release of any Guaranty provided in Article 11 hereto, the affected Lenders and in the case of an amendment, the Company, and, if applicable, the Swingline Lender or Issuing Banks (it being understood that, for purposes of this Section 12.12(a)(ii), changes to provisions of the Loan Documents that relate only to one or more of the Revolving Loans shall be deemed to “affect” only the Lenders holding such Loans); and

(iii)        (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (y) no amendment, waiver or consent shall, unless in writing and signed by each Swingline Lender, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swingline Lender under this Agreement, and (z) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement.

(b)        Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, nor amounts owed to such Lender reduced or the final maturity thereof extended, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(c)        In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders, if the consent of Majority Lenders is obtained, but the consent of the other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, at the Company’s request (and at the Company’s sole cost and expense), a Replacement Lender selected by the Company and reasonably acceptable to the Administrative Agent, shall have the right to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Company’s request, sell and assign to such Person, all of the Revolving Loan Commitments and all outstanding Loans of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and fees and other amounts due (including without limitation amounts due to such Non-Consenting Lender pursuant to Section 2.9 hereof) or outstanding to such Non-Consenting Lender through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption substantially in the form on Exhibit F attached hereto. Upon execution of any Assignment and Assumption pursuant to this Section 12.12(c), (i) the Replacement Lender shall be entitled to vote on any pending waiver, amendment or consent in lieu of the Non-Consenting Lender replaced by such Replacement Lender, (ii) such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and (iii) such Non-Consenting Lender shall cease to be a “Lender” for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of the Revolving Loan Commitments).

Section 12.13        Power of Attorney. Each Subsidiary of the Company may from time to time authorize and appoint the Company as its attorney-in-fact to execute and deliver (a) any amendment, waiver or consent in accordance with Section 12.1 on behalf of and in the name of such Subsidiary and (b) any notice or other communication hereunder, on behalf of and in the name of such Subsidiary. Such authorization shall become effective as of the date on which such Subsidiary delivers to the Administrative Agent a power of attorney enforceable under applicable law and any additional information to the Administrative Agent as necessary to make such power of attorney the legal, valid and binding obligation of such Subsidiary.

Section 12.14        Entire Agreement. Except as otherwise expressly provided herein, this Agreement, the other Loan Documents and the other documents described or contemplated herein or therein will embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

Section 12.15        Other Relationships; No Fiduciary Relationships. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Administrative Agent, each Issuing Bank and each Lender to enter into or maintain business relationships with the Company or any Affiliate thereof beyond the relationships specifically contemplated by this Agreement and the other Loan Documents. The Company agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, its Subsidiaries and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 12.16        Directly or Indirectly. If any provision in this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

Section 12.17        Reliance on and Survival of Various Provisions. All covenants, agreements, statements, representations and warranties made by the Company herein or in any certificate delivered pursuant hereto shall (a) be deemed to have been relied upon by the Administrative Agent, each of the Lenders, the Swingline Lender and each Issuing Bank notwithstanding any investigation heretofore or hereafter made by them and (b) survive the execution and delivery of this Agreement and shall continue in full force and effect so long as any Loans are outstanding and unpaid. Any right to indemnification hereunder, including, without limitation, rights pursuant to Sections 2.9, 2.11, 10.3, 12.2 and 12.5 hereof, shall survive the termination of this Agreement and the payment and performance of all Obligations.

Section 12.18        Senior Debt. The Obligations are intended by the parties hereto to be senior in right of payment to any Indebtedness of the Company that by its terms is subordinated to any other Indebtedness of the Company.

Section 12.19        Obligations. The obligations of the Administrative Agent, each of the Lenders and each of the Issuing Banks hereunder are several, not joint.

Section 12.20        Confidentiality. The Administrative Agent, the Lenders, the Swingline Lender and the Issuing Banks shall hold confidentially all non-public and proprietary information and all other information designated by the Company as confidential, in each case, obtained from the Company or its Affiliates pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound lending practices; provided, however, that the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Banks may make disclosure of any such information (a) to their examiners, Affiliates, outside auditors, counsel, consultants, appraisers, agents, other professional advisors, any credit insurance provider relating to the Borrowers and their obligations and any direct or indirect contractual counterparty in swap agreements or such counterparty’s professional advisor in connection with this Agreement or as reasonably required by any proposed syndicate member or any proposed transferee or participant in connection with the contemplated transfer of any Note or participation therein (including, without limitation, any pledgee referred to in Section 12.4(e) hereof), in each case, so long as any such Person (other than any examiners) receiving such information is advised of the provisions of this Section 12.20 and agrees to be bound thereby, (b) as required or requested by any governmental authority or self-regulatory body or representative thereof or in connection with the enforcement hereof or of any Loan Document or related document or (c) pursuant to legal process or with respect to any litigation between or among the Company and any of the Administrative Agent, the Lenders, the Swingline Lender or the Issuing Banks. In no event shall the Administrative Agent, any Lender, the Swingline Lender or any Issuing Bank be obligated or required to return any materials furnished to it by the Company. The foregoing provisions shall not apply to the Administrative Agent, any Lender, the Swingline Lender or any Issuing Bank with respect to information that (i) is or becomes generally available to the public (other than through the Administrative Agent, such Lender, the Swingline Lender or such Issuing Bank), (ii) is already in the possession of the Administrative Agent, such Lender, the Swingline Lender or such Issuing Bank on a non-confidential basis, or (iii) comes into the possession of the Administrative Agent, such Lender, the Swingline Lender or such Issuing Bank from a source other than the Company or its Affiliates in a manner not known to the Administrative Agent, such Lender, the Swingline Lender or such Issuing Bank to involve a breach of a duty of confidentiality owing to the Company or its Affiliates.

Section 12.21        Judgment(a) . (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency at the Administrative Agent’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b)        If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in an Alternative Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Alternative Currency with Dollars at the Administrative Agent’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(c)        The obligation of any Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Administrative Agent (as the case may be) in the applicable Primary Currency, such Lender or the Administrative Agent (as the case may be) agrees to remit to such Borrower such excess.

Section 12.22        Substitution of Currency(a) . If a change in any Alternative Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definition of Eurocurrency Rate) will be amended to the extent determined by the Administrative Agent (acting reasonably and in consultation with the Company) to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no change in such Alternative Currency had occurred.

Section 12.23        Right of Set-off(a) . If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Advances owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.24        Acknowledgement and Consent to Bail-In of Affected Financial Institutions(a) . Notwithstanding anything to the contrary in this Agreement, any other Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)        the effects of any Bail-In Action on any such liability, including, if applicable:

(i)        a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii)        the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

Section 12.25        USA Patriot Act(a) . Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Act.

ARTICLE 13 - WAIVER OF JURY TRIAL

Section 13.1        Waiver of Jury Trial. EACH OF THE COMPANY, EACH SUBSIDIARY BORROWER AND THE ADMINISTRATIVE AGENT, THE ISSUING BANKS AND THE LENDERS, HEREBY AGREE, TO THE EXTENT PERMITTED BY LAW, TO WAIVE AND HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION OR PROCEEDING OF ANY TYPE IN WHICH THE COMPANY, ANY SUBSIDIARY BORROWER, ANY OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE SWINGLINE LENDER, ANY OF THE ISSUING BANKS, OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, ANY OF THE NOTES OR THE OTHER LOAN DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS SECTION 13.1. EXCEPT AS PROHIBITED BY LAW, EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHTS IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH PARTY TO THIS AGREEMENT (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE ADMINISTRATIVE AGENT, THE SWINGLINE LENDER, ANY ISSUING BANK OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE ADMINISTRATIVE AGENT, ANY ISSUING BANK, THE SWINGLINE LENDER OR ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCLOSED BY AND TO THE PARTIES AND THE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused it to be executed by their duly authorized officers, all as of the day and year above written.

BORROWER:	AMERICAN TOWER CORPORATION

By:/s/RODNEY M. SMITH
Name: Rodney M. Smith
Title: Executive Vice President,
Chief Financial Officer and Treasurer

[Signature Page to Second Amended and Restated Multicurrency Revolving Credit Agreement]

TORONTO-DOMINION (TEXAS) LLC,
as Administrative Agent

By:/s/ANNIE DORVAL
Name: Annie Dorval
Title: Authorized Signatory

THE TORONTO-DOMINION BANK, NEW YORK
BRANCH, as Lender and Issuing Bank

By:/s/ANNIE DORVAL
Name: Annie Dorval
Title: Authorized Signatory

BANK OF AMERICA, N.A.
as Lender

By:/s/KYLE OBERKROM
Name: Kyle Oberkro
Title: Vice President

MIZUHO BANK, LTD.,
as Joint Lead Arranger

By:/s/TRACY RAHN
Name: Tracy Rahn
Title: Executive Director

BARCLAYS BANK PLC,
as Joint Lead Arranger

By:/s/MARTIN CORRIGAN
Name: Martin Corrigan
Title: Vice President

[Signature Page to Second Amended and Restated Multicurrency Revolving Credit Agreement]

CITIBANK, N.A.,
as Lender and Joint Lead Arranger

By:/s/MICHAEL VONDRISKA
Name: Michael Vondriska
Title: Vice President

JPMorgan Chase Bank, N.A.,
as Lender and Joint Lead Arranger

By:/s/JOHN KOWALCZUK
Name: John Kowalczuk
Title: Executive Director

Royal Bank of Canada,
as Joint Lead Arranger

By:/s/D. W. SCOTT JOHNSON
Name: D.W. Scott Johnson
Title: Authorized Signatory

MUFG Bank, Ltd.,
as Lender

By:/s/MARLON MATHEWS
Name: Marlon Mathews
Title: Director

Morgan Stanley Bank N.A.,
as Lender

By: /s/MICHAEL KING
Name: Michael King
Title: Authorized Signatory

[Signature Page to Second Amended and Restated Multicurrency Revolving Credit Agreement]

Morgan Stanley Senior Funding, Inc.,
as Joint Lead Arranger

By: /s/MICHAEL KING
Name: Michael King
Title: Vice President

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH,
as Lender

By:/s/BRIAN CROWLEY
Name: Brian Crowley
Title: Managing Director

By:/s/MIRIAM TRAUTMANN
Name: Miriam Trautmann
Title: Senior Vice President

BANCO SANTANDER, S.A., NEW YORK BRANCH,
as Lender

By:/s/PABLO URGOITI
Name: Pablo Urgoiti
Title: Managing Director

By:/s/ANDRES BARBOSA
Name: Andres Barbosa
Title: Managing Director

SOCIÉTÉ GÉNÉRALE,
as Lender

By:/s/SHELLEY YU
Name: Shelley Yu
Title: Director

[Signature Page to Second Amended and Restated Multicurrency Revolving Credit Agreement]

Sumitomo Mitsui Banking Corporation,
as Lender

By:/s/MICHAEL MAGUIRE
Name: Michael Maguire
Title: Managing Director

THE BANK OF NOVA SCOTIA,
as Lender

By:/s/MICHELLE C. PHILLIPS
Name: Michelle C. Phillips
Title: Managing Director

Commerzbank AG, New York Branch,
as Lender,

By:/s/PAOLO DE ALESSANDRINI
Name: Paolo de Alessandrini
Title: Managing Director

By:/s/MATHEW WARD
Name: Mathew Ward
Title: Director

GOLDMAN SACHS BANK USA,
as Lender

By:/s/THOMAS M. MANNING
Name: Thomas M. Manning
Title: Authorized Signatory

[Signature Page to Second Amended and Restated Multicurrency Revolving Credit Agreement]

ING Capital LLC,
as Lender

By:/s/PIM ROTHWEILER
Name: Pim Rothweiler
Title: Managing Director

By:/s/SHIRIN FOZOUNI
Name: Shirin Fozouni
Title: Director

STANDARD CHARTERED BANK,
as Lender

By:/s/JAMES BECK
Name: James Beck
Title: Associate Director

PNC Bank, National Association,
as Lender

By:/s/BRANDON K. FIDDLER
Name: Brandon K. Fiddler
Title: Senior Vice President

CoBank, ACB,
as Lender

By:/s/GLORIA HANCOCK
Name: Gloria Hancock
Title: Managing Director

The Standard Bank of South Africa Limited, Isle of Man Branch,
as an Additional Initial Lender

By:/s/DARREN WEYMOUTH
Name: Darren Weymouth
Title: Head, Corporate Financing Solutions International

[Signature Page to Second Amended and Restated Multicurrency Revolving Credit Agreement]

SCHEDULE 1

COMMITMENT AMOUNTS

Entity	Revolving Loan Commitment	Commitment Ratio	L/C Commitment
Bank of America, N.A.	$277,000,000	6.756097561%	$25,000,000
The Toronto-Dominion Bank, New York Branch	$277,000,000	6.756097561%	$25,000,000
Mizuho Bank, Ltd.	$277,000,000	6.756097561%	$25,000,000
Barclays Bank PLC	$277,000,000	6.756097561%	$25,000,000
Citibank, N.A.	$277,000,000	6.756097561%	$25,000,000
JPMorgan Chase Bank, N.A.	$277,000,000	6.756097561%	$25,000,000
Morgan Stanley Bank, N.A.	$110,800,000	2.702439024%	$10,000,000
MUFG Bank, LTD.	$166,200,000	4.053658537%	$15,000,000
Royal Bank of Canada	$277,000,000	6.756097561%	$25,000,000
Banco Bilbao Vizcaya Aregentaria, S.A. New York Branch	$225,000,000	5.487804878%
Banco Santander, S.A. New York Branch	$225,000,000	5.487804878%
Société Générale	$225,000,000	5.487804878%
Sumitomo Mitsui Banking Corporation	$225,000,000	5.487804878%
The Bank of Nova Scotia	$225,000,000	5.487804878%
Commerzbank AG, New York Branch	$151,000,000	3.682926829%
Goldman Sachs Bank USA	$151,000,000	3.682926829%
ING Capital LLC	$133,000,000	3.243902439%
Standard Chartered Bank	$133,000,000	3.243902439%
PNC Bank, National Association	$120,000,000	2.926829268%
CoBank, ACB	$71,000,000	1.731707317%
Total	$4,100,000,000	100.00%	$200,000,000

SCHEDULE 2

EXISTING LETTERS OF CREDIT

USD $

Issuer	LC Number	Amount	Issued	Expiration Date
Bank of America, N.A.	T00000068074976	$343,400.00	6/7/2012	6/1/2021
Bank of America, N.A.	T00000003029729	$20,000.00	9/26/2000	9/26/2021
Bank of America, N.A.	T00000068089625	$5,000.00	1/30/2013	1/17/2022
Bank of America, N.A.	T00000068088958	$31,376.00	2/8/2013	12/19/2021
Bank of America, N.A.	T00000068088959	$29,700.00	4/4/2013	12/19/2021
Bank of America, N.A.	T00000068088960	$30,580.00	4/4/2013	12/19/2021
Bank of America, N.A.	T00000068088961	$36,300.00	4/4/2013	12/19/2021
Bank of America, N.A.	T00000068088962	$30,250.00	4/4/2013	12/19/2021
Bank of America, N.A.	T00000068096266	$38,640.00	6/5/2013	4/26/2021
Bank of America, N.A.	T00000068096267	$37,950.00	6/5/2013	4/26/2021
Bank of America, N.A.	T00000068096268	$37,950.00	6/5/2013	4/26/2021
Bank of America, N.A.	T00000068096270	$34,500.00	6/5/2013	4/26/2021
The Toronto-Dominion Bank, New York Branch	BB5B0MZ6S	$2,452,000.00	2/26/2014	2/26/2022
The Toronto-Dominion Bank, New York Branch	BB8ATJ7MN	$372,501.00	1/10/2013	10/31/2021
The Toronto-Dominion Bank, New York Branch	S100252	$ 265,824.55	12/3/2018	6/28/2021

SCHEDULE 3

EXISTING ABS FACILITIES

$1,300.0 million aggregate principal amount of Secured Tower Revenue Securities, Series 2013-2, Subclass A and $500.0 million aggregate principal amount of Secured Tower Revenue Securities, Series 2018-1, Subclass A issued by the American Tower Trust I

$525.0 million aggregate principal amount American Tower Secured Revenue Notes, Series 2015-2, Class A issued by GTP Acquisition Partners I, LLC

SCHEDULE 4

SUBSIDIARIES ON THE EFFECTIVE DATE

10 Presidential Way Associates, LLC

3267351 Nova Scotia Company

3286208 Nova Scotia Company

3298099 Nova Scotia Company

52 Eighty Partners, LLC

52 Eighty Tower Partners I, LLC

52 Eighty, LLC

ACC Tower Sub, LLC

ActiveX Telebroadband Services Private Limited

Adquisiciones y Proyectos Inalámbricos, S. de R. L. de C.V.

Agile Airband Ohio, LLC

Agile Connect, LLC

Agile IWG Holdings, LLC

Agile Network Builders, LLC

Agile Networks Indiana, LLC

Agile Networks Site Development, LLC

Agile Towers, LLC

Alternative Networking LLC

American Tower Asset Sub II, LLC

American Tower Asset Sub, LLC

American Tower Charitable Foundation, Inc.

American Tower Delaware Corporation

American Tower Depositor Sub, LLC

American Tower do Brasil - Cessão de Infraestruturas Ltda.

American Tower do Brasil – Communicação Multimídia Ltda.

American Tower Guarantor Sub, LLC

American Tower Holding Sub, LLC

American Tower Holding Sub II, LLC

American Tower International Holding I LLC

American Tower International Holding II LLC

American Tower International, Inc.

American Tower Investments LLC

American Tower LLC

American Tower Management, LLC

American Tower Mauritius

American Tower Servicios Fibra, S. de R.L. de C.V.

American Tower Tanzania Operations Limited

American Towers LLC

AT Kenya C.V.

AT Netherlands C.V.

AT Netherlands Coöperatief U.A.

AT Sao Paulo C.V.

AT Sher Netherlands Coöperatief U.A.

AT South America C.V.

ATC Africa Holding B.V.

ATC Africa Shared Services (Pty) Ltd

ATC Antennas Holding LLC

ATC Antennas LLC

ATC Argentina Coöperatief U.A.

ATC Argentina C.V.

ATC Argentina Holding LLC

ATC Asia Pacific Pte. Ltd.

ATC Atlantic C.V. (1)

ATC Atlantic II B.V.

ATC Atlantic III B.V.

ATC Backhaul LLC

ATC Brasil – Serviços de Conectividades Ltda.

ATC Brazil Holding LLC

ATC Brazil I LLC

ATC Brazil II LLC

ATC Burkina Faso S.A.

ATC Chile Holding LLC

ATC Colombia B.V.

ATC Colombia Holding I LLC

ATC Colombia Holding LLC

ATC Colombia I LLC

ATC CSR Foundation India

ATC Ecuador Holding LLC

ATC Edge LLC

ATC EH GmbH & Co. KG (2)

ATC Ethiopia Infrastructure Development Private Limited Company

ATC Europe B.V. (1)

ATC Europe LLC (3)

ATC European Holdings, Inc.

ATC Fibra de Colombia, S.A.S.

ATC France SAS

ATC France Coöperatief U.A.

ATC France Holding SAS

ATC France Holding II SAS

ATC France Réseaux SAS

ATC France Services SAS

ATC Germany Holdings GmbH

ATC Germany Services GmbH

ATC Ghana ServiceCo Limited

ATC GP GmbH (3)

ATC Global Employment B.V.

ATC Heston B.V.

ATC Holding Fibra Mexico S. de R.L. DE C.V.

ATC India Infrastructure Private Limited

ATC Indoor DAS Holding LLC

ATC Indoor DAS LLC

ATC International Coöperatief U.A.

ATC International Financing B.V.

ATC International Financing II B.V.

ATC International Financing II Holding LLC

ATC International Holding Corp.

ATC IP LLC

ATC Iris I LLC

ATC Kenya Operations Limited

ATC Kenya Services Limited

ATC Latin America S.A. de C.V., SOFOM, E.N.R.

ATC Managed Sites Holding LLC

ATC Managed Sites LLC

ATC MexHold LLC

ATC Mexico Holding LLC

ATC MIP III REIT Iron Holdings LLC

ATC Niger Wireless Infrastructure S.A.

ATC Nigeria Coöperatief U.A.

ATC Nigeria C.V.

ATC Nigeria Holding LLC

ATC Nigeria Wireless Infrastructure Limited

ATC On Air + LLC

ATC Operations LLC

ATC Outdoor DAS, LLC

ATC Paraguay Holding LLC

ATC Paraguay S.R.L.

ATC Peru Holding LLC

ATC Polska sp. z o.o.

ATC Ponderosa B-I LLC

ATC Ponderosa B-II LLC

ATC Ponderosa K LLC

ATC Ponderosa K-R LLC

ATC Sequoia LLC

ATC Sitios de Chile S.A.

ATC Sitios de Colombia S.A.S.

ATC Sitios del Peru S.R.L.

ATC Sitios Infraco S.A.S.

ATC South Africa Investment Holdings (Proprietary) Limited

ATC South Africa Services Pty Ltd

ATC South Africa Wireless Infrastructure (Pty) Ltd

ATC South Africa Wireless Infrastructure II (Pty) Ltd

ATC South America Holding LLC

ATC South LLC

ATC Spain LLC

ATC Tanzania Holding LLC

ATC Telecom Infrastructure Private Limited (1)

ATC Tower (Ghana) Limited (3)

ATC Tower Services LLC

ATC TRS I LLC

ATC TRS II LLC

ATC TRS III LLC

ATC TRS IV LLC

ATC Uganda Limited (2)

ATC Uganda ServiceCo (SMC) Limited

ATC Watertown LLC

ATC WiFi LLC

ATS-Needham LLC (1)

Blue Sky Towers Pty Ltd

Blue Transfer Sociedad Anonima

Broadcast Towers, LLC

California Tower, Inc.

Cell Site NewCo II, LLC

Cell Tower Lease Acquisition LLC

Central States Tower Holdings, LLC

CNC2 Associates, LLC

Colo ATL, LLC

Communications Properties, Inc.

Comunicaciones y Consumos S.A.

Connectivity Infrastructure Services Limited

DCS Tower Sub, LLC

Eaton Towers Ghana Limited

Eaton Towers Ghana (M) Limited

Eaton Towers Holdings Limited

Eaton Towers Kenya Limited

Eaton Towers (Lilongwe) Limited

Eaton Towers Limited

Eaton Towers Niger S.A.

Eaton Towers Uganda Limited

Eure-et-Loir Réseaux Mobiles SAS (1)

Ghana Tower InterCo B.V. (1)

Global Tower Assets III, LLC

Global Tower Assets, LLC

Global Tower Holdings, LLC

Global Tower Services, LLC

Global Tower, LLC

Gondola Tower Holdings LLC

GrainComm I, LLC

GrainComm II, LLC

GrainComm III, LLC

GrainComm LLC

GrainComm V, LLC

GrainComm Marketing, LLC

Grain HoldCo, LLC

Grain HoldCo Parent, LLC

GTP Acquisition Partners I, LLC

GTP Acquisition Partners II, LLC

GTP Acquisition Partners III, LLC

GTP Costa Rica Finance, LLC

GTP Infrastructure I, LLC

GTP Infrastructure II, LLC

GTP Infrastructure III, LLC

GTP Investments LLC

GTP LATAM Holdings B.V.

GTP LatAm Holdings Coöperatieve U.A.

GTP Operations CR, S.R.L.

GTP South Acquisitions II, LLC

GTP Structures I, LLC

GTP Structures II, LLC

GTP Torres CR, S.R.L.

GTP Towers I, LLC

GTP Towers II, LLC

GTP Towers III, LLC

GTP Towers IV, LLC

GTP Towers IX, LLC

GTP Towers V, LLC

GTP Towers VII, LLC

GTP Towers VIII, LLC

GTP TRS I LLC

GTPI HoldCo, LLC

Haysville Towers, LLC (1)

Idaho Tower Company LLC

InSite (BCEC) LLC

InSite (MBTA) LLC

InSite Borrower, LLC

InSite Co-Issuer Corp.

InSite Guarantor, LLC

InSite Hawaii, LLC

InSite Issuer, LLC

InSite Licensing, LLC

InSite Towers Development 2, LLC

InSite Towers Development LLC

InSite Towers International 2, LLC

InSite Towers International Development LLC

InSite Towers International, LLC

InSite Towers of Puerto Rico, LLC

InSite Towers, LLC

InSite Wireless Development LLC

InSite Wireless Group, LLC

Insite Wireless, LLC

Invisible IWG Holdings, LLC

Invisible Towers LLC

IW Equipment, LLC

IWD Equipment, LLC

IWG Holdings, LLC

IWG II Holdings, LLC

IWG II, LLC

IWG Miami, LLC

IWG Towers Assets I, LLC

IWG Towers Assets II, LLC

IWG-TLA Australia Pty, Ltd.

IWG-TLA Canada Corp.

IWG-TLA Encanto 1, LLC

IWG-TLA Encanto 2, LLC

IWG-TLA Encanto 3, LLC

IWG-TLA Encanto, LLC

IWG-TLA Holdings, LLC

IWG-TLA Media 2, LLC

IWG-TLA Media, LLC

IWL-TLA Telecom 2, LLC

IWG-TLA Telecom, LLC

JT Communications, LLC

Lap do Brasil Empreendimentos Imobiliários Ltda

LAP Inmobiliaria Limitada

LAP Inmobiliaria S.R.L.

Lease Advisors-AU PTY LTD

LL B Sheet 1, LLC

Loxel SAS

MATC Digital, S. de R.L. de C.V.

MATC Infraestructura, S. de R.L. de C.V.

MATC Servicios, S. de R.L. de C.V.

MC New Macland Properties, LLC

MCSU Properties, LLC

MHB Tower Rentals of America, LLC

Microwave, Inc.

MIP III Iron Holdings LLC

MIP III U.S. Iron LLC

Municipal Bay, LLC

Municipal-Bay Holdings, LLC

New Towers LLC

PCS Structures Towers, LLC

R-CAL I, LLC

Repeater Communications Group IV, LLC

Repeater Communications Group I, LLC

Repeater Communications Group II, LLC

Repeater Communications Group III, LLC

Repeater Communications Group of New York, LLC

Repeater Communications Group V, LLC

Repeater Communications Group VI, LLC

Repeater Communications Group, LLC

Repeater IWG Holdings, LLC

Richland Towers, LLC

RSA Media, Inc.

Signum/IWG Tower Corp.

Southeast Network Access Point, LLC

SpectraSite Communications, LLC

SpectraSite, LLC

T8 Ulysses Site Management LLC

Telecom Lease Advisors Management 2, LLC

TLA PR-1, LLC

TLA PR-2, LLC

Tower Management, Inc. (4)

Towers of America, L.L.L.P.

Transcend Infrastructure Holdings Pte. Ltd.

Transcend Towers Infrastructure (Philippines), Inc.

Turris Sites Development Corp.

Turris Sites IWG Corp

Tysons II DAS, LLC

Uganda Tower Interco B.V. (1)

Ulysses Asset Sub I, LLC

Ulysses Asset Sub II, LLC

UniSite, LLC

UniSite/Omnipoint FL Tower Venture, LLC (1)

UniSite/Omnipoint NE Tower Venture, LLC (1)

UniSite/Omnipoint PA Tower Venture, LLC (1)

Vangard Wireless, LLC

Verus Management One, LLC

Virdi IWG Holdings, LLC

(1)	Majority interest owned by a wholly owned subsidiary.
(2)	Majority interest owned by a majority owned subsidiary.
(3)	Wholly owned by a majority owned subsidiary.
(4)	50% owned by a wholly owned subsidiary.

SCHEDULE 5

AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

American Tower Corporation

116 Huntington Avenue

Boston, MA 02116

Attention: Treasurer (or General Counsel if legal notice)

Telephone: ________________________

Fax: 617-375-7575

Website: www.americantower.com

U.S. Taxpayer ID: ________________________

AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Toronto Dominion (Texas) LLC

TD North Tower, 26th Floor, 77 King Street West,

Toronto, Ontario, Canada, M5K 1A2

Attention: Administrative Agent

Telephone: ________________________

TDSAgencyAdmin@tdsecurities.com

EXHIBIT A

FORM OF REQUEST FOR ADVANCE

Date: ___________, _____

To:         Toronto Dominion (Texas) LLC, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Multicurrency Revolving Credit Agreement, dated as of February 10, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among American Tower Corporation, a Delaware corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Toronto Dominion (Texas) LLC, as Administrative Agent. Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

The undersigned hereby requests (select one):

☐ An Advance of Revolving Loans	☐ A conversion or continuation of Revolving Loans

1.        On                                                                           (a Business Day).

2.        In the amount of                                                  .

3.        In the Agreed Currency of ______________.

4.        Comprised of                                                       .

                                         [Type of Revolving Loan requested]

5.        For LIBOR Advances: with an Interest Period of             months.

6.        If the Company is the applicable Borrower, the requested Advance is (select one):

☐ A Certain Funds Advance	☐ Not a Certain Funds Advance

The Advance, if any, requested herein complies with the proviso to the first sentence of Section 2.1 of the Agreement.

The applicable Borrower hereby represents and warrants that the conditions specified in Section 3.3 (in the case of a non-Certain Funds Advance) or Section 3.5 (in the case of a Certain Funds Advance) shall be satisfied on and as of the date of the requested Advance.

This letter agreement shall be construed in accordance with and governed by the internal laws of the State of New York applicable to agreements made and to be performed in the State of New York.

A-1

Form of Request for Advance

[INSERT NAME OF BORROWER]

By:

Name:

Title:

A-2

Form of Request for Advance

EXHIBIT B

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

of

BORROWER AND ITS SUBSIDIARIES

Reference is made to that certain Second Amended and Restated Multicurrency Revolving Credit Agreement, dated as of February 10, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among American Tower Corporation, a Delaware corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Toronto Dominion (Texas) LLC, as Administrative Agent. Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

Pursuant to Section 3.5(e) of the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Company, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Specified Transactions, including the making of the Certain Funds Advances under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

a.	The fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.

The present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Company and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

B-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Company, on behalf of the Company, and not individually, as of the date first stated above.

AMERICAN TOWER CORPORATION

By:

Name:
Title:

B-2

EXHIBIT C

FORM OF REVOLVING LOAN NOTE

________________________

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Second Amended and Restated Multicurrency Revolving Credit Agreement, dated as of February 10, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among American Tower Corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Toronto Dominion (Texas) LLC, as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the Agreed Currency in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Loan Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Loan Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Loan Note.

Form of Note

THIS REVOLVING LOAN NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[INSERT NAME OF BORROWER]

By:

Name:

Title:

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Agreed Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Note

EXHIBIT D

FORM OF LOAN CERTIFICATE

The undersigned, _______ the Secretary of American Tower Corporation (the “Company”), does hereby certify in the name of and on behalf of the Company pursuant to the Second Amended and Restated Multicurrency Revolving Credit Agreement, dated February 10, 2021 (the “Loan Agreement”), among the Company, the Subsidiary Borrowers party thereto, Lenders party thereto, Toronto Dominion (Texas) LLC, as Administrative Agent for the Lenders, as follows:

1.      All terms not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

2.      Attached hereto as Exhibit A is a true, complete and correct copy of the certificate of incorporation of the Company (the “Certificate of Incorporation”) as certified by the Secretary of State of the State of Delaware as of the date given on the certificate. The Certificate of Incorporation has not been amended or restated, and no document with respect to an amendment to the Certificate of Incorporation has been filed with the Secretary of State since such date.

3.      Attached hereto as Exhibit B is a true, complete and correct copy of the Bylaws of the Company, as have been in full force and effect at all times from the date thereof through the date hereof.

4.      (i) Attached hereto as Exhibit C is a true and correct copy of certain resolutions adopted by the Board of Directors of the Company at a meeting duly convened on [_], 2021 (the “Resolutions”) (ii) that the Resolutions have not been amended, modified or rescinded and remain in full force and effect, and (iii) that the Resolutions constitute all of the resolutions or consents of the Board of Directors of the Company relating to the transactions contemplated by the Loan Documents.

5.       Attached hereto as Exhibit D are the names and the respective offices and the true and genuine specimen signatures of the duly elected, qualified and acting officers of the Company authorized to execute and deliver on behalf of the Company the Loan Documents to which it is a party, and all other documents necessary or appropriate to consummate the transactions contemplated therein or in the Loan Agreement and the Loan Documents.

6.       Attached hereto as Exhibit E is a true, correct and complete copy of a Certificate of Good Standing as of a recent date for the Company issued by the Secretary of State of the State of Delaware.

7.      Cleary Gottlieb Steen & Hamilton LLP is entitled to rely on this certificate in rendering its opinion pursuant to Section 3.1(c) of the Loan Agreement.

D-1

Form of Loan Certificate

IN WITNESS WHEREOF, I have executed this certificate as of the date first written above.

By:
Name:
Title:

The undersigned, _________, _________ of the Company, hereby certifies that _________, who executed the foregoing Certificate, is the duly elected, qualified and acting Secretary of the Company and that the signature set forth above his name is his genuine signature.

.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first above written.

Name: ___________________

Title: ____________________

D-2

Form of Loan Certificate

EXHIBIT A

CERTIFICATE OF INCORPORATION

Form of Loan Certificate

EXHIBIT B

BY-LAWS

Form of Loan Certificate

EXHIBIT C

RESOLUTIONS

Form of Loan Certificate

EXHIBIT D

Name	Office	Signature

Form of Loan Certificate

EXHIBIT E

GOOD STANDING CERTIFICATE

Form of Loan Certificate

EXHIBIT E

FORM OF PERFORMANCE CERTIFICATE

Financial Statement Date:                 ,

To:	Toronto Dominion (Texas) LLC, as Administrative Agent

The undersigned __________, as [Chief Financial Officer] [President] [Treasurer] of AMERICAN TOWER CORPORATION., a Delaware corporation (the “Company”), does hereby certify in name of and on behalf of the Company in connection with that certain Second Amended and Restated Multicurrency Revolving Credit Agreement, dated as of February 10, 2021 (the “Loan Agreement”) by and among the Company, the Subsidiary Borrowers party thereto, the Lenders party thereto, Toronto Dominion (Texas) LLC, as Administrative Agent for said Lenders, as follows that:

1.  Calculations demonstrating compliance with Sections 7.5 and 7.6 of the Loan Agreement are set forth on Schedule 1 attached hereto; and

2.  To the knowledge of the undersigned, no Default or Event of Default has occurred and is continuing or, if a Default has occurred, each such Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrowers with respect to such Default are set forth on Schedule 2 attached hereto.

Capitalized terms used herein and not otherwise defined have the meaning given to them in the Loan Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Form of Performance Certificate

IN WITNESS WHEREOF, I have executed this Performance Certificate in my capacity as [Chief Financial Officer] [President] [Treasurer] and not in my individual capacity, as of the date first written above.

AMERICAN TOWER CORPORATION, a Delaware corporation

By:
Name:
Title:

Form of Performance Certificate

For the Quarter/Year ended ___________________(“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

ARTICLE 14 - Section 7.5 of the Loan Agreement

1.	Senior Secured Leverage Ratio Compliance

	(a)	Senior Secured Debt as of the last day of such fiscal quarter or on any other calculation date, as applicable = the aggregate amount of secured Indebtedness as of such date (including, without limitation, Indebtedness under any Existing ABS Facility and Indebtedness under any additional ABS Facilities entered into in accordance with Section 7.1(h) of the Loan Agreement)			$

divided by

	(b)	Adjusted EBITDA as of the last day of such fiscal quarter, if calculated as of the end of a fiscal quarter, or as of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.1 or 6.2 of the Loan Agreement, if calculated at the time of incurrence of any Indebtedness = the sum of (in each case determined in accordance with GAAP):

		(1)	Net Income		$

plus (to the extent deducted in determining such Net Income)

		(2)	The sum of:

			(A)	depreciation and amortization (including, without limitation, amortization of goodwill and other intangible assets)	$

plus

			(B)	Interest Expense	$

plus

			(C)	income tax expense, including, without limitation, taxes paid or accrued based on income, profits or capital, including state, franchise and similar taxes and foreign withholding taxes	$

plus

			(D)	extraordinary losses and non-recurring non-cash charges and expenses	$

plus

Form of Performance Certificate

(E)	all other non-cash charges, expenses and interest (including, without limitation, any non-cash losses in respect of Hedge Agreements, non-cash impairment charges, non-cash valuation charges for stock option grants or vesting of restricted stock awards or any other non-cash compensation charges and losses from the early extinguishment of Indebtedness)	$

plus

(F)	non-recurring integration costs and expenses resulting from operational changes and improvements (including, without limitation, severance costs and business optimization expenses)	$

plus

(G)	non-recurring charges and expenses, restructuring charges, transaction expenses (including, without limitation, transaction expenses incurred in connection with any merger or acquisition) and underwriters’ fees, and severance and retention payments in connection with any merger or acquisition	$

less

(H)	extraordinary gains and cash payments (to the extent not otherwise deducted in determining Net Income) made during such period with respect to non-cash charges that were added back in a prior period	$

	SUBTOTAL for (b):	$

TOTAL SENIOR SECURED LEVERAGE RATIO
	(line (a) divided by line (b)) =	: 1.00

	Maximum ratio permitted for applicable period =	3.00: 1.00

Form of Performance Certificate

ARTICLE 15 - Section 7.6 of the Loan Agreement

1.	Total Borrower Leverage Ratio Compliance

	(a)	Total Debt as of the last day of such fiscal quarter or on any other calculation date, as applicable = the sum (without duplication) of, in each case for the Borrower and its Subsidiaries on a consolidated basis:

		(1)	the outstanding principal amount of the Loans as of such date	$

plus

		(2)	the aggregate amount of Indebtedness plus Attributable Debt of such Persons as of such date	$

plus

		(3)	the aggregate amount of all Guaranties by such Persons of Indebtedness as of such date	$

plus

		(4)	to the extent payable by the Company, an amount equal to the aggregate exposure of the Company under any permitted Hedge Agreement permitted pursuant to Section 7.1 of the Loan Agreement as calculated on a marked to market basis as of the last day of the fiscal quarter being tested or the last day of the most recently completed fiscal quarter, as applicable	$

minus

		(5)	the sum of all unrestricted domestic cash and Cash Equivalents of the Company and its Subsidiaries as of such date	$

			SUBTOTAL for (a):	$

divided by

	(b)	Adjusted EBITDA as of the last day of such fiscal quarter, if calculated as of the end of a fiscal quarter, or as of the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.1 or 6.2 of the Loan Agreement, if calculated at the time of incurrence of any Indebtedness = the sum of (in each case determined in accordance with GAAP):

		(1)	Net Income	$

plus (to the extent deducted in determining such Net Income)

Form of Performance Certificate

(2)	The sum of:

	(A)	depreciation and amortization (including, without limitation, amortization of goodwill and other intangible assets)	$

plus

	(B)	Interest Expense	$

plus

	(C)	income tax expense, including, without limitation, taxes paid or accrued based on income, profits or capital, including state, franchise and similar taxes and foreign withholding taxes	$

plus

	(D)	extraordinary losses and non-recurring non-cash charges and expenses	$

plus

	(E)	all other non-cash charges, expenses and interest (including, without limitation, any non-cash losses in respect of Hedge Agreements, non-cash impairment charges, non-cash valuation charges for stock option grants or vesting of restricted stock awards or any other non-cash compensation charges and losses from the early extinguishment of Indebtedness)	$

plus

	(F)	non-recurring integration costs and expenses resulting from operational changes and improvements (including, without limitation, severance costs and business optimization expenses)	$

plus

	(G)	non-recurring charges and expenses, restructuring charges, transaction expenses (including, without limitation, transaction expenses incurred in connection with any merger or acquisition) and underwriters’ fees, and severance and retention payments in connection with any merger or acquisition	$

less

	(H)	extraordinary gains and cash payments (to the extent not otherwise deducted in determining Net Income) made during such period with respect to non-cash charges that were added back in a prior period	$

Form of Performance Certificate

SUBTOTAL for (b):	$

TOTAL BORROWER LEVERAGE RATIO
(line (a) divided by line (b)) =	:1.00

Maximum ratio permitted for applicable period =	[____][2]: 1.00

ARTICLE 16 -

[2]	Insert applicable maximum Total Debt to Adjusted EBITDA ratio level from Section 7.6 of the Loan Agreement.

Form of Performance Certificate

EXHIBIT F

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]3 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]4 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]5 hereunder are several and not joint.]6 Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities7) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except

3 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

4 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

5 Select as appropriate.

6 Include bracketed language if there are either multiple Assignors or multiple Assignees.

7 Include all applicable subfacilities.

F-1

Form of Assignment and Assumption

as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

2. Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3. Borrower(s):

4. Administrative Agent: Toronto Dominion (Texas) LLC, as the administrative agent under the Loan Agreement

5.   Loan Agreement: Second Amended and Restated Multicurrency Revolving Credit Agreement, dated as of February 10, 2021 among American Tower Corporation, the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Toronto Dominion (Texas) LLC, as Administrative Agent

6. Assigned Interest[s]:

Assignor[s][8]	Assignee[s][9]	Aggregate Amount of Commitment/ Loans for all Lenders[10]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[11]	CUSIP Number
		$	$
%
		$	$
%
		$	$
%

[7.	Trade Date: __________________][12]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

8 List each Assignor, as appropriate.

9 List each Assignee, as appropriate.

10 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

11 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

12 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]13 Accepted:

Toronto Dominion (Texas) LLC, as

Administrative Agent

By:
Title:

[Consented to:]14

By:
Title:

13 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

14 To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements to be an assignee under Section 12.4(b)(i), (iii), (iv) and (vi) of the Loan Agreement (subject to such consents, if any, as may be required under Section 12.4(b)(iii) of the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section __ thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT G

FORM OF SWINGLINE LOAN NOTICE

Date: ___________, _____

To:        Toronto Dominion (Texas) LLC, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Second Amended and Restated Multicurrency Revolving Credit Agreement, dated as of February 10, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among American Tower Corporation, a Delaware corporation (the “Company”), the Subsidiary Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Toronto Dominion (Texas) LLC, as Administrative Agent. Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

The undersigned hereby requests a Swingline Advance:

1.        On                                                                           (a Business Day).

2.        In the amount of $                                                 .

The Swingline Advance, if any, requested herein complies with the proviso to the first sentence of Section 2.1 of the Agreement.

The applicable Borrower hereby represents and warrants that the conditions specified in Sections 3.3 shall be satisfied on and as of the date of the requested Swingline Advance.

[INSERT NAME OF BORROWER]

By:

Name:

Title:

G-1

Form of Swingline Loan Notice

EXHIBIT H

FORM OF

DESIGNATION AGREEMENT

[DATE]

To each of the Lenders

parties to the Loan Agreement

(as defined below) and to Toronto Dominion (Texas) LLC,

as Administrative Agent for such Lenders

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated Multicurrency Revolving Credit Agreement, dated as of February 10, 2021 (as amended or modified from time to time, the “Loan Agreement”) among American Tower Corporation, a Delaware corporation (the “Company”), the Subsidiary Borrowers (as defined in the Loan Agreement), the Lenders (as defined in the Loan Agreement) and Toronto Dominion (Texas) LLC, as Administrative Agent and Swingline Lender for the Lenders. Terms defined in the Loan Agreement are used herein with the same meaning.

Please be advised that the Company hereby designates its undersigned Subsidiary, ____________ (“Subsidiary Borrower”), as a “Subsidiary Borrower” under and for all purposes of the Loan Agreement.

The Subsidiary Borrower, in consideration of each Lender’s agreement to extend credit to it under and on the terms and conditions set forth in the Loan Agreement, does hereby assume each of the obligations imposed upon a “Subsidiary Borrower” and a “Borrower” under the Loan Agreement and agrees to be bound by the terms and conditions of the Loan Agreement. In furtherance of the foregoing, the Subsidiary Borrower hereby represents and warrants to each Lender as follows:

(a)    The Subsidiary Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Subsidiary Borrower has the power and authority to own its properties and to carry on its business as now being and as proposed hereafter to be conducted.

(b)    The Subsidiary Borrower has the corporate power, and has taken all necessary action, to authorize it to borrow under the Loan Agreement, to execute and deliver this Designation Agreement and to perform the Loan Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms, and to consummate the transactions contemplated hereby and thereby. This Designation Agreement has been duly executed and delivered by the Subsidiary Borrower and the Loan Agreement is, and each of the other Loan

H-1

Form of Designation Agreement

Documents to which the Subsidiary Borrower is party is, a legal, valid and binding obligation of the Subsidiary Borrower and enforceable against the Subsidiary Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.

(c)    The execution and delivery of this Designation Agreement and the Notes to be delivered by it and the performance, in accordance with their respective terms, by the Subsidiary Borrower of the Loan Agreement, the Notes, and each of the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not (i) require any consent or approval, governmental or otherwise, not already obtained, (ii) violate any Applicable Law respecting the Subsidiary Borrower, (iii) conflict with, result in a breach of, or constitute a default under the articles of incorporation or by-laws, as amended, of the Subsidiary Borrower, or under any indenture, agreement, or other instrument, including without limitation the Licenses, to which the Subsidiary Borrower is a party or by which the Subsidiary Borrower or its respective properties is bound that is material to the Subsidiary Borrower or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Subsidiary Borrower, except for Liens permitted pursuant to Section 7.2 of the Loan Agreement.

(d)    The Subsidiary Borrower is in compliance with all Applicable Law, except where the failure to be in compliance therewith would not individually or in the aggregate have a Materially Adverse Effect.

(e)    There is no action, suit, proceeding or investigation pending against, or, to the knowledge of the Subsidiary Borrower, threatened against the Subsidiary Borrower or any of its respective properties, including without limitation the Licenses, in any court or before any arbitrator of any kind or before or by any governmental body (including, without limitation, the FCC) that calls into question the validity of this Designation Agreement, the Loan Agreement or any other Loan Document.

(f)    The Subsidiary Borrower is not required to register under the provisions of the Investment Company Act of 1940, as amended.

The Subsidiary Borrower hereby agrees that service of process in any action or proceeding brought in any New York State court or in federal court may be made upon the Company at its offices at 116 Huntington Avenue, Boston, MA, Attention: __________ (the “Process Agent”) and the Subsidiary Borrower hereby irrevocably appoints the Process Agent to give any notice of any such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.

The Company hereby accepts such appointment as Process Agent and agrees with you that (i) the Company will maintain an office in [Boston, Massachusetts] through the Termination Date and will give the Agent prompt notice of any change of address of the Company, (ii) the Company will perform its duties as Process Agent to receive on behalf of the Subsidiary Borrower and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any New York State or federal court sitting in New York City arising out of or relating to the Loan

H-2

Form of Designation Agreement

Agreement and (iii) the Company will forward forthwith to the Subsidiary Borrower at its address at ___________________ or, if different, its then current address, copies of any summons, complaint and other process which the Company received in connection with its appointment as Process Agent.

This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

AMERICAN TOWER CORPORATION

By
Name:

Title:

[THE SUBSIDIARY BORROWER]

By
Name:

Title:

H-3

Form of Designation Agreement